Exhibit 10.1

Execution Copy

AMENDED AND RESTATED

LOAN AGREEMENT

between

PGRT EQUITY LLC,

as Borrower

and

CITICORP USA, INC.,

as Lender

Dated as of September 27, 2006

Table of Contents

ARTICLE I

LOAN PROVISIONS

1.1	Capitalized Terms	2
1.2	Accounting Principles; Subsidiaries	2
1.3	Computation of Time Periods	2
1.4	Uniform Commercial Code Terms	2
1.5	General Construction; Captions	2
1.6	References to Documents and Laws	2
1.7	Borrower’s Knowledge	3

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.1	Term Loan Commitment	3
2.2	Note	3
2.3	Reliance on Notices	3
2.4	Fees	3
2.5	Interest.	3
2.6	Maturity	5
2.7	Prepayments; Commitment Reductions.	5
2.8	Eurodollar Rate	7
2.9	Payments	8
2.10	Application and Allocation of Payments.	8
2.11	Loan Account and Accounting	9
2.12	Taxes.	9
2.13	Capital Adequacy; Increased Costs; Illegality.	10
2.14	Tenant Improvement and Leasing Commission Reserve.	11

ARTICLE III

COLLATERAL AND SECURITY DOCUMENTS

3.1	Security Interest	12
3.2	Obligations Secured	13
3.3	Advances to Protect Collateral	14
3.4	Benefit of the Liens	14

ARTICLE IV

CONDITIONS PRECEDENT

4.1	Loan Documents	14
4.2	Other Closing Requirements.	15
4.3	Additional Deliveries	18
4.4	Details, Proceedings and Documents	18

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1	Organization and Qualification.	18
5.2	Authority and Authorization	18
5.3	Execution and Binding Effect	19
5.4	Governmental Authorizations	19
5.5	Agreements and Other Documents	19
5.6	Absence of Conflicts	19
5.7	No Restrictions	20
5.8	Financial Statements; Business Plan	20
5.9	Financial Accounting Practices	20
5.10	Deposit and Disbursement Accounts	20
5.11	Insurance	21
5.12	Accurate and Complete Disclosure	21
5.13	No Event of Default; Compliance with Material Agreements	21
5.14	Labor Matters	21
5.15	Litigation	22
5.16	Rights to Property	22
5.17	Taxes	22
5.18	No Material Adverse Change	22
5.19	Solvency	22
5.20	No Bankruptcy Filing	23
5.21	Trade Relations	23
5.22	No Brokerage Fees	23
5.23	Margin Stock; Regulation U	23
5.24	Investment Company; Public Utility Holding Company	24
5.25	Personal Holding Company	24

5.26	Foreign Person	24
5.27	ERISA.	24
5.28	Intellectual Property	25
5.29	Environmental Matters	26
5.30	Security Interests	26
5.31	Place of Business	26
5.32	Governmental Plan	26
5.33	No Defaults Under Material Agreements	26
5.34	Corporate Structure	27
5.35	Assumed Names	27
5.36	Transactions with Affiliates	27
5.37	Other Indebtedness	27
5.38	Leases; Management Agreements.	27
5.39	Security Deposits	28
5.40	No Receipt of Loan Proceeds	28
5.41	Violations of Law	28
5.42	No Event of Default	28
5.43	No Set-Off	29
5.44	Representations and Warranties with Respect to the Properties.	29
5.45	Affiliate Agreements	31
5.46	Survival of Representations	31
5.47	Senior Loan Documents	31
5.48	Status	32
5.49	Filing and Recording Taxes	32
5.50	Representations and Warranties of Loan Parties	32
5.51	Material Agreements	32
5.52	Additional Pledges	32
5.53	No Plan Assets	32

ARTICLE VI

FINANCIAL STATEMENTS AND INFORMATION

6.1	Quarterly Operating Statements	32
6.2	Annual Financial Statements	33
6.3	Additional Information.	33

6.4	Compliance Certificates.	34
6.5	Annual Operating Budget	35
6.6	Other Deliveries.	35
6.7	Notices	36
6.8	Communication with Accountants	36

ARTICLE VII

AFFIRMATIVE COVENANTS

7.1	Payment of the Debt	37
7.2	Insurance.	37
7.3	Casualty; Condemnation and Application of Proceeds.	41
7.4	Real Property Taxes.	43
7.5	Leases and Revenues.	45
7.6	Maintenance of Properties	47
7.7	Waste	47
7.8	Compliance With Laws.	47
7.9	Books and Records.	48
7.10	Change in Fiscal Year	49
7.11	Payment of Taxes, Charges, Claims and Current Liabilities	49
7.12	Performance of Other Agreements	50
7.13	Right of Entry	50
7.14	Existence; Compliance with Legal Requirements	50
7.15	Title to Property	50
7.16	ERISA.	51
7.17	Environmental Matters.	52
7.18	Subdivision Maps	53
7.19	Pledge of all Assets	53
7.20	Estoppel Statements	54
7.21	Further Assurances	54
7.22	Hedging Transactions	55
7.23	Cooperate in Legal Proceedings	55
7.24	Contracts	55
7.25	Purchase Options	55
7.26	Appraisals	55

7.27	Tenant Estoppels	55

ARTICLE VIII

NEGATIVE COVENANTS

8.1	Fundamental Changes; No New Subsidiaries	56
8.2	Investments; Loans and Advances	56
8.3	Indebtedness	56
8.4	Liens	56
8.5	Sales and Refinancing of Assets	56
8.6

Acquisition of Assets. No Loan Party (other than Holdings) or any of their respective Subsidiaries shall purchase, lease, sublease, license, sublicense or otherwise acquire any assets or properties without the prior written consent of Lender.                                                                 57

8.7	Distributions	57
8.8	Transactions with Affiliates	57
8.9	Modifications and Waivers	58
8.10	Limitations on Expenditures	58
8.11	Financial Covenant	58
8.12	Misapplication of Funds	58
8.13	Change in Jurisdiction of Organization	59
8.14	Regulation U	59
8.15	Negative Pledge	59
8.16	Approval of Alterations	59
8.17	Liquidity Covenant	59

ARTICLE IX

MANAGEMENT

9.1	Management; Termination of Manager	59
9.2	Brokerage Agreements	60

ARTICLE X

SENIOR LOAN

10.1	Compliance with Senior Loan Documents; Lender Cure	61
10.2	Estoppels	63
10.3	No Amendment	63
10.4	Acquisition of the Senior Loan	63
10.5	Deed-in-Lieu	64

10.6	Refinancing; Prepayment	64
10.7	Acquisition of Senior Loan	64

ARTICLE XI

TRANSFERS OF INTERESTS

11.1	Transfer or Encumbrance	64
11.2	Transfers of the Properties	65

ARTICLE XII

CASH MANAGEMENT

12.1	Establishment of Borrower’s Deposit Account.	65
12.2	Transfers into the Deposit Account	66
12.3	Application of Funds in the Deposit Account	67
12.4	Defaults; Cash Restriction Conditions	67
12.5	Security Interest in Deposit Account Collateral.	67
12.6	Certain Additional Matters.	69
12.7	Investment of Funds in Deposit Account and Ancillary Accounts.	71
12.8	Representations and Warranties	72
12.9	Covenants	72
12.10	Attorney-In-Fact.	73
12.11	Indemnity and Expenses.	74
12.12	Limitation on Liability.	74

ARTICLE XIII

DEFAULTS; REMEDIES

13.1	Events of Default	75
13.2	Remedies.	79

ARTICLE XIV

ENVIRONMENTAL PROVISIONS

14.1	Environmental Provisions	82

ARTICLE XV

MISCELLANEOUS

15.1	Further Assurances.	83
15.2	Bankruptcy	84
15.3	Releases	85
15.4	Lost Documents	85
15.5	Section Headings	85

15.6	Parties Bound Etc	85
15.7	Waivers	86
15.8	Governing Law.	86
15.9	Severability	86
15.10	Notices	87
15.11	Modification	88
15.12	Usury Laws	88
15.13	Sole Discretion of Lender	88
15.14	Reasonableness	89
15.15	Absolute and Unconditional Obligation	89
15.16	Waiver of Right to Trial By Jury	90
15.17	Waiver of Statutory Rights	90
15.18	Relationship	90
15.19	Securitization	90
15.20	Syndications; Participations	92
15.21	Brokers and Financial Advisors	93
15.22	Offsets, Counterclaims and Defenses	93
15.23	Payment of Expenses	93
15.24	Intercreditor Agreement	94
15.25	Right of Set-Off	94
15.26	Rescission of Payments	94
15.27	No Third Parties Actions	94
15.28	Attorney-In-Fact	94
15.29	Counterparts	95
15.30	Time	95
15.31	Indemnity	95
15.32	USA PATRIOT Act	95

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule I	Required Items
Schedule II	Senior Lenders, Senior Loan Agreements and Senior Notes
Schedule III	Permitted Liens
Schedule 4.2	Properties Requiring Appraisals
Schedule 4.2(i)	Un-Cured and Non-Waived Defaults
Schedule 5.1(c)	Ownership Structure
Schedule 5.4	Required Consents
Schedule 5.5	Agreements
Schedule 5.7	Agreements Restricting Rights to Incur Debt
Schedule 5.10	Financial Institutions
Schedule 5.13	Existing Violations of Material Agreements
Schedule 5.14(d)	Employment Related Agreements
Schedule 5.14(g)	Employment Related Complaints
Schedule 5.14(h)	Employees
Schedule 5.15	Pending Litigation
Schedule 5.16	Leases, Other Real Property and Equipment
Schedule 5.17	Federal Tax ID Numbers
Schedule 5.18	Material Adverse Changes
Schedule 5.20	Bankruptcy Issues
Schedule 5.27	Accrued Plan Benefits Greater than $100,000
Schedule 5.28	Intellectual Property
Schedule 5.29	Environmental, Health and Safety Assessments
Schedule 5.30	Recordings and Filings
Schedule 5.31	Chief Executive Offices and Places of Business
Schedule 5.33	Certain Defaults
Schedule 5.34	Convertible Securities
Schedule 5.35	Assumed Names
Schedule 5.36	Transactions with Affiliates
Schedule 5.38(b)	Rent Roll
Schedule 5.38(c)	Incomplete Tenant Improvements
Schedule 5.38(e)	Management Agreements
Schedule 5.42	Existing Defaults
Schedule 5.44(a)	Non-Complying Properties
Schedule 5.44(d)	Non-Complying Parking
Schedule 5.44(g)	Non-Conforming Use
Schedule 5.44(i)	Existing Condemnation Proceedings
Schedule 5.44(l)	Environmental Issues
Schedule 5.45	Affiliate Agreements and Compensation
Schedule 5.47	Senior Loan Documents
Schedule 8.1	Certain Fundamental Changes
Schedule 8.5	Release Prices
Schedule 15.21	Brokers and Financial Advisors

EXHIBITS

Exhibit A	Properties
Exhibit B	Definitions
Exhibit C	Subsidiary Pledgors
Exhibit D	Property Owners
Exhibit E	Form of Note
Exhibit F	Certain Other Permitted Liens
Exhibit G	Operating Budget
Exhibit H	Borrowing Base Certificate
Exhibit I	Sources and Uses Statement
Exhibit J	Form of Notice of Conversion/Continuation
Exhibit K	Form of Deposit Account Agreement

AMENDED AND RESTATED L O A N A G R E E M E N T

THIS AMENDED AND RESTATED LOAN AGREEMENT (together with the exhibits, annexes and schedules attached hereto, this “Agreement”) made as of the 27th day of September, 2006, between CITICORP USA, INC., a Delaware corporation, having an office at 666 Fifth Avenue, 5th Floor, New York, New York 10103 (“Lender”), and PGRT EQUITY LLC, a Delaware limited liability company, having an office at 77 W. Wacker Drive, Suite 3900, Chicago, Illinois 60601 (“Borrower”).

W I T N E S S E T H

WHEREAS, (a) David Lichtenstein, an individual (the “Guarantor”) indirectly owns 100% of the outstanding membership interests in Prime Office Company LLC, a Delaware limited liability company (the “Operating Member”) and Park Avenue Funding LLC, a Delaware limited liability company, (b) the Operating Member owns 100% of the outstanding common shares of Prime Group Realty Trust, a Maryland real estate investment trust (the “REIT”) and certain public shareholders own 4,000,000 Series B Preferred shares of the REIT, (c) the Operating Member is a limited partner of and the owner of a 78.5% limited partnership interest in Prime Group Realty, L.P., a Delaware limited partnership (“Holdings”), (d) Park Avenue Funding LLC is a limited partner and the owner of a 20.62% limited partnership interest in Holdings, and the REIT is the sole general partner of and the owner of a 0.88% general partnership interest in Holdings and 4,000,000 preferred units in Holdings, and (e) Holdings is the sole owner of 100% of the outstanding membership interests in Borrower;

WHEREAS, Borrower, Holdings, and the entities listed on Exhibit C hereto (collectively, with Borrower and Holdings, the “Subsidiary Pledgors”), own directly and/or indirectly the ownership interests in the entities holding fee title in certain properties or a mortgage on a property listed on, and more particularly described in, Exhibit A hereto (each, a “Property”, and collectively, the “Properties”);

WHEREAS, Borrower and Lender entered into a Loan Agreement dated as of January 10, 2006 (the Existing Loan Agreement”) pursuant to which Lender extended a term loan to Borrower of Fifty-Eight Million Dollars ($58,000,000) (the “Loan”);

WHEREAS, Borrower and Lender have agreed to amend and restate the Existing Loan Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants herein, as well as other good and valuable consideration the receipt and sufficiently of which are hereby acknowledged, the parties hereto agree that the Existing Loan Agreement is hereby amended and restated in its entirety as of the date hereof as follows:

ARTICLE I

LOAN PROVISIONS

1.1          Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Exhibit B hereto.

1.2          Accounting Principles; Subsidiaries. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), consistently applied, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. If at any time a Loan Party has any Subsidiaries, all accounting and financial terms herein shall be deemed to include references to consolidation and consolidating principles, and covenants, representations and agreements with respect to a Loan Party and its properties and activities shall be deemed to refer to such Loan Party and its consolidated Subsidiaries collectively. For purposes of Section 8.11, GAAP shall be determined on the basis of such principles in effect on the date of the most recent annual audited financial statements provided hereunder (or if prior to delivery of the first such annual audited financial statements hereunder, then on a basis consistent with the audited financial statements delivered to Lender prior to the date hereof; provided, however, that if due to a change in application of GAAP or the rules promulgated with respect thereto, the Lender shall object to determination of compliance with the financial covenant in Section 8.11 on such basis, within thirty (30) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered as to which no such objection shall have been made.

1.3          Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

1.4          Uniform Commercial Code Terms. Except as otherwise provided or amplified (but not limited) herein, terms used in this Agreement that are defined in the Uniform Commercial Code shall have the same meanings herein.

1.5          General Construction; Captions. All definitions and other terms used in this Agreement and the other Loan Documents shall be equally applicable to the singular and plural forms thereof, and all references to any gender shall include all other genders. The words “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular Article, Section or clause in this Agreement. References herein to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit, Schedule, Article, Section or clause in this Agreement unless otherwise specified. The word “including” shall have the meaning represented by the phrase “including, without limitation.” The captions and table of contents in this Agreement and the other Loan Documents are for convenience only, and in no way limit or amplify the provisions hereof.

1.6          References to Documents and Laws. All defined terms and references in this Agreement or any of the other Loan Documents to any agreement, note, instrument,

certificate or other document shall be deemed to refer to all amendments, modifications, renewals, extensions, replacements, restatements, substitutions and supplements thereof and to all appendices, exhibits or schedules thereto, in each case as the same may be in effect at any and all times such reference becomes operative. All references herein and in any of the other Loan Documents to any Applicable Law shall include all amendments thereof and any successor statute and regulations under any of the foregoing.

1.7          Borrower’s Knowledge. With respect to all items stated herein as being to Borrower’s knowledge, such knowledge shall mean the current actual knowledge of Jeffrey Patterson and/or James Hoffman, after consulting with the property managers.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.1          Term Loan Commitment. On the terms and subject to the conditions hereof, the Lender agrees to loan to Borrower on the Closing Date the principal sum of Fifty-Eight Million Dollars ($58,000,000) (the “Loan Amount”) which amount has been reduced to Forty-Seven Million Dollars ($47,000,000) (the “Amended Loan Amount”) in connection with the term loan deemed made by Lender to PGRT Equity II LLC as of the date of this Agreement. Amounts repaid or prepaid may not be reborrowed under this Agreement.

2.2          Note. The Borrower shall execute and deliver to the Lender an amended and restated note to evidence the obligation of the Borrower to repay the Amended Loan Amount together with interest thereon as described herein. The note shall be in the principal amount of the Amended Loan Amount, dated the date of this Agreement, and in the form of Exhibit E (the “Note”).

2.3          Reliance on Notices. The Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any certificate notice or other writing believed by the Lender to be genuine. The Lender may assume that each Person executing and delivering such certificate, or other writing was duly authorized, unless the responsible individual acting thereon for the Lender has actual knowledge to the contrary.

2.4          Fees. As a material inducement to Lender to make the Loan to Borrower upon the terms set forth herein, the Borrower shall pay to the Lender an exit fee (the “Exit Fee”) equal to $470,000, if the Loan is paid in full within one year of the Closing Date whether by prepayment or otherwise.

2.5	Interest.

(a)          Payment Dates. Commencing on ________ 1, 2006 (“First Payment Date”), and continuing on the first Business Day of each and every successive calendar month thereafter (each, a “Payment Date”) through and including the Payment Date immediately prior to the Maturity Date, Borrower shall pay to Lender monthly payments of accrued interest at the Applicable Interest Rate.

(b)          Rate of Interest. The Loan shall bear interest on the unpaid principal amount thereof from the date made until paid in full. The applicable basis for determining the rate of interest shall be selected by Borrower on the Closing Date and thereafter, at the time a Notice of Conversion/Continuation is delivered by Borrower pursuant to Section 2.5(c); provided, however, that (x) Borrower may not select the Eurodollar Rate as the applicable basis for determining the rate of interest on the Loan if at the time of such selection an Event of Default or a Default has occurred and is continuing and (y) the Loan made on the Closing Date shall be a Base Rate Loan. The Loan and other Obligations shall bear interest at the Borrower’s option:

(i)           at a rate per annum equal to the sum of (A) the Base Rate then in effect plus (B) 1.50% per annum; or

(ii)          at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Eurodollar Interest Period, plus (B) 4.25% per annum.

(c)          Conversion or Continuation. Borrower shall have the option (i) to convert at any time the interest rate on all or any part of the outstanding Loan in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess of that amount from the Base Rate to the Eurodollar Rate; or (ii) to convert all or any part of the interest rate on the Loan in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess of that amount from the Eurodollar Rate to the Base Rate on the expiration date of any Eurodollar Interest Period applicable thereto; or (iii) upon the expiration of any Eurodollar Interest Period, to continue all or any portion of the Loan equal to $5,000,000 or an integral multiple of $1,000,000 in excess of that amount at the Eurodollar Rate, and the succeeding Eurodollar Interest Period shall commence on the expiration date of the Eurodollar Interest Period applicable thereto; provided, that the interest rate on the Loan may not be continued at, or be converted to, the Eurodollar Rate when any Event of Default or Default has occurred and is continuing.

In the event Borrower shall elect to convert or continue the interest rate on the Loan, Borrower shall deliver a Notice of Conversion/Continuation to Lender no later than 11:00 a.m. (New York time) on the proposed conversion date in the case of a conversion to the Base Rate, and not later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, the Eurodollar Rate. A Notice of Conversion/ Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, and (iv) in the case of a conversion to, or continuation of, the Eurodollar Rate, the requested Eurodollar Interest Period. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Lender telephonic notice of any proposed conversion/continuation by the time required under this Section 2.5(c); provided, that such notice shall be confirmed in writing by delivery to Lender promptly (but in no event later than the proposed conversion/continuation under this Section 2.5(c). Notwithstanding the foregoing, if the Borrower has not provided the Lender with written notice that it wishes to convert or continue any portion of the Loan as permitted above, at the end of each Eurodollar

Interest Period, interest shall continue to accrue at the Eurodollar Rate and the duration of the subsequent Eurodollar Interest Period with respect to the Loan shall be one (1) month, but in any event, not beyond that of the Maturity Date, and, in the event that the Maturity Date is less than one (1) month from the end of a Eurodollar Interest Period, the interest rate on the Loan shall automatically convert to the Base Rate as of the end of the current Eurodollar Interest Period.

Any Notice of Conversion/Continuation for conversion to, or continuation of, the interest rate (or telephonic notice in lieu thereof) shall be irrevocable.

2.6          Maturity. The entire outstanding principal balance of the Note, together with accrued and unpaid interest, and any other amounts due under the Note and the other Loan Documents shall be due and payable on January 10, 2008 (the “Maturity Date”), if not sooner paid in full pursuant to Section 2.7.

2.7	Prepayments; Commitment Reductions.

(a)          Voluntary Prepayment. The principal balance of the Note may be prepaid in whole or in part in minimum amounts of $1,000,000, provided that (i) written notice of such prepayment specifying the intended date of prepayment is received by Lender not less than three (3) days prior to the date of such prepayment, (ii) such prepayment must be accompanied by all interest accrued but unpaid hereunder, (iii) such prepayment must also be accompanied by all Breakage Costs, if any, with respect to such prepayment, as determined by Lender, and (iv) if the Debt is being prepaid in full, such prepayment must also be accompanied by the Exit Fee (if any) and all other sums due hereunder or under the other Loan Documents through the date of such prepayment.

(b)	Mandatory Prepayments.

(i)           Asset Dispositions and Refinancing Proceeds. In the event of receipt by any Loan Party of Asset Disposition Net Proceeds or Refinancing Proceeds (other than proceeds of Permitted Refinancing Indebtedness), Borrower shall apply the greater of 90% of such proceeds or, with respect to asset dispositions, the Release Price set forth on Schedule 8.5(a) to prepay the Loan on the Business Day on which such Asset Disposition Net Proceeds or Refinancing Proceeds are received by such Loan Party.

(ii)          Casualty. In the event of receipt by any Loan Party of any Loss Proceeds, the Borrower shall prepay the Loan to the extent required by Section 7.3 hereof.

(iii)        Issuance of Debt. Borrower shall obtain Lender’s prior written approval prior to the issuance of any Indebtedness other than Permitted Debt, which approval may be withheld by Lender in its sole and absolute discretion. If any Indebtedness shall be issued or incurred by any Loan Party, other than Permitted Debt, Borrower shall cause an amount equal to 100% of the proceeds of such Indebtedness, net of expenses approved by Lender in writing in its sole discretion, to be applied on the date of such issuance or incurrence toward the prepayment of the Loan.

(iv)         Borrowing Base. If at any time after the first anniversary of the Closing Date at the end of the first year following the Closing Date, the principal outstanding balance of the Debt plus the outstanding principal balance of the Senior Loans on the Properties shall exceed an amount equal to 80% of the value of the Property adjusted to reflect the impact of any preferred equity investment of the Ohio Teachers’ Retirement Fund calculated as set forth in Section 6.4(b), Borrower shall within thirty days of the receipt of the applicable Borrowing Base Certificate either prepay the outstanding principal balance of the Loan or pledge additional liquid collateral or other collateral in each case acceptable to Lender in an amount sufficient to eliminate such excess.

(v)          Distributions. If at any time the Borrower makes any distributions other than Distributions made with the proceeds of the Loan, it shall provide Lender with prior written notice of any such Distribution and shall remit to Lender an amount equal to 20% of the amount of any such Distribution which the Lender, in its sole discretion, may apply to prepay the Loan or hold in reserve as cash collateral.

(vi)         Debt Service Coverage Ratio. If Borrower is unable to comply with the Debt Service Coverage Ratio prescribed by Section 8.11, Borrower shall either prepay the Loan by an amount that would cure such noncompliance on a pro forma basis for the most recently concluded period of four fiscal quarters or remit to Lender cash collateral in form acceptable to Lender in its sole discretion in such an amount, in either case, within 30 days after such noncompliance is reported or was required to have been reported, whichever first occurs.

(vii)       Excess Proceeds of PGRT Equity II LLC. If some or all of the assets securing the Senior Loan to 180 N. LaSalle II LLC are sold or otherwise disposed of, whether through foreclosure, reorganization or otherwise, and proceeds are generated in excess of the amount necessary to pay the Senior Lender in full, Borrower shall prepay the Loan by an amount equal to the amount of such excess proceeds realized.

(c)          Prepayment Escrow. Notwithstanding the foregoing, so long as no Event of Default has occurred and is then continuing, at Borrower’s option, Lender shall hold in escrow for the benefit of Lender all amounts intended to be applied as prepayments and shall release such amounts upon the next Payment Date for application to prepayment of the Debt (it being understood and agreed that interest shall continue to accrue on the Debt until such time as such prepayments are released from escrow and applied to reduce the Obligations); provided, however, that upon the occurrence and continuance of an Event of Default, such escrowed amounts may be applied to the Loan without regard to the Payment Date.

(d)          Breakage Costs. Borrower agrees to indemnify, defend and protect Lender and to hold Lender harmless from and against any loss or expense which Lender sustains or incurs as a consequence of (i) any prepayment (whether voluntary or mandatory) of the Loan (A) on a day which is the Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement or (B) on any day that is not the Payment Date, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it based on the Eurodollar Rate and (ii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate to the Base Rate with respect to any portion of the outstanding principal amount of the Loan on a date other than a Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it based on the Eurodollar Rate (the amounts referred to in clauses (i) and (ii) are herein referred to collectively as the “Breakage Costs”). This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.8          Eurodollar Rate. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to the Eurodollar Rate:

(a)          Determination of Eurodollar Interest Period. By giving notice as set forth in Section 2.5, Borrower shall have the option to specify an interest period (each a “Eurodollar Interest Period”) of either one, two, three, six, nine, twelve or twenty-four months subject to the provisions of Section 7.22 hereof. The determination of Eurodollar Interest Periods shall be subject to the following provisions:

(i)           In the case of immediately successive Eurodollar Interest Period, each successive Eurodollar Interest Period shall commence on the day on which the immediately preceding Eurodollar Interest Period expires;

(ii)          If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, the Eurodollar Interest Period shall be extended to expire on the next succeeding Business Day; provided, that if any such Eurodollar Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in that month, that Eurodollar Interest Period shall expire on the immediately preceding Business Day;

(iii)        Borrower may not select a Eurodollar Interest Period which terminates later than the Maturity Date;

(iv)         There shall be no more than five (5) Eurodollar Interest Periods in effect at any one time.

(b)          Payment. If any payment of the Loan becomes due and payable on a day other than a Business Day, such payment shall be due on the immediately succeeding Business Day.

(c)          Determination of Interest Rate. As soon as practicable after 11:00 a.m. (New York time) on the Eurodollar Interest Rate Determination Date, Lender shall determine (which determination shall, absent manifest error, be presumptively correct) the interest rate which is then being determined for the applicable Eurodollar Interest

Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(d)          Basis of Calculation. All computations of fees and interest calculated on a per annum basis shall be made by the Lender on the basis of a 360 day year for the actual number of days elapsed.

(e)          Interest after Event of Default. If an Event of Default shall have occurred and be continuing, the Applicable Interest Rate shall be increased by four percent (4%) per annum above the Applicable Interest Rate (the “Default Rate”). At Lender’s option, the option to select interest at the Eurodollar Rate shall be unavailable to Borrower after the occurrence and during the continuance of an Event of Default. Interest at the Default Rate shall automatically accrue from the initial date of such Event of Default until all Events of Default are cured or waived and shall be payable upon demand. Interest at the Default Rate shall be added to the Loan Amount, and shall be deemed secured by the Security Documents and the other Loan Documents.

2.9          Payments. All payments and prepayments to be made in respect of principal, interest or other amounts due from the Borrower hereunder or under any other Loan Document shall be payable on or before 3:00 p.m., New York time, on the day when due, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue. Such payments shall be made to the Lender in funds settled through the New York Clearing House Interbank Payment System or other funds immediately available to Lender on the date such payment is due, at the Lender’s office in New York City, New York or such other location in the United States specified in writing by the Lender, without set off, recoupment, counterclaims or any other deduction of any nature. Payments received after 3:00 p.m., New York time, on any Business Day shall be deemed to have been received on the following Business Day.

2.10	Application and Allocation of Payments.

(a)          As long as no Default or Event of Default shall have occurred and be continuing, all payments shall be applied in the following order: (i) to pay the Lender’s fees and expenses (including late fees and costs of collection and amounts expended in connection with the sale or administration of the Collateral and protective advances pursuant to this Agreement or the other Loan Documents), (ii) then to accrued but unpaid interest and (iii) then to reduction of the outstanding principal balance of the Loan. As to all payments made when a Default or an Event of Default shall have occurred and be continuing, the Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of the Borrower, and the Borrower hereby irrevocably agrees that the Lender shall have the continuing exclusive right to apply any and all such payments against the Obligations in such order and manner as the Lender may deem advisable notwithstanding any previous entry by the Lender in any books or records.

(b)          The Lender is authorized to, and at Lender’s sole election may, charge to the Loan balance on behalf of the Borrower and cause to be paid (W) all fees, expenses, charges, costs (including insurance premiums in accordance with Section 7.2) and interest, other than principal of the Loan, owing by the Borrower under this Agreement or any of the other Loan Documents if and to the extent the Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the balance of the Loan to exceed the Loan Amount, (X) any Indebtedness of any Loan Party which is in default, is past due or the non-payment of which would allow the holder of such Indebtedness to retain, seize or foreclose on the obligor’s or any other Loan Party’s cash or other assets, (Y) any Indebtedness as to which the holder has become entitled to retain or apply excess cash flow otherwise to be made available to the Borrower, Holdings or their respective Subsidiaries or Affiliates, whether due to a failure to satisfy a financial covenant or test or otherwise, and (Z) any other obligation or Indebtedness of any Loan Party pursuant to which any Loan Party has received a notice of default and is not contesting such default in good faith and with reasonable diligence or as to which the creditor has obtained a judgment. At the Lender’s option and to the extent permitted by law, any advances so made shall constitute part of the Loan hereunder, and shall bear interest at the Default Rate plus 4.00% per annum (the “Protective Advance Default Rate”).

(c)          The Lender is authorized to, and at Lender’s election may, charge any Deposit Account account or deposit account maintained by Borrower for any payments of principal or interest when due.

2.11       Loan Account and Accounting. The Lender shall maintain a loan account (the “Loan Account”) on Lender’s books in which Lender will record all payments made by the Borrower, and all other debits and credits as provided in this Agreement with respect to the Loan or any of the other Obligations. All entries in the Loan Account shall be made in accordance with the Lender’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on the Lender’s most recent printout or other written statement, shall be final, binding and conclusive upon the Borrower, absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower’s duty to pay the Obligations. Notwithstanding any provision herein contained to the contrary, the Lender may elect (which election may be revoked) to dispense with the issuance of a Note and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

2.12	Taxes.

(a)          Any and all payments by the Borrower hereunder or under any other Loan Document shall be made, in accordance with this Section 2.12, free and clear of and without deduction or withholding for or on the account of any and all present or future Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this

Section 2.12) the Lender receives an amount equal to the sum Lender would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with Applicable Law. As promptly as possible, but in any case within fifteen (15) days after the date of any payment of such Taxes, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof or, if such receipt is not available, other evidence of such payment reasonably satisfactory to the Lender.

(b)          Borrower and Guarantor shall jointly and severally indemnify and pay the Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by the Lender and any liability (including, without limitation, penalties, interest, additions thereto and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. The agreements in this Section 2.12 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder and shall survive until the statute of limitations with respect to any such Taxes eliminates any requirement to pay such Taxes.

2.13	Capital Adequacy; Increased Costs; Illegality.

(a)          If the Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by the Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the date hereof, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by the Lender and thereby reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder, then the Borrower shall from time to time upon demand by the Lender pay to the Lender additional amounts sufficient to compensate the Lender for such reduction. A certificate as to the amount of that reduction and showing in reasonable detail the basis of the computation thereof submitted by the Lender to the Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. If the Lender becomes entitled to claim any additional amounts pursuant to this Section 2.13, it shall provide written notice thereof, as soon as reasonably practicable, to Borrower of the event by reason of which it has become so entitled.

(b)          If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the date hereof, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining any Loan, then the Borrower shall from time to time, upon demand by such Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost. A certificate as to the amount of such increased cost showing in reasonable detail the computation thereof submitted to the Borrower by the Lender, shall be conclusive and binding on the Borrower for all purposes, absent manifest error. If the Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall provide written notice thereof, as soon as reasonably practicable, to Borrower of the event by reason of which it has become so entitled.

(c)          Anything herein to the contrary notwithstanding, if (i) on any date on which the Eurodollar Rate would otherwise be set, Lender shall have determined in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, or (ii) at any time Lender shall have determined in good faith (which determination shall be conclusive absent manifest error) that the making, maintenance or funding of any part of the Loan based on the Eurodollar Rate has been made impracticable or unlawful by compliance by Lender in good faith with any law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law) Borrower’s option to borrower at the Eurodollar Rate shall be suspended.

2.14	Tenant Improvement and Leasing Commission Reserve.

(a)          Borrower shall pay to Lender on each Payment Date $185,000 (the “Tenant Improvement and Leasing Commission Reserve Monthly Deposit”) which is the amount estimated by Lender in its sole discretion to be used for tenant improvements and leasing commissions during the succeeding calendar year. Amounts so deposited shall hereinafter be referred to as Borrower’s “Tenant Improvement and Commission Reserve Fund” and the account in which such amounts are held which shall be maintained in an interest bearing account at Citibank shall hereinafter be referred to as Borrower’s “Tenant Improvement and Commission Reserve Account.” Lender may reassess its estimate of the amount necessary for the Tenant Improvement and Commission Reserve Fund upon thirty (30) days’ notice to Borrower if Lender determines, in its reasonable discretion, that an increase is necessary given the leasing activity on the Properties. Any amount held in the Tenant Improvement and Commission Reserve Account and allocated for an individual Property shall be retained by Lender and credited toward the future Tenant Improvement and Leasing Commission Reserve Monthly Deposit required by Lender hereunder in the event such individual Property is released from the Security Documents in accordance with Section 8.5(a).

(b)          Lender shall direct disbursement to Borrower of the Tenant Improvement and Commission Reserve Fund from the Tenant Improvement and Commission Reserve Account upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid for the space; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default shall exist and remain uncured; (iii) Lender shall have reviewed and, to the extent required hereby, approved the lease in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions; (iv) with respect to any Tenant Improvement and Commission Reserve Funds to be released by Lender for tenant improvements or leasing commissions, Lender shall have received an Officer’s Certificate from Borrower (A) stating that the tenant improvements at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, (C) stating that the tenant improvements will be paid for out of any available reserves maintained as required in any applicable Senior Loan Documents before recourse is requested to the reserves maintained pursuant to this Agreement, and (D) stating that each such Person has been paid in full or will be paid in full with the amounts drawn pursuant to such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender. Lender shall not be required to disburse Tenant Improvement and Commission Reserve Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than $1,000,000.

ARTICLE III

COLLATERAL AND SECURITY DOCUMENTS

3.1          Security Interest. The Loan shall be evidenced by the Note and secured by the following, all dated and delivered as of the Closing Date:

(a)          that certain Limited Liability Company Membership Interest Pledge Agreement given by Holdings to Lender constituting a perfected pledge and assignment of all of Holdings’ membership interests in the Borrower and all of Holdings rights to receive Distributions from the Borrower (together with any Amendments thereto, the “Holdings Pledge Agreement”);

(b)          that certain Limited Liability Company Membership Interest Pledge Agreement given by Borrower to Lender constituting a perfected pledge and assignment of all of its membership interests in 77 West Wacker Drive L.L.C., the owner of 77 West Wacker Drive (“77 West Wacker”), Prime Group Management, L.L.C. and all of Borrower’s rights to receive Distributions from 77 West Wacker Drive L.L.C., 800 Jorie Blvd. Mezzanine, L.L.C., and 280 Shuman Blvd., L.L.C. (together with any Amendments thereto, the “77 West Wacker Pledge Agreement”);

(c)          that certain Limited Liability Company Membership Interest Pledge Agreement given by 800 Jorie Blvd. Mezzanine, L.L.C. to Lender constituting a perfected pledge and assignment of 49% of its membership interests in 800 Jorie Blvd., L.L.C., the owner of 800-810 Jorie Blvd. (“Jorie”) (together with any Amendments thereto, the “Jorie Pledge Agreement”);

(d)          that certain First Mortgage and Assignment of Rents and Leases and Assignment of Contracts given by 280 Shuman Blvd., L.L.C. to Lender constituting a first mortgage on The Atrium Building (“Atrium”) located at 280 Shuman Boulevard, Naperville, Illinois (together with any Amendments thereto, the “Atrium Mortgage”);

(e)          that certain Collateral Assignment of Mortgage given by Borrower to Lender of its existing Second Mortgage on Continental Towers (“Continental Towers”) located at 1701 West Golf Road, Rolling Meadows, Illinois (together with any Amendments thereto, the “Continental Towers Assignment”);

(f)           that certain Subordination Agreement given by Prime Group Management, L.L.C., Prime Group Realty, L.P. and Prime Group Realty Services, Inc. (the “Management Companies”) subordinating the claims of the Management Companies under their management agreements with the Subsidiary Pledgors and the Borrower to the claims of the Lender under and in connection with this Agreement (together with any Amendments thereto, the “Management Subordination Agreement”);

(g)   that certain Deposit Account Agreement executed by each of the Loan Parties to Lender substantially in the form of Exhibit K attached hereto (together with any Amendments thereto, collectively, the “Deposit Account Agreement”); and

(h)          UCC-1 financing statements executed by each of Borrower, Holdings, and the applicable Subsidiary Pledgors covering their respective membership interests pledged pursuant to their respective Pledge Agreements (dated and filed of record prior to the Closing Date, the “Financing Statements”).

The Pledge Agreements, the Atrium Mortgage, the Continental Towers Assignment, the Financing Statements and the Deposit Account Agreement, together with any and all other assignments, pledges, documents, and agreements now or hereafter executed in connection herewith and evidencing or securing the Loan and any amendments to any of the foregoing are referred to herein collectively as the “Security Documents”. The property assigned, pledged, transferred and/or encumbered by the Security Documents together with any and all other property securing payment and/or performance by one or more of the Loan Parties of the Obligations is referred to herein collectively as the “Collateral”. The Amended and Restated Tax Indemnity Agreement is not being assigned to Lender as collateral and is not being transferred to Borrower and all liability thereunder will remain with Prime Group Realty, L.P.

3.2          Obligations Secured. The Security Documents and the grants, assignments, pledges, encumbrances and transfers made thereunder are given for the purpose of securing payment of the Debt and for the purpose of securing the following (the “Other Obligations”):

(a)          the performance of all other obligations of the Loan Parties contained herein or in the other Loan Documents;

(b)          the performance of each obligation of the Loan Parties contained in any other agreement given by any Loan Party to Lender for the purpose of further securing the obligations evidenced or secured hereby, and any Amendments thereto; and

(c)          the performance of each obligation of any Loan Party contained in any Amendment of all or any part of the Loan Documents.

The Debt and the Other Obligations shall be referred to collectively herein as the “Obligations.”

3.3          Advances to Protect Collateral. All insurance expenses and all expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including all rent payable by any Loan Party to any landlord of any premises where any of the Collateral may be located) and any and all Taxes shall be borne and paid by such Loan Party. The Lender may (but shall not be obligated to) make advances to preserve, protect or obtain any of the Collateral, including advances to cure defaults for which such Loan Party has received written notice and is not contesting in good faith under any of the Material Agreements or advances to pay Taxes, insurance and the like and all such advances shall become part of the Obligations owing to the Lender hereunder and all such advances to cure such defaults shall be payable to the Lender on demand, with interest thereon from the date of such advance until paid at the Protective Advance Default Rate.

3.4          Benefit of the Liens. All Liens contemplated hereby or by the other Loan Documents shall be for the benefit of the Lender, and all proceeds or payments realized from the Collateral in accordance herewith shall be applied to the Obligations in accordance with the terms provided herein.

ARTICLE IV

CONDITIONS PRECEDENT

As a material inducement to Lender to make the Loan, Borrower hereby represents and warrants to Lender that Borrower has satisfied (except to the extent specifically waived in writing by Lender) all of the conditions precedent set forth in this Article IV, and Borrower acknowledges that Lender would not fund the Loan unless all of such conditions precedent were satisfied by the Closing Date or otherwise waived in writing by Lender on the Closing Date.

4.1	Loan Documents. Lender shall have received:
(a)	this Agreement duly executed by all parties hereto;

(b)          the Note duly executed by Borrower and made payable to the Lender;

(c)          the Holdings Pledge Agreement duly executed by all parties thereto;

(d)          the 77 West Wacker Pledge Agreement duly executed by all parties thereto;

(e)          the Jorie Pledge Agreement duly executed by all parties thereto;

(f)           the Atrium Mortgage and Assignment of Rents and Leases and Assignment of Contracts duly executed by all parties thereto;

(g)          the Continental Towers Assignment duly executed by all parties thereto and evidence of the consent of the Senior Lender to such Continental Towers Assignment and consent to the pledge of Borrower’s interests in Prime Group Management L.L.C.;

(h)          the Omnibus Cash Flow Pledge Agreement duly executed by all parties thereto;

(i)           the Deposit Account Agreement duly executed by all parties thereto;

(j)           the Management Subordination Agreement duly executed by all parties thereto;

(k)          evidence satisfactory to Lender that the agreement dated ____________, 1998 with respect to Continental Towers has been terminated.

(l)	the Financing Statements;
(m)	the Guaranty executed by David Lichtenstein;

(n)          that certain Environmental Indemnity, Certification and Remediation Agreement executed by the Borrower and the Guarantor; and

(o)	such other documents as the Lender may reasonably request.
4.2	Other Closing Requirements.

(a)          Appraisals, Title and Survey. Lender shall have received copies, with respect to each of the Properties listed on Schedule 4.2, of (i) UCC title insurance policies and pro forma mortgage loan policies (collectively the “Policies”) issued by a title company acceptable to Lender and dated as of the Closing Date, which Policies shall (a) provide coverage in an amount equal to the original principal amount of the Loan, (b) insure Lender that the Pledge Agreements and Mortgages and the documents executed and delivered in connection therewith create a valid first (or second in the case of Continental Towers) priority lien on the Collateral, free and clear of all exceptions from coverage other than permitted exceptions and standard exceptions and exclusions from coverage, as modified by the terms of any endorsements as shall be reasonably required by Lender, (c) contain such endorsements and affirmative coverages as Lender may reasonably request and (d) name Lender and its successors and assigns as the insured (assignable with an assignment of the Loan) and (ii) surveys with respect to each of the Properties satisfactory to Lender.

(b)          Tenant Estoppel Certificates. Lender shall have received estoppel certificates, in form and substance satisfactory to Lender, with respect to all Major Leases at Continental Towers.

(c)          UCC Financing Statements; UCC Lien Searches. Lender shall have received (i) initial reports for UCC-1 financing statement and continuation statement searches in relation to each of the Loan Parties, conducted in each of the locations where such entities were organized or formed and where the Properties are located and as may be otherwise designated by Lender in Lender’s reasonable discretion, with an effective date not more than thirty (30) days prior to the Closing Date, in substance satisfactory to Lender, and showing no UCC-1 financing statements or continuation statements in the public records evidencing any liens on the Properties (other than Permitted Liens) and the Collateral and (ii) updated reports for the searches described in subsection (i) above with an effective date not more than two (2) days prior to the Closing Date, in substance satisfactory to Lender, and showing no Liens other than Permitted Liens with respect to the Properties or the Collateral and showing the Permitted Liens with respect to the Collateral as the only filings in the public records evidencing a lien or security interest in the Collateral.

(d)          Other Lien Searches. Lender shall have received reports for federal tax lien, bankruptcy, state tax lien, judgment and pending litigation searches in relation to each of the Loan Parties in form and substance satisfactory to Lender. Such searches shall have been conducted in each of the locations where such entities were organized or formed and where the Properties are located and as may be otherwise designated by Lender in Lender’s reasonable discretion and shall be dated not more than thirty (30) days prior to the Closing Date, and, by executing this Agreement, Borrower shall be deemed to have certified that no events that would otherwise be disclosed in such reports have occurred between the date of the reports and the Closing Date.

(e)          Delivery of Organizational Documents. Borrower shall deliver or cause to be delivered to Lender copies, certified by the Secretary or Assistant Secretary of each of the respective Loan Parties or their respect general partners or administrative members, of all Organizational Documents of each Loan Party and/or documentation with respect to each Loan Party evidencing formation, structure, existence, good standing and/or qualification to do business, as Lender may request, including good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and approving the Loan Documents and incumbency certificates, all in form and substance satisfactory to Lender.

(f)           Opinions of Borrower’s Counsel. Borrower shall provide, at Borrower’s expense, an opinion of legal counsel in form and substance satisfactory to Lender to the effect that: (a) the Loan Documents have been duly authorized, validly executed and delivered by each of the respective Loan Parties, and each of the Loan Documents shall be legal, valid and binding instruments, enforceable against the makers thereof in accordance with their respective terms; (b) each of the Loan Parties has been duly formed and has all requisite authority to enter into the Loan Documents, and has taken all requisite action to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party; (c) each of the Pledge Agreements creates the liens it purports to create on the Collateral described therein and the rights of the Lender thereto is subject to no prior liens other than those expressly consented to in writing by Lender; (d) the Deposit Account Agreement creates a valid and perfected first priority lien upon the Account Collateral; (e) the Financing Statements when filed in the proper office will perfect the security interest granted pursuant to the Pledge Agreements prior in right to all subsequently filed security interests in the Collateral described therein; (f) Lender, by making the Loan and enforcing its rights thereunder, shall not become subject to the payment of any income, franchise, capital or other similar taxes or assessments with respect to its ownership of the Note or the receipt of principal or interest thereunder other than customary corporate income taxes on the interest received thereon; (g) the interest rate terms of the Loan do not violate any applicable usury laws; (h) the terms and provisions of the Loan Documents do not conflict in any material respect with the terms and provisions of any of the Material Agreements; and (g) such other matters, incident to the transactions contemplated hereby, as Lender may reasonably request.

(g)          Lender’s Expenses; Loan Fee. Lender shall have received reimbursement for all Lender’s Expenses and Borrower shall have paid to Lender the Facility Fee.

(h)          Payment Direction Letter. At Lender’s option, Borrower shall deliver or cause to be delivered with respect to the Atrium Mortgage, a payment direction letter in form and substance approved by Lender and signed by each tenant identified by Lender that any and all amounts payable from time to time shall be paid to the Deposit Account at the Depository to be held and applied in accordance with the provisions of the Deposit Account Agreement.

(i)           No Cross-Defaults. Except as set forth on Schedule 4.2(i), each existing default or event of default under any Material Agreement shall have been cured or waived to Lender’s satisfaction, and, after giving effect to the transactions contemplated by this Agreement, no default or event of default under any Material Agreement shall have occurred.

(j)           No Material Adverse Effect. No event or series of events shall have occurred which has had or is reasonably likely to have a Material Adverse Effect.

(k)          No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in Lender’s judgment would enjoin, prohibit or restrain, or impose or result in any Material Adverse Effect.

(l)           No Casualty or Condemnation. No casualty has occurred or condemnation proceeding has been initiated, which in Lender’s sole discretion, would have a Material Adverse Effect.

(m)         Lender shall have received evidence, satisfactory to Lender in its sole discretion that (i) after disbursement of the Loan there remains $85,000,000 of acquisition equity which is subordinate to Lender’s Loan; and (ii) the Series B Preferred Shares represent $100,000,000 of equity which is subordinate to Lender’s Loan.

4.3          Additional Deliveries. Lender shall have received, reviewed and approved the items listed on Schedule I attached hereto, each in form and substance satisfactory to Lender (the “Required Items”).

4.4          Details, Proceedings and Documents. All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Lender and the Lender shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Lender, as the Lender may from time to time request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lender that the statements set forth in this Article V, after giving effect to the closing of the transactions contemplated hereby, shall be true, correct and complete as of the Closing Date.

5.1	Organization and Qualification.

(a)          Each Loan Party is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation. Each Loan Party is duly qualified to do business and in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification other than such jurisdiction in which the failure to receive or maintain such qualification would not have a Material Adverse Effect.

(b)          Each Loan Party has delivered true and correct copies of all Organizational Documents and Amendments thereto of each such Loan Party to Lender.

(c)          Each Loan Party has provided to Lender a true and correct description of each Loan Party’s and Borrower’s ownership structure, a true and correct copy of which is attached hereto as Schedule 5.1(c), setting forth all Persons who own, directly or indirectly, ownership interests in any Loan Party.

5.2          Authority and Authorization. Each Loan Party has all requisite right, power, authority and legal right to carry on its business, to own or lease its properties and to execute and deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party, in the case of the Borrower to request the borrowings provided for herein, and to execute and deliver and to perform its obligations under the other Loan Documents to which it is a party. Each Loan Party’s execution, delivery and performance of the Loan Documents to which it is a party have been duly and validly authorized by all necessary corporate or other proceedings on the part of each Loan Party.

5.3          Execution and Binding Effect. This Agreement and all other Loan Documents have been or, when executed and delivered, will be duly and validly executed and delivered by each Loan Party a party thereto, and constitute or, when executed and delivered, will constitute, the legal, valid and binding obligations of such Loan Party enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

5.4          Governmental Authorizations. Except for the consents identified on Schedule 5.4 (the “Required Consents”), no authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Person or any Governmental Authority (other than the filing of financing statements and continuation statements) is or will be necessary in connection with the execution and delivery of this Agreement or any other Loan Documents by each Loan Party a party thereto, consummation by each Loan Party a party thereto of the transactions herein or therein contemplated, including the Borrower’s obtaining the Loan, the Guarantors’ guaranty of the Obligations and the Loan Parties’ granting security for the Obligations, performance of or compliance by each Loan Party a party thereto with the terms and conditions hereof or thereof or the legality, validity and enforceability hereof or thereof.

5.5          Agreements and Other Documents. As of the Closing Date, each Loan Party has provided to the Lender, accurate and complete copies of all of the following agreements or documents to which such Loan Party is subject and each of which is listed on Schedule 5.5: (a) all Major Leases; (b) all Management Agreements and Brokerage Agreements; (c) all Permits held by such Loan Party; (d) all Senior Loan Documents; (e) all instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of Holdings or any of its Subsidiaries or Affiliates or any other Loan Party; and (f) all Organizational Documents of the Loan Parties. All such agreements are in full force and effect and are not subject to termination because of default by a Loan Party or, to the best knowledge of each Loan Party, otherwise. Except as set forth on Schedule 5.5, no contract to which any Loan Party is a party contains any provision which provides that a change of control of any Loan Party constitutes an unauthorized assignment thereof or gives the other party a right of termination or other right.

5.6          Absence of Conflicts. The execution and delivery of this Agreement and the other Loan Documents, the consummation of the transactions herein or therein contemplated and the performance of or compliance with the terms and conditions hereof or thereof by each Loan Party a party thereto will not (a) violate any Applicable Law; (b) conflict with or result in a breach of or a default under the Organizational Documents of such Loan Party or any Material Agreement or instrument to which such Loan Party is a party or by which such Loan Party or its respective properties are bound; (c) result in the creation or imposition of any Lien upon any material property (now owned or hereafter acquired) of such Loan Party except as otherwise contemplated by this Agreement and the other Loan Documents; or (d) require any consent or approval other than the Required Consents and those already obtained.

5.7          No Restrictions. No Loan Party is a party or subject to (i) any restriction in its Organizational Documents that adversely affects its business or the use or ownership of any of its properties or operation of its business as contemplated in the Business Plan or (ii) any contract, agreement or restriction that materially and adversely affects its business or the use or ownership of any of its properties or operation of its business as contemplated in the Business Plan. No Loan Party is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Schedule 5.7, none of which prohibits any Loan Party’s execution or performance of its obligations under this Agreement or other Loan Documents, the Borrower’s obtaining the Loan, the Guarantor’s guaranty of the Obligations and the Loan Parties’ providing security for the Obligations as provided herein. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Collateral, whether now owned or hereafter acquired, to be subject to a Lien that is not a Permitted Lien.

5.8          Financial Statements; Business Plan. The Borrower has furnished to the Lender the most recent annual and quarterly financial information on the Properties. Such financial information presents fairly, in all material respects, the financial condition of such entities as of the end of such fiscal period and the results of their operations and the changes in their financial position for the fiscal period then ended, all in conformity with GAAP applied on a basis consistent with that of the preceding fiscal period, except as disclosed therein. As of the Closing Date, no Loan Party has any obligation or liability (absolute, contingent, liquidated or unliquidated) of a nature required to be reflected on a balance sheet prepared in conformity with GAAP, except Trade Payables constituting Permitted Debt. Since September 30, 2005, no Loan Party has incurred any such obligation or liability except to the extent permitted by this Agreement.

5.9          Financial Accounting Practices. Each Loan Party has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects its respective transactions and dispositions of its assets. Each Loan Party maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.10       Deposit and Disbursement Accounts. Schedule 5.10 lists all banks and other financial institutions at which any Loan Party maintains deposits and/or other accounts as of the Closing Date, including any disbursement accounts, and such Schedule correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account and the complete account number.

5.11       Insurance. Borrower has obtained, or has caused to be obtained, Policies satisfying the insurance coverages, amounts and other requirements set forth in this Agreement. In addition, Borrower has obtained, or caused to be obtained, Policies satisfying the insurance coverages, amounts and other requirements set forth in the Senior Loan Documents. All premiums on such Policies required to be paid as of the Closing Date have been paid for the current policy period. Neither Borrower, nor to Borrower’s knowledge, any other Person, has done, by act or omission anything which would impair the coverage of any such Policy.

5.12       Accurate and Complete Disclosure. No representation or warranty made by or on behalf of any Loan Party in this Agreement or any other Loan Document and no statement made by or on behalf of any Loan Party in any financial statement, certificate, report, exhibit or document furnished by such Loan Party to the Lender pursuant to or in connection with this Agreement contains as of the date of such representation, warranty, statement, certificate, report, exhibit or document any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts known (or which should upon the exercise of reasonable diligence be known) to any Loan Party that, individually or in the aggregate, would have any reasonable likelihood of resulting in or causing a Material Adverse Change which have not been set forth in the financial statements referred to in Section 5.8 or otherwise disclosed in writing to the Lender prior to the Closing Date.

5.13       No Event of Default; Compliance with Material Agreements. No event has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default. No Loan Party is in violation, in any material respect, of any term of any Material Agreement or instrument to which it is a party or by which it or its properties are bound except as set forth on Schedule 5.13.

5.14       Labor Matters. (a) No strikes or other material labor disputes against any Loan Party are pending or, to any Loan Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Loan Party comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter; (c) all material payments due from any Loan Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Loan Party; (d) except as set forth in Schedule 5.14(d), no Loan Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement (and true and complete copies of any agreements described on Schedule 5.14(d) have been delivered to the Lender); (e) there is no organizing activity involving any Loan Party pending or, to any Loan Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition; (g) except as set forth in Schedule 5.14(g), there are no complaints or charges against any Loan Party pending or, to any Loan Party’s knowledge, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Loan Party of any individual which, if adversely determined, could reasonably be expected to cause a Material Adverse Effect; and (h) except as set forth on Schedule 5.14(h), the Loan Parties have no employees.

5.15       Litigation. Except as set forth in Schedule 5.15, there is no action, suit or proceeding by or before any Governmental Authority or arbitration that is pending, or to the knowledge of any Loan Party is threatened, against or affecting (i) any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) any Loan Party or its Subsidiaries or Affiliates or any of their respective properties, rights or licenses other than those covered by insurance subject to applicable deductibles.

5.16       Rights to Property. The Property Owners own good and insurable fee simple title to, or a valid leasehold interest in, all of the Properties, and good title to, or a valid leasehold interest in, all their other properties purported to be owned by them and all properties reflected in the most recent balance sheet referred to in Section 5.8 (except as sold or otherwise disposed of in the ordinary course of business or as no longer used or useful in the conduct of the business) free and clear of all Liens except Permitted Liens. Schedule 5.16 lists or describes (i) all real property owned or leased by each Loan Party. The Permitted Liens do not materially and adversely affect the value of the Properties, the use of the Properties for the use being made thereof as of the date of this Agreement, the operation of the Properties or the Borrower’s ability to repay the Loan in full.

5.17       Taxes. Each Loan Party’s federal tax identification number is set forth on Schedule 5.17. All federal, state, local and foreign tax returns, reports and statements required to be filed by each Loan Party have been properly prepared, executed, and filed with the appropriate governmental agencies in all jurisdictions in which tax returns are required to be filed, and all Taxes upon such Loan Party or upon any of their respective properties, incomes, sales or franchises which are shown to be due and payable on such Tax returns have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, other than Taxes or assessments the validity or amount of which such Loan Party is contesting in good faith in accordance with the standards set forth in Section 7.11. Proper and accurate amounts have been withheld by each Loan Party from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

5.18       No Material Adverse Change. Except as set forth in Schedule 5.18, since September 30, 2005 there has been no Material Adverse Change.

5.19       Solvency. Both before and after giving effect to (a) the Loan to be made or extended on the Closing Date, (b) the disbursement of the proceeds of such Loan and (c) the payment and accrual of all transaction costs in connection with the foregoing, each of the Loan Parties and the Loan Parties, taken as a whole, are Solvent.

5.20       No Bankruptcy Filing. No Loan Party is a debtor in any outstanding action or proceeding pursuant to any Bankruptcy Law. Except as listed on Schedule 5.20, no Loan Party is contemplating either the filing of a petition by it under any Bankruptcy Law or the liquidation of all or a major portion of its assets or property. No Loan Party has any knowledge of any Person contemplating the filing of any such petition against any Loan Party. Except as listed on Schedule 5.20, no Loan Party has any knowledge of any tenant contemplating the filing of a petition by it under any Bankruptcy Law or the liquidation of all or a major portion of its assets or property. The entering into the Loan Documents to which any Loan Party is a party does not constitute a fraudulent conveyance by any Person, and, except as listed on Schedule 5.20, no petition in bankruptcy has been filed by or against any Loan Party, or any Affiliate of any Loan Party in the last seven (7) years (and, except as listed on Schedule 5.20, no Loan Party or any related entity, or any principal, any general partner or member thereof, in the last seven (7) years has ever made any assignment for the benefit of creditors or taken advantage of any applicable Bankruptcy Laws). No Loan Party has entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and each Loan Party has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents and Senior Loan Documents, the fair saleable value of each Loan Party’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents and the Senior Loan Documents, exceed such Loan Party’s total liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of each Loan Party’s assets is and will immediately following the execution and delivery of the Loan Documents and Senior Loan Documents, be greater than such Loan Party’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Each Loan Party’s assets do not and, immediately following the execution and delivery of the Loan Documents and the Senior Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Loan Party intends or believes that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of its obligations).

5.21       Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Loan Party and any customer or supplier that would prevent the Loan Parties from conducting their business after the consummation of the financing contemplated by this Agreement in substantially the same manner as is contemplated in the Business Plan.

5.22       No Brokerage Fees. No Loan Party has agreed to pay any brokerage or other fee, commission or compensation to any Person in connection with the Loan to be made hereunder except the fees as contemplated herein.

5.23       Margin Stock; Regulation U. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U, and X of the Federal Reserve System. The making of the Loan and the use of the proceeds thereof will not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

5.24       Investment Company; Public Utility Holding Company. No Loan Party is an “investment company” or a “company controlled by an investment company” or an “affiliated person” or “promoter” or “principal underwriter” for, an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.25       Personal Holding Company. No Loan Party is a “personal holding company” as defined in Section 542 of the Code.

5.26       Foreign Person. No Loan Party is a “foreign person” within the meaning of § 1445(f)(3) of the Code.

5.27	ERISA.

(a)          No Other Plans. Except as set forth on Schedule 5.27, neither the Borrower nor any other Loan Party nor any ERISA Affiliate maintains or contributes to, or has any obligation (including a contingent obligation) under, any Employee Benefit Plans providing for payment of retirement income benefits. No Loan Party or ERISA Affiliate maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to employees after termination of employment other than as specifically required by Part 6 of Title I of ERISA. No Loan Party or ERISA Affiliate has during the immediately preceding six years maintained, been required to contribute to, been required to pay any amount or had any obligation (whether actual or contingent) with respect to any Pension Plan or Multiemployer Plan. Except as set forth on Schedule 5.27, no Loan Party or ERISA Affiliate is the grantor of a grantor trust established pursuant to Subpart E of Subchapter J of the Code.

(b)          ERISA and Code Compliance and Liability. Each Plan (i) has been administered in accordance with its terms and (ii) complies in form, and has been maintained and operated in accordance, with the requirements of ERISA and, where applicable, the Code, except where failure to comply would not result in a material liability to Borrower or any ERISA Affiliate and except for the failure to adopt any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (“IRS”) to be so qualified and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by any Loan Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Plan or Multiemployer Plan. Each Loan Party and ERISA Affiliate has

complied in all material respects with the applicable requirements of Part 6 of Title I of ERISA.

(c)          Funding. No Pension Plan has been terminated in a termination which would result in a material liability to the Borrower or any ERISA Affiliate. No accumulated funding deficiency (as defined in Section 412 of the Code) has been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Loan Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan. No Loan Party or ERISA Affiliate has failed to make any required contribution to any Multiemployer Plan or has incurred any Withdrawal Liability and there are no events or circumstances which are reasonably likely to result in any Withdrawal Liability.

(d)          Prohibited Transactions and Payments. Neither any Loan Party nor any ERISA Affiliate has (1) engaged in a material nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code; (2) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (3) failed to make a required contribution or payment to a Multiemployer Plan; or (4) failed to make a required installment or other required payment under Section 412 of the Code.

(e)          No Termination Event. No material Termination Event has occurred within the last six years or is reasonably expected to occur.

(f)           ERISA Litigation. No material proceeding, claim, lawsuit (other than routine claims for benefits) and/or investigation is existing or, to the knowledge of any Loan Party , threatened concerning or involving any (1) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Borrower Group Member or any ERISA Affiliate, (2) Pension Plan or (3) Multiemployer Plan.

5.28       Intellectual Property. Each Loan Party owns or possesses the right to use all patents, trademarks, service marks, trade names, copyrights, know-how, franchises, software and software licenses (collectively, the “Intellectual Property”) necessary and material for the operation of its business. All such material rights are described on Schedule 5.28. No material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity of any Intellectual Property (nor does any Loan Party know of any valid basis for such claim) and (b) the use of Intellectual Property by the Loan Parties does not infringe on the rights of, and no Intellectual Property of the Loan Parties is being infringed upon by, any Person in any material respect.

5.29       Environmental Matters. Except as set forth in Schedule 5.29, to the best knowledge of each of the Loan Parties, each Loan Party is in compliance with all Environmental Requirements applicable to such Loan Party or its business or to the real or personal property owned, leased or operated by such Loan Party. Except as set forth in Schedule 5.29, no Loan Party has received notice of, or has knowledge of, any material violation or alleged violation, or any material liability or asserted liability, under any Environmental Requirements, with respect to such Loan Party or its business or its premises. No Hazardous Material is currently located at, on, in, under or about any Property or Improvements. The only premises presently occupied by any Loan Party are the Properties and office spaces in commercial office buildings. Schedule 5.29 lists all environmental or health and safety assessments, investigations, analyses, testing or sampling results with respect to the operations of any Loan Party or any real property owned, operated or leased by any Loan Party that is in such Loan Party’s possession, custody or control.

5.30       Security Interests. The provisions of the Security Documents are effective to create in favor of the Lender a legal, valid and enforceable Lien on or security interest in all of the Collateral, and, when the recordings and filings described on Schedule 5.30 have been effected in the public offices listed on Schedule 5.30, the Pledge Agreements will create a perfected first priority security interest in all right, title, estate and interest of each Loan Party in the Collateral which may be perfected by filing, subject to no Liens except Permitted Liens. The recordings, filings and actions shown on Schedule 5.30 are all the actions necessary in order to establish, protect and perfect the interest of the Lender in the Collateral. Other than the Financing Statements and any UCC-1 financing statements made by the Senior Loan Obligors in favor of the Senior Lenders, no Loan Party or Property Owner has executed any UCC-1 financing statements in favor of any other Person.

5.31       Place of Business. The chief executive office of each Loan Party is identified on Schedule 5.31. Each Loan Party’s place of business in the state(s) where a Property is located is identified on Schedule 5.31. Each Loan Party’s records concerning the Collateral are kept at one or all of these addresses.

5.32       Governmental Plan. No Loan Party is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with such Loan Party are not and will not be subject to state statutes applicable to such Loan Party regulating investments of and fiduciary obligations with obligations with respect to governmental plans.

5.33       No Defaults Under Material Agreements. Except as listed on Schedule 5.33, with respect to each Material Agreement, no material default by any Loan Party or event which with the giving of notice or the passage of time would be a material default has occurred and, to the knowledge of the Loan Parties, the other party or parties thereto are not in material default thereunder, and each Loan Party, as applicable, has fully and timely performed all its material obligations thereunder. Except as listed on Schedule 5.33, the right, title and interest of such Loan Party thereunder is not subject to any set off or counterclaim or, to the best knowledge of the Loan Parties, any defense or claim, and none of the foregoing been asserted or alleged against such Loan Party. The amount represented by each Loan Party, on behalf of itself, to the Lender, from time to time as owing with respect to any Material Agreement will at such time be the correct amount in all material respects actually owing by such account debtors thereunder.

5.34       Corporate Structure. The Borrower is a Subsidiary of Holdings. Except as set forth in Schedule 5.34, none of the Loan Parties nor any Subsidiary thereof has issued any securities convertible into shares of its equity to any Person, and the outstanding stock and securities (or other evidence of ownership) of such Subsidiaries owned by the Loan Parties are so owned free and clear of all Liens, warrants, options or rights of others of any kind.

5.35       Assumed Names. Except as set forth on Schedule 5.35, no Loan Party conducts business under any assumed names or trade names, or has conducted business under any other names, or any assumed names or trade names, at any time prior to the Closing Date.

5.36       Transactions with Affiliates. No Affiliate and no officer or director of any Loan Party (other than Holdings) or any individual related by blood, marriage, adoption or otherwise to any such Affiliate, officer or director, or any Person in which any such Affiliate, officer, director or individual related thereto owns any material beneficial interest, is a party to any agreement, contract, commitment or transaction with any Loan Party (other than Holdings) or has any interest in any property used by any Loan Party (other than Holdings), except as set forth on Schedule 5.36 or Schedule 5.45.

5.37       Other Indebtedness. Other than the Loan and the Permitted Debt, no Loan Party, nor any of its Subsidiaries, has outstanding Indebtedness.

5.38	Leases; Management Agreements.

(a)          Each Property Owner is the owner and holder of the landlord’s interest under all of the Leases.

(b)          The rent roll attached hereto as Schedule 5.38(b) to this Agreement (the “Current Rent Roll”) is true and correct and discloses all tenants and other Persons that have any rights to occupy any portion of the Properties. Except as indicated on the Current Rent Roll or Schedule 5.38(b), (i) no tenant has any extension or renewal options, (ii) no Security Deposits are being held by any Loan Party or any Subsidiary or Affiliate thereof (including the Property Owners), (iii) except as set forth in Schedule 5.38(b), all work to be performed by the landlord under the Leases has been substantially performed, all contributions to be made by the landlord to the tenants thereunder have been made and all other conditions precedent to each such tenant’s obligations thereunder have been satisfied and (iv) no tenant or other party has any option, right of first refusal or similar preferential right to purchase all or any portion of the Properties. The Properties are not subject to any Leases other than the Leases described in the Current Rent Roll, and true, correct and complete copies of all Major Leases have been delivered to Lender. Except as disclosed in the Current Rent Roll or on

Schedule 5.38(c), (a) the premises demised under the Leases have been completed and the tenants have accepted the same and have taken possession and have commenced paying rent; (b) to the Borrower’s knowledge there exist no offsets or defenses to the payment of any portion of the rents; (c) there are no adjustments or changes to the rent payable by any tenant under any Lease; (d) no Loan Party has received any written notice challenging the validity or enforceability of any Lease; (e) there are no agreements with tenants other than as set forth in the Leases, including any revisions, amendments or modifications of the Leases; (f) there are no brokerage commissions or finder’s fees due or payable with respect to any Leases; and (g) to Borrower’s knowledge the Leases are in full force and effect and there are no material defaults thereunder by the applicable Property Owner or any tenant, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder.

(c)          No Person has any possessory interest in the Properties or right to occupy the same except under and pursuant to the provisions of the Leases and the Permitted Liens.

(d)          No fixed rent has been paid more than thirty (30) days in advance of its due date and no payments of rent are more than thirty (30) days delinquent, except as set forth on the Current Rent Roll and the accounts receivable aging report included in the financial statements heretofore provided to Lender.

(e)          The Management Agreements listed on Schedule 5.38(e) are the only Management Agreements in effect with respect to the Properties. Borrower has delivered true and correct copies of the Management Agreements together with any and all amendments thereto to Lender. The Management Agreements for the respective Properties are in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

5.39       Security Deposits. Each Loan Party and each Property Owner is in compliance in all material respects with all Legal Requirements with respect to the Security Deposits.

5.40       No Receipt of Loan Proceeds. All of the Senior Loan proceeds that have been advanced to each Senior Loan Obligor have been used solely for the purposes provided in the Senior Loan Documents.

5.41       Violations of Law. Except as set forth on Schedule 5.41, no Loan Party has knowledge of any notices of violations of any Applicable Law in effect as of the Closing Date by any Loan Party, or affecting or pertaining to any of the Properties.

5.42       No Event of Default. No Event of Default has occurred or will occur immediately following the making of the Loan, and no Default presently exists or will exist immediately following the making of the Loan, and there is no default or event of acceleration under any of the Senior Loan Documents which has not been cured or irrevocably waived in writing and no Loan Party has actual knowledge of any default or any event or circumstance which with the giving of notice or the passage of time, or both, would constitute a default under any Senior Loan Documents except as noted on Schedule 5.42.

5.43       No Set-Off. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Loan Party, including the defense of usury, nor would the exercise of any of the terms of the Security Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Loan Party has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

5.44	Representations and Warranties with Respect to the Properties.

(a)          Compliance with Legal Requirements. To Borrower’s knowledge, except as set forth on Schedule 5.44(a), the use of the Properties complies in all material respects with all Legal Requirements, including all applicable zoning regulations, building codes, Environmental Requirements and other Applicable Law. Each Property is a legal parcel lawfully created in full compliance in all material respects with all subdivision laws and ordinances.

(b)          Assessments. Except as contemplated in the Approved Operating Budget, there are no pending or, to the knowledge of any Loan Party, proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(c)          Flood Zone. No portion of any Property is located in an area as identified by the Federal Emergency Management Agency or the Federal Insurance Administration as an area having special flood hazards (Zone A), and, to the extent that any part of any Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100-year flood plain,” such Property is covered by flood insurance meeting the requirements set forth in Section 7.2.

(d)          Parking. Except as set forth on Schedule 5.44(d), parking spaces adequate for compliance of each Property with applicable zoning requirements and other Legal Requirements (and for compliance with all obligations of landlord under the Leases) are located on the applicable Property.

(e)          Utilities and Public Access. The following statements are accurate in all material respects with respect to each Property: (i) such Property has adequate rights of access to dedicated public ways (and makes no material use of any means of access, ingress or egress that is not pursuant to such dedicated public ways or recorded irrevocable rights-of-way or easements) and is served by water, electric, sewer, sanitary sewer and storm drain facilities; (ii) all utility services necessary for the proper operation of the Improvements for their intended purpose are available at the applicable Property, including water supply, storm and sanitary sewer facilities, gas and/or electricity and telephone facilities; (iii) all public utilities necessary to the continued use and enjoyment of such Property as presently used and enjoyed or as contemplated to be used and enjoyed are located in the public right-of-way abutting such Property or in areas (“Easement Areas”) that are the subject of recorded irrevocable easement agreements which benefit such Property and which are listed in Schedule A of any existing title insurance policy covering the Property so as to be included in the coverage thereof; (iv) all such utilities are connected so as to serve such Property without passing over other property other than Easement Areas; and (v) all roads and other access necessary for the full utilization of the Improvements for their intended purposes have been completed or the necessary rights of way therefor have either been acquired from the appropriate Governmental Authorities or have been dedicated to the public use and accepted by such Governmental Authorities and all necessary steps have been taken by each Property Owner for any such Governmental Authorities to assure the complete construction and installation thereof.

(f)           No Encroachments. With respect to each Property, all of the Improvements, except as shown on any existing survey, lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon such Property, and no easements or other encumbrances upon such Property encroach upon any of the Improvements.

(g)          Compliance with Law. Each Property and the use thereof comply in all material respects with all applicable insurance requirements. Except as set forth in Schedule 5.44(g), to Borrower’s knowledge no Property is a non-conforming use or legal non-conforming use. No Loan Party is in default or violation in any material way of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by or on behalf of any Loan Party or any Property Owner or, to the best of such Person’s knowledge, any other Person in occupancy of or involved with the operation or use of any Property, any act or omission affording any Governmental Authority the right of forfeiture as against (i) such Property or (ii) any part thereof or any monies paid in performance of the Obligations. No portion of any Property has been purchased with the proceeds of any illegal activity.

(h)          Damage. The Improvements are not damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

(i)           No Condemnation. Except as set forth in Schedule 5.44(i), no condemnation or eminent domain proceeding has been commenced, or to the knowledge of any Loan Party, is about to be commenced, against any Property or for the relocation of roadways providing access to such Property.

(j)           Payment of Taxes; Assessments. All Real Property Taxes and Other Property Charges relating to the Properties which are due and owing have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established, and no extension of time for assessment or payment by any Loan Party of any Real Property Taxes and Other Property Charges is in effect.

(k)          Separate Tax Lot. Each Property consists of a separate tax lot or lots and said lot or lots do not include any property not included within such Property.

(l)           Environmental Reports. Except as set forth on Schedule 5.45(l), no Loan Party has any knowledge of any material and adverse environmental condition or circumstance affecting any Property that was not disclosed in the Environmental Reports delivered to Lender. Borrower hereby represents and warrants to Lender that the representations and warranties contained in the Environmental Indemnity are true and correct. Except for any specific limitation contained in the Environmental Indemnity, this representation and warranty shall survive any termination, satisfaction, or assignment of this Agreement and the exercise by Lender of any of its rights or remedies hereunder.

(m)         Americans With Disabilities Act Compliance. With respect to each Property, the Improvements comply in all material respects with all of the requirements of the ADA.

(n)          Physical Condition. Except as disclosed in the Engineering Reports, the Properties, including the Improvements and all portions thereof, are in good condition, order and repair in all material respects. There exists no structural or other material defects or damages in the Properties, whether latent or otherwise, and no Loan Party has received notice from any insurance company, bonding company or any other Person of any defects or inadequacies in the Properties, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any Policies or bonds. All costs and expenses which are due and payable of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full except for those being contested in good faith.

5.45       Affiliate Agreements. The Loan Parties (other than Holdings) have not entered into and will not enter into any Affiliate Agreements (hereinafter defined) unless upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such Affiliate. Except as set forth on Schedule 5.45, no Loan Party (other than Holdings) has entered into any Affiliate Agreements, and Schedule 5.45 sets forth all fees, compensation and any other remuneration payable to each Loan Party (other than Holdings) on account of any such Affiliate Agreements.

5.46       Survival of Representations. Each Loan Party agrees that all of the representations and warranties made by any of the Loan Parties set forth in this Article V or elsewhere in the Loan Documents shall survive for so long as any amount remains owing to Lender under the Loan Documents by any Loan Party.

5.47       Senior Loan Documents. All of the Senior Loan Documents are listed in Schedule 5.47. Except as set forth in Schedule 5.47, there have been no modifications of the Senior Loan Documents evidencing or securing the Senior Loan, and there are no other agreements of any kind between the Loan Parties and the Senior Lenders or any other Person with respect to the Senior Loan except as set forth in Schedule 5.47.

5.48       Status. The REIT is a Maryland estate investment trust listed and in good standing on the New York Stock Exchange and is currently qualified as a real estate investment trust under the Code.

5.49       Filing and Recording Taxes. All transfer taxes, recording taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes or recording taxes, charges or fees or similar charges required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the making of the Loan or the transactions contemplated by this Agreement have been paid or are being paid in connection with the closing of the Loan. All mortgage, mortgage recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Security Documents, have been paid.

5.50       Representations and Warranties of Loan Parties. Each of the representations and warranties made by any Loan Party with respect to the Loan Party shall be deemed to have been made by Borrower with respect to each Loan Party, to the same extent such representation and warranty is made with respect to the Loan Party.

5.51       Material Agreements. Borrower has delivered to Lender true and complete copies of all Material Agreements and to Borrower’s knowledge, there are no material defaults thereunder by any party thereto.

5.52       Additional Pledges. None of the Loan Parties or their respective Affiliates and Subsidiaries has the right to pledge or encumber any other real property owned or held by such Person (other than the Collateral) because of the fact that such pledge or encumbrance is prohibited by the Senior Loan Documents, or any other instrument governing Indebtedness secured by any of the Property or the joint venture agreement relating to such property.

5.53       No Plan Assets. No Loan Party is or will be (i) an employee benefit plan as defined in Section 3(3) of ERISA which is subject to ERISA, (ii) a plan as defined in Section 4975(e)(1) of the Code which is subject to Section 4975 of the Code, or (iii) an entity whose underlying assets constitute “plan assets” of any such employee benefit plan or plan for purposes of Title I of ERISA of Section 4975 of the Code.

ARTICLE VI

FINANCIAL STATEMENTS AND INFORMATION

So long as the Obligations are outstanding, Borrower covenants and agrees that Borrower shall deliver to Lender or cause to be delivered to Lender:

6.1          Quarterly Operating Statements. Within 45 days after the end of each Fiscal Quarter, a copy of the operating statements and Current Rent Rolls for each Property.

6.2          Annual Financial Statements. Within 150 days after the close of each calendar year, a copy of (i) the annual audited consolidated and unaudited consolidating financial statements of Borrower and its Subsidiaries consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and changes in financial condition, setting forth in comparative form in each case the consolidated and consolidating figures for the previous calendar year and (ii) the annual audited financial statements of each Property, or group of Properties for which such statements are otherwise required under such Senior Loan Documents, consisting of a balance sheet, statement of income and retained earnings and changes in financial condition, setting forth in comparative form the figures for the previous calendar year as well as the corresponding budgeted figures for such fiscal year as set forth in the Operating Budget delivered pursuant to Section 6.5, which financial statements shall be prepared in accordance with GAAP, certified (except as to consolidating financial statements) without qualification by an Approved Accounting Firm, and accompanied by a certificate from the Chief Financial Officer of the REIT or an equivalent officer, in its capacity as the general partner of Holdings, that all such financial statements are complete and correct and present fairly in accordance with GAAP (y) the consolidated and consolidating financial position, the consolidated and consolidating results of operations and the changes in consolidated and consolidating financial position of Borrower and its Subsidiaries and (z) the financial position, the results of operations and the changes in financial position of each Property, in each case, as at the end of such year and for the period then ended.

Within 90 days after the close of each calendar year, a copy of the annual audited financial statement of the Guarantor consisting of balance sheets and statements of income and changes in financial condition which financial statements shall be prepared in accordance with GAAP.

6.3	Additional Information.

(a)          As soon as possible and in any event within 15 Business Days of receipt, any notice from the Internal Revenue Service, PBGC or Department of Labor with respect to a Plan regarding any excise tax, proposed termination of a Plan, prohibited transaction or fiduciary violation under ERISA or the Code which could result in any liability to Borrower or any member of the Controlled Group in excess of $100,000 and within 15 Business Days of filing, any Form 5500 filed by Borrower with respect to a Plan, or any member of the Controlled Group which includes a qualified accountant’s opinion.

(b)          As soon as possible and in any event within 30 days after receipt by the Borrower or any Loan Party, a copy of (a) any notice or claim to the effect that the Borrower, any Loan Party, or any of their respective Subsidiaries is or may be liable to any Person as a result of the release by such entity, or any of its Subsidiaries, or any other Person of any Hazardous Material and (b) any notice alleging any violation of any Environmental Requirement by the Borrower, any Loan Party, or any of their respective Subsidiaries, which, in either case, could be reasonably likely to result in a material liability or loss.

(c)          Promptly upon the distribution thereof to the press or the public, copies of all press releases of any Loan Party.

(d)          Notices Regarding ERISA Events. With reasonable promptness, and in any event within 15 days, the Loan Parties will give Lender notice (together with copies, if applicable) of: (1) each funding waiver request filed with respect to any Pension Plan and all communications received or sent by any ERISA Affiliate with respect to such request; (2) the failure of any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date; (3) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code; and (4) each schedule (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the IRS with respect to each Pension Plan. For purposes of this Section, each Loan Party shall be deemed to know all facts known by the administrator of any Employee Benefit Plan of which any Loan Party or any ERISA Affiliate is the plan sponsor. The Loan Parties will notify Lender in writing within five Business Days of any Loan Party obtaining knowledge or reason to know that any Loan Parties or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

(e)          Termination Events. Promptly and in any event within 15 days of becoming aware of the occurrence of or forthcoming occurrence of any (1) Termination Event or (2) “prohibited transaction”, as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Pension Plan or any trust created thereunder, the Loan Parties will deliver to Lender a notice specifying the nature thereof, what action the applicable Person has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto.

6.4	Compliance Certificates.

(a)          At the time of the delivery of the financial statements provided for in Section 6.2, a compliance certificate from the Chief Financial Officer of the REIT or other equivalent officer, in its capacity as the sole member of Borrower, certifying, on behalf of Borrower, that to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, and setting forth in reasonable detail the calculations required to establish whether the Loan Parties were in compliance with the applicable provisions of Section 8.11 and Section 8.17, at the end of such fiscal month.

(b)          From and after the first twelve months of the term of the Loan, at the time of the delivery subsequent to the first anniversary of the Closing Date of the financial statements and operating statements provided for in Sections 6.1 and 6.2, a borrowing base certificate (“Borrowing Base Certificate”) in the form of Exhibit H from the Chief Financial Officer or equivalent officer of the REIT, in its capacity as the general partner of Holdings , setting forth the value of the Properties determined as of the end of the most recently calculated fiscal quarter by applying a capitalization rate of 8% to each Property’s Net Operating Income for the immediately preceding four fiscal quarter periods and Borrower’s compliance with Section 2.7(b)(iv) adjusted to reflect the impact of any preferred equity interest of the Ohio Teachers’ Retirement Fund.

6.5          Annual Operating Budget. Borrower shall prepare and deliver to Lender, within thirty (30) days prior to the beginning of each calendar year, an annual expenditure budget for (A) Borrower and its Subsidiaries and (B) each Property, and in each case showing, in reasonable detail (i) each line item of anticipated income and operating expenses, including amounts required to establish, maintain, and/or increase reserves, and (ii) each line item of anticipated Capital Expenditures (“Operating Budget”). The Operating Budget shall also include a business plan (“Business Plan”) for Borrower’s and its Subsidiaries’ proposed operations during the forthcoming calendar year which shall include a projection of income and expenses for the coming year(“Projections”). The Operating Budget shall be prepared and submitted in a form reasonably acceptable to Lender. The Operating Budget for each Property through December 31, 2006 is attached hereto as Exhibit G. Lender shall have the right at any time following the occurrence and during the continuance of an Event of Default to approve each Operating Budget in Lender’s reasonable discretion. In the event that Lender objects to the proposed Operating Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objection) and Borrower shall promptly revise such Operating Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Operating Budget within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objection) and Borrower shall promptly revise the same in accordance with the process described in this sentence until Lender approves an Operating Budget. Each such Operating Budget approved by Lender in accordance with terms hereof shall hereinafter be referred to as an “Approved Operating Budget.”

6.6	Other Deliveries.

(a)          within fifteen (15) Business Days after the end of each calendar month, a Leasing Report for each of the Properties, certified by a duly authorized officer of Holdings, in its capacity as the sole member of Borrower, as being true, complete and accurate;

(b)          within forty-five (45) Business Days after the end of each quarter, an updated rent roll with respect to the Properties;

(c)          within fifteen (15) Business Days after written request from Lender, any information requested by Lender regarding any Leases and/or tenants under any Leases;

(d)          concurrently, copies of all tax returns filed with respect to the Borrower and Guarantor; and

(e)          within ten (10) Business Days after request, such further detailed information covering the operation of the Properties and the financial affairs of any Loan Party as may be reasonably requested by Lender.

6.7          Notices. Borrower shall give prompt written notice to Lender of any of the following:

(a)          the occurrence of any Default or Event of Default, or any other information or event which would have a Material Adverse Effect, the nature of such Default, Event of Default or Material Adverse Effect, and the action Borrower proposes to take (or proposes to cause the relevant Person to take) with respect thereto;

(b)          any litigation, arbitration or governmental proceedings pending or threatened against any Loan Party or any Property claiming damages in excess of $100,000 and which are not covered by insurance (subject to applicable deductibles);

(c)          any claim or Lien filed against any of the Properties involving a claim in excess of $100,000;

(d)          any Reportable Event or any “prohibited transaction” (as such term is defined in Section 4975 of the Code) in connection with any Plan or any trust created thereunder, which may, singly or in the aggregate materially impair the ability of Borrower to repay any of its obligations under the Loan Documents, describing the nature of each such event and the action, if any, the Borrower or Holdings, as the case may be, proposes to take with respect thereto;

(e)          any event or circumstance which could have a Material Adverse Effect; or

(f)           any voluntary or involuntary bankruptcy, reorganization, insolvency or similar proceeding under any Bankruptcy Law against any Loan Party or any tenant under a Major Lease.

6.8          Communication with Accountants. Each Loan Party authorizes Lender to communicate directly with its independent certified public accountants and authorizes those accountants to disclose to Lender any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of such Loan Party and any of its Subsidiaries or Affiliates. Upon request of Lender, each Loan Party shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 6.8.

ARTICLE VII

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that unless Lender shall otherwise consent in writing, from and after the Closing Date and until the Loan is irrevocably repaid in full:

7.1          Payment of the Debt. Borrower will pay the Debt at the times and in the manner provided in the Note and the other Loan Documents.

7.2	Insurance.

(a)          Borrower, at its sole cost and expense, will, or will cause each Property Owner to, keep each Property insured during the entire term of this Agreement, for the mutual benefit of Borrower and Lender, against loss or damage by fire and against loss or damage by other risks and hazards covered by a standard extended coverage insurance policy including, without limitation, riot and civil commotion, vandalism, malicious mischief, burglary and theft. The insurance policy shall contain optional perils and income loss endorsements and if any of the Improvements or the use of such Property shall at any time constitute legal non-conforming structures or uses, a law and ordinance endorsement. Such insurance shall be in an amount: (1) equal to at least the then full replacement cost of the Improvements, without deduction for physical depreciation; and (2) such that the insurer would not deem Borrower or Lender a co-insurer under such policies. The deductible in respect of such insurance shall not exceed the lesser of: (A) $10,000; and (B) one percent (1%) of the face value of such policy, unless a higher deductible is required by law. The premiums for the insurance carried in accordance with this Section shall be paid monthly. Each policy shall contain the “Extended Replacement Cost Endorsement” with a waiver of depreciation and a co-insurance waiver, in each case in form and substance satisfactory to Lender.

(b)          For each property upon which the construction of any Improvements is ongoing, Borrower, at its sole cost and expense, will, or will cause the Property Owner to, (i) obtain a builder’s all risk form insurance policy on a completed value, non-reporting form, in an amount equal to 100% of the anticipated completed cost of the Improvements, insuring the Improvements against all risks of any kind or character except those permitted by Lender in writing to be excluded from coverage thereunder, and an all risk policy of insurance covering loss of future earnings and/or rents from the Improvements in the event the Improvements are not ready or available for use or occupancy due to casualty, damage or destruction required to be covered by such builder’s all risk insurance policy, (ii) require policies of insurance to be carried by each contractor retained by Borrower or Property Owner performing work in connection with the Improvements covering worker’s compensation, employers’ liability, commercial general liability and comprehensive automobile liability, including a broad form of umbrella/excess liability insurance policy, and (iii) require policies of professional liability insurance to be carried by each design professional and surveyor performing work in connection with the Improvements covering each such party against claims for actual or alleged errors, omissions or negligent acts in the performance of their respective services rendered in respect of the Improvements.

(c)          Borrower shall, or shall cause each Property Owner to, also obtain and maintain during the entire term of this Agreement, at its sole cost and expense, for the mutual benefit of Borrower and Lender, the following policies of insurance:

(i)           Flood insurance (to the extent such Property is located in an area as identified by the Federal Emergency Management Agency or the Federal Insurance Administration as (y) an area having special flood hazards (Zone A), or (z) an area designated a “100-year flood plain”) in an amount equal to the then full replacement cost of the Improvements, without deduction for physical depreciation;

(ii)          Comprehensive public liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages, and containing aggregate underlying coverage of $2,000,000 and an additional $8,000,000 umbrella naming Lender and its successors and/or assigns as additional insureds;

(iii)        Insurance, in an amount equal to the insurable value of the Improvements, against loss or damage from (A) leakage of sprinkler systems; and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in the Improvements;

(iv)         Worker’s compensation insurance with respect to any employees of Borrower or each Property Owner as required by any Governmental Authority or Applicable Law;

(v)          Motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, containing minimum limits per occurrence of $5,000,000;

(vi)         A blanket fidelity insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by: (A) personnel of Manager and the Loan Parties (B) any employees of outside firms that provided appraisal, legal, data processing, or other services for Manager or the Loan Parties; and (C) temporary contract employees or student interns;

(vii)       Earthquake insurance (if required by Lender) with a total insured coverage equal to the sum of (A) business interruption and loss of rents in an amount equal to one hundred percent (100%) of the projected gross income for such Property for a period of eighteen (18) months, plus (B) the then full replacement cost of the Improvements, without deduction for physical depreciation, which insurance shall be subject to a deductible of not more than five percent (5%);

(viii)      Business interruption or loss of rents insurance (i) with proceeds payable to Lender or Senior Lender, subject, however, to the rights of the Senior Lenders; (ii) covering all risks required to be covered by the insurance provided for in this Section; (iii) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and all Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of eighteen (18) months from the date of the loss, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (iv) in an amount equal to one hundred (100%) percent of the projected gross income from such Property for a period of eighteen (18) months. The amount of such business interruption or loss of rents insurance shall be determined prior to the Closing Date and at least annually thereafter based on Borrower’s reasonable estimate (as approved by Lender) of the gross income from such Property for the succeeding eighteen (18) month period. All insurance proceeds payable to Lender pursuant to this paragraph shall be treated as Revenues by Lender and, unless otherwise paid to and retained by the Senior Lenders, deposited under the Deposit Account Agreement for application as provided therein; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the Obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually and timely paid out of the proceeds of such business income insurance and applied to such Obligations;

(ix)         Terrorism coverage in an amount acceptable to Lender; provided, however, if TRIA shall not be renewed, terrorism coverage shall only be required to the extent the cost thereof would not exceed twice the premium paid for such insurance had TRIA been in effect.

(x)          To the extent not covered in clauses (i) through (ix) above, such other insurance as may from time to time be reasonably required by Lender in order to protect such Property and Lender’s interests in the Collateral; and

(xi)         To the extent not already required by Lender in accordance with the foregoing, Borrower shall, or shall cause each Property Owner to, obtain any additional coverage required by the Senior Lenders in accordance with the Senior Loan Documents.

(d)          Borrower shall, or shall cause each Property Owner to, increase the amount of insurance required to be provided hereunder at the time that each such policy is renewed (but, in any event, not less frequently than once during each 12-month period) by using the F.W. Dodge Building Index to determine whether there has been an increase in the replacement cost of the Improvements since the most recent adjustment of any such policy and, if there has been any such increase, the amount of insurance required to be provided hereunder shall be adjusted accordingly. All policies of insurance required pursuant to this Section (collectively, the “Casualty Insurance Policies”) shall: (i) be issued by an insurer having, at all times relevant hereto, a claims paying ability of not less than “A” by A. M. Best Company, Inc. and an investment grade rating by Moody’s, S&P’s and any other rating agency rating such insurer (ii) as to the property insurance, name Lender as a loss payee and the person to which all payments made by such insurance company shall be paid subject, however, to the rights of the Senior Lenders; (iii) be maintained throughout the term of the Loan without cost to Lender; (iv) include a waiver of subrogation against Lender; (v) be assigned and delivered to Lender subject, however, to the rights of Senior Lenders; (vi) contain such provisions as Lender deems reasonably necessary or appropriate to protect its interest including, without limitation, a waiver of subrogation against Lender and endorsements providing that none of Borrower, the relevant Property Owner, Lender or any other party shall be a co-insurer thereunder, and that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation thereof; (vii) be issued by an insurer that is fully authorized to do business in the State in which the applicable Property is located; (viii) shall contain an endorsement providing that no act or negligence of Manager or any Loan Party or of a tenant or other occupant shall affect the validity or enforceability of the insurance insofar as Lender is concerned; and (ix) be satisfactory in form and substance to Lender, and be approved by Lender as to amounts, risk coverage, deductible, loss payees and insureds. Prior to the expiration date of each of the Casualty Insurance Policies, Borrower will, or will cause each Property Owner to, deliver to Lender satisfactory evidence of (a) the renewal of each Casualty Insurance Policy, (b) the payment in full of all premiums unless same are being paid through escrows held by the Senior Lenders, and (c) that Lender has been named an additional insured and loss payee thereunder. Borrower shall not, nor shall it permit any Property Owner to, obtain any blanket liability or casualty policy unless, in each case, such policy is approved in advance in writing by Lender. In the event such approval is granted and Borrower, or the relevant Property Owner, obtains a blanket policy, such policy shall specifically allocate to the applicable Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate policy insuring only such Property.

(e)          Borrower shall not, nor shall it permit any Property Owner to, carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Section. Notwithstanding the foregoing, Borrower, or any Property Owner, may carry insurance not required under this Agreement, provided any such insurance affecting the Properties shall be permitted by the terms of the Senior Loan Documents and shall be for the mutual benefit of Borrower, the relevant Loan Party and Lender and, to the extent required by the Senior Lenders, the Senior Lenders, as their respective interests may appear, and shall be subject to all other provisions of this Section, and provided that the existence of such additional insurance coverage does not limit, impair, reduce or modify the insurance required to be carried under this Section.

(f)           On an annual basis, Lender shall have the right to appoint a third party chosen by Lender to conduct an insurance audit of the Policies at Borrower’s expense to verify that Borrower (or the relevant Property Owner) has satisfied the requirements of this Section, the Senior Loan Documents and the Leases (a “Compliance Audit”). Upon the occurrence of an Event of Default, Lender shall have the right at any time and from time to time to require a Compliance Audit at Borrower’s expense. Borrower hereby covenants to pay Lender on demand all of Lender’s costs and expenses for each Compliance Audit required by Lender in accordance with this subsection.

(g)          If Borrower fails to provide Lender with satisfactory evidence that the requirements of this Section have been timely satisfied the Lender may, at its discretion and without notice to any of the Loan Parties, procure any required insurance. Any premiums paid for such insurance, or the allocable portion of any premium paid by the Lender under a blanket policy for such insurance, shall be a demand obligation of the Borrower and shall be added to the Obligations, and any unearned premiums under such insurance shall comprise a portion of the Collateral.

7.3	Casualty; Condemnation and Application of Proceeds.

(a)          If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Borrower shall give prompt written notice of such damage to Lender and shall, or shall cause the relevant Property Owner to, promptly commence and diligently prosecute, commence and diligently prosecute, the completion of the repair, replacement, rebuilding and restoration of such Property as nearly as possible to the condition such Property was in immediately prior to such fire or other casualty, with such alterations as may be approved by Lender (the “Restoration”) and otherwise in accordance with this Section. Borrower shall, or shall cause the relevant Property Owner to, pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower or the relevant Property Owner.

(b)          Borrower shall, or shall cause the relevant Property Owner to, promptly give Lender written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding and shall deliver to Lender copies of any and all papers served or received in connection with such proceedings. Subject to the rights of the Senior Lenders, Lender may participate in any such proceedings related to the Properties at Borrower’s sole cost and expense, and Borrower shall, or shall cause the relevant Property Owner to, from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, or shall cause the relevant Property Owner to, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any award or payment therefor shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the award by the condemning authority but shall be entitled to receive out of the award interest at the rate or rates provided herein or in the Note. If any Property or any portion thereof are taken by a condemning authority, Borrower shall, or shall cause the relevant Property Owner to, promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of this Section. The expenses incurred by Lender in the settlement of any condemnation award shall become part of the Debt, shall be secured by this Agreement and the other Security Documents and shall be reimbursed by Borrower to Lender on demand.

(c)          Upon the occurrence of any casualty at or of any Property or any part thereof where a Senior Lender does not have the right, in its sole and absolute discretion, to settle, adjust or compromise any claim under any policy of insurance, or in the event such Senior Lender has such right but shall waive or otherwise fail to exercise such right, then it shall be an Event of Default hereunder if any such claim is settled or compromised on terms that are not approved in writing by Lender in its sole and absolute discretion. It shall also be an Event of Default hereunder if Borrower or the relevant

Property Owner shall submit any proposed settlement of such claim to such Senior Lender for its approval under the Senior Loan Documents before Lender shall have approved such proposed settlement in writing. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Borrower or the relevant Property Owner may settle, adjust or compromise any such claim which is less than one hundred thousand dollars ($100,000.00) without Lender’s consent or approval; provided that within fifteen (15) days following the settlement Borrower delivers, or causes the relevant Property Owner to deliver, to Lender written notice of the settlement, together with a memorandum summarizing the relevant and material terms of the settlement. Upon the occurrence of an Event of Default, Lender shall be authorized to, in its sole discretion, settle and adjust any claim or proceeding regardless of amount without any obligation to consult with Borrower or the relevant Property Owner in connection therewith. The expenses incurred by Lender in the adjustment and collection of insurance proceeds shall become part of the Debt, shall be secured by this Agreement and the other Security Documents and shall be reimbursed by Borrower to Lender on demand.

(d)          If there occurs any insured damage to or destruction of, or any condemnation proceeding with respect to any Property or any part thereof, and any Senior Lender elects to apply insurance proceeds or condemnation award (collectively, the “Loss Proceeds”) to its Senior Loan, then the balance of any Loss Proceeds not so applied to such Senior Loan shall be applied to the Obligations. In the event any Senior Lender makes the Loss Proceeds available to Borrower or the relevant Property Owner for Restoration, any excess Loss Proceeds remaining after completion of Restoration and released to Borrower or the relevant Property Owner shall be paid to Lender to be applied to the Obligations.

(e)          Except as provided above, the Loss Proceeds shall be applied to reimburse Borrower or the relevant Property Owner, for the cost of restoring, repairing, replacing or rebuilding such Property or the part thereof affected by such casualty or condemnation or eminent domain proceeding, in the manner set forth below. Any such application to the Obligations shall not be considered a voluntary prepayment requiring payment of the prepayment consideration provided for in this Agreement, except that if an Event of Default shall have occurred, then such application shall be subject to the prepayment consideration computed in accordance with this Agreement, if any.

(f)           Whether or not Loss Proceeds shall be made available to Borrower or the relevant Property Owner for the Restoration following a casualty or condemnation, Borrower hereby covenants to, or to cause the relevant Property Owner to, restore, repair, replace or rebuild such Property to be of at least equal value and of substantially the same character as prior to such casualty or condemnation, all to be effected in accordance with Applicable Law and plans and specifications approved in advance by Lender; provided, however, that Borrower or the relevant Property Owner shall pay all costs (and if required by Lender, Borrower shall, or shall cause the relevant Property Owner to, deposit the total thereof with Lender in advance) of Restoration in excess of the Loss Proceeds made available pursuant to the terms hereof.

(g)          In the event Borrower or the relevant Property Owner is entitled to reimbursement out of Loss Proceeds held by Lender, such proceeds shall be disbursed from time to time upon Lender being furnished with: (1) evidence satisfactory to it of the estimated cost of completion of the Restoration; (2) funds, or, at Lender’s option, assurances satisfactory to Lender that such funds are available, sufficient in addition to the Loss Proceeds to complete the proposed Restoration; and (3) such architect’s certificates, waivers of lien for work previously performed or contemporaneously funded, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably require and approve. Pending any such disbursement, Borrower shall, or shall cause the relevant Property Owner to, deliver all Loss Proceeds and additional funds to the Depository, which proceeds shall be held in an interest-bearing deposit account, and Borrower hereby grants to Lender, as further security for the Obligations, a security interest in such deposit account, all funds deposited therein and all interest and other proceeds thereof. All withdrawals from such deposit account shall require Lender’s authorization. All interest or other earnings with respect to the funds deposited in such deposit account shall be disbursed in accordance with the terms of this paragraph. Lender may, in any event, require that all plans and specifications for such Restoration, be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld). No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time. Funds other than the Loss Proceeds shall be disbursed prior to disbursement of such Loss Proceeds, and at all times the undisbursed balance of the Loss Proceeds remaining in Lender’s possession, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all liens and claims of lien. Any surplus which may remain out of Loss Proceeds and additional funds held by Lender pursuant to this Section 7.3 after payment of such costs of Restoration shall be applied by Lender in reduction of the Debt.

(h)          If Loss Proceeds are paid to any Senior Lender for disbursement, Borrower shall, or shall cause the relevant Property Owner to, deliver to Lender copies of all written correspondence delivered to and received from such Senior Lender that relates to such Loss Proceeds.

(i)           The provisions of this Section 7.3 shall not be deemed violated if and to the extent the Senior Lenders require, pursuant to their rights under the applicable Senior Loan Documents, use and application of Loss Proceeds in a manner inconsistent with this Section 7.3.

7.4	Real Property Taxes.

(a)          Borrower shall, or shall cause each Property Owner to, promptly pay all taxes, assessments, water rates, sewer rents, governmental impositions, and other charges, including without limitation vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Properties, now or hereafter levied or assessed or imposed against the Properties or any part thereof (the “Real Property Taxes”), all ground rents, maintenance charges and similar charges, now or hereafter levied or assessed or imposed against the Properties or any part thereof (the “Other Property Charges”), and all charges for utility services provided to the Properties as same become due and payable. Borrower will deliver to Lender, promptly upon Lender’s request, evidence satisfactory to Lender that the Real Property Taxes, Other Property Charges and utility service charges have been so paid or are not then delinquent. Borrower shall not suffer (or permit any Property Owner to suffer) and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against any Property. Except to the extent sums sufficient to pay all Real Property Taxes and Other Property Charges have been deposited (i) with Lender in accordance with the terms of this Agreement or the Deposit Account Agreement, or (ii) with a Senior Lender pursuant to the Senior Loan Documents, Borrower shall furnish to Lender paid receipts for the payment of the Real Property Taxes and Other Property Charges prior to the date the same shall become delinquent.

(b)          After prior written notice to Lender, any Loan Party or Property Owner, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any of the Real Property Taxes; provided that (1) no Event of Default has occurred, (2) such Loan Party or Property Owner is permitted to do so under the provisions of any mortgage, deed of trust or deed to secure debt affecting the relevant Property including those securing any Senior Loan, (3) such proceeding shall suspend the collection of the Real Property Taxes from such Loan Party or such Property Owner and from such Property, or such Loan Party or Property Owner shall have paid all of the Real Property Taxes under protest, (4) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Loan Party or Property Owner is subject and shall not constitute a default thereunder, (5) neither the applicable Property nor any part thereof or interest therein will in the opinion of Lender be in danger of being sold, forfeited, terminated, cancelled or lost, (6) Borrower shall have deposited with Lender adequate cash reserves for the payment of the Real Property Taxes, together with all interest and penalties thereon, unless such Loan Party or Property Owner has paid all of the Real Property Taxes under protest, (7) such Loan Party or Property Owner shall have furnished such security as may be reasonably required in the proceeding, or as may be requested by Lender to insure the payment of any contested Real Property Taxes, together with all interest and penalties thereon, and (8) such Loan Party or Property Owner shall promptly, upon final determination thereof, pay the amount of any such contested Real Property Taxes, together with all costs, interest and penalties which may be payable in connection therewith. In addition, if the contested Real Property Taxes are not paid in full when such Loan Party or Property Owner commences such contest, then such proceeding shall suspend the collection of Real Property Taxes from the affected Property. In addition, Borrower shall pay to Lender upon demand, any costs incurred by Lender in ensuring compliance by such Loan Party or Property Owner with this Section 7.4, including attorney’s fees, monitoring and evaluating expenses and any tax service fees.

(c)          Unless such amounts are collected by the Senior Lenders, subject to the penultimate sentence of this Section 7.4, Borrower shall pay to Lender, on the first (1st) day of each calendar month, without any requirement of notice or written demand from Lender, (i) one-twelfth of the amount required to pay in full the Real Property Taxes and Other Property Charges that will become due and payable during the following twelve (12) months with respect to the Properties, and (ii) one-twelfth of an amount required to pay in full the insurance premiums due with respect to the Properties for the renewal of the coverage afforded by the Policies upon the expiration thereof (the amounts in (i) and (ii) above shall be called the “Escrow Fund”). Borrower agrees to, or shall cause the relevant Property Owner to, notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Real Property Taxes, Other Property Charges or insurance premiums of which they have or obtain knowledge and hereby authorizes Lender or its agent to obtain the bills for Real Property Taxes and Other Property Charges directly from the appropriate taxing authority. Lender will apply the Escrow Fund to payments of Real Property Taxes, Other Property Charges and insurance premiums with respect to the Properties required to be made by Borrower pursuant to Sections 7.2 and 7.4 hereof pursuant to the terms of the Deposit Account Agreement. If the amount of the Escrow Fund shall exceed the amounts due for Real Property Taxes, Other Property Charges and insurance premiums with respect to the Properties pursuant to Sections 7.2 and 7.4 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Escrow Fund. If Lender estimates that the Escrow Fund is not sufficient to pay the items set forth above, Borrower shall promptly pay to Lender, upon ten (10) days written demand, an amount which Lender shall estimate as sufficient to make up the deficiency. Notwithstanding the foregoing, it remains Borrower’s responsibility to, or to cause each Property Owner to, timely pay all Real Property Taxes, Other Property Charges and insurance premiums with respect to the Properties. Accordingly, in the event that Borrower’s payments to the Escrow Fund are insufficient to pay all Real Property Taxes, Other Property Charges and insurance premiums with respect to the Properties in full as they become due, Borrower shall pay, without any requirement of prior demand or notice from Lender, the full the amount of any deficiency into the Escrow Fund not later than the Payment Date occurring in the calendar month in which such Real Property Taxes, Other Property Charges and/or insurance premiums with respect to the Properties, as applicable, would, if not timely paid, become due, payable and delinquent. The Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Lender. No earnings or interest on the Escrow Fund shall be payable to Borrower. Notwithstanding the foregoing provisions of this paragraph, to the extent Senior Lender for any Property for which the Senior Lender is escrowing for Real Property Taxes, Other Property Charges and/or insurance premiums pursuant to the Senior Loan Documents for such Property, Lender will waive the requirements of this Section 7.4(g) to the extent of the escrow established pursuant to such Senior Loan Documents. For example, if Senior Lender is only requiring that Real Property Taxes and Other Property Charges to be escrowed, Borrower shall be required hereunder to escrow for insurance premiums with respect to such Property.

7.5	Leases and Revenues.

(a)          As more particularly set forth in the Deposit Account Agreement, each Loan Party shall, or shall cause each Property Owner to, cause all Revenues to be deposited in the Deposit Account, except for amounts paid to and applied by any Senior Lender under the Senior Loan Documents.

(b)          Borrower shall, or shall cause each Property Owner to, use its best efforts to maintain all leasable space in the Properties leased at no less than fair market rental rates for comparable space in competitive properties. Upon written request, Borrower shall, or shall cause each Property Owner to, furnish to Lender executed copies of all Leases. Subject to the provisions of this Section, all Major Leases shall be subject to the prior approval of Lender which approval shall not be unreasonably withheld or delayed and shall include estoppel provisions in favor of Lender satisfactory to Lender. Borrower shall, or shall cause each Property Owner to, (i) observe and perform all the obligations imposed upon the lessor under the Leases and not do or permit to be done anything to impair the value of any of the Leases; (ii) promptly send copies to Lender of all notices of default which such Loan Party or the relevant Property Owner or its agents or representatives shall send or receive thereunder; (iii) enforce all of the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed, to the same extent as a reasonable and prudent landlord would; (iv) not collect any of the Revenues more than one (1) month in advance; (v) not execute any other assignment of the lessor’s interest in any of the Leases or the Revenues, except under the Senior Loan Documents; (vi) not alter, modify or change the terms of any Major Leases without the prior written consent of Lender, or cancel or terminate any Major Leases or accept a surrender thereof or convey or transfer or suffer or permit a conveyance or transfer of any Property or of any interest therein so as to effect a merger of the estates and rights of or a termination or diminution of the obligations of, lessees thereunder; (vii) not alter, modify or change the terms of any guaranty, letter of credit or other credit support with respect to the Major Leases (the “Lease Guaranty”) or cancel or terminate such Lease Guaranty, and (viii) not consent to any assignment of or subletting under any Major Lease in respect of which the consent of landlord is required without the prior written consent of Lender. Lender shall have the right, following ten (10) days prior written notice to the applicable Loan Party (or without such notice if an Event of Default exists) at the Borrower’s expense, but shall not be obligated, to cure any default by the applicable Loan Party under any of the Leases which the applicable Loan Party is not proceeding diligently to cure, and this provision shall be deemed to be a written authorization and each tenant shall be entitled to rely thereon. Such curing by Lender of a default by the applicable Loan Party under any of the Leases shall not release the applicable Loan Party in any way from liability to Lender for the applicable Loan Party’s failure to discharge the applicable Loan Party’s duty to so cure that default. Any and all sums expended by Lender with respect to any such cure, together with interest thereon at the Protective Advance Default Rate from the date paid by Lender until repaid by Borrower, shall immediately be due and payable to Lender by Borrower on demand and shall be secured by the Loan Documents. Lender and any Person designated by Lender are hereby authorized by Borrower on behalf of each Property Owner to directly communicate with any of the tenants or the Manager at any time and from time to time regarding such matters as Lender deems appropriate, and Borrower on behalf of each Property Owner hereby acknowledges and agrees that each Loan Party and Property

Owner shall have no claim or cause of action against Lender arising out of such communications.

(c)          Borrower shall, or shall cause each Property Owner to, provide Lender upon request, a certified status report concerning rental activity in the Properties, which report shall specifically list the portions of the Properties which are committed, under negotiation or have been leased under executed and delivered Leases as of the date of the report, and such other information as may be requested by Lender.

(d)          Notwithstanding any provisions herein to the contrary, no warrants, stock options or similar rights in any tenant or any Affiliate thereof, any licensee or any other Person providing any services related to or for the benefit of any Property may be granted to any Loan Party, Property Owner or their respective Affiliates, without Lender’s prior written consent, which consent may be withheld in Lender’s sole discretion, and which consent may be conditioned upon, among other things, Lender’s receipt of a perfected security interest in such warrants, stock options or similar rights as security for the Debt.

7.6          Maintenance of Properties. Borrower shall, or shall cause the Property Owners to, maintain the Properties in a good and safe condition and repair. The Improvements, materials, equipment, furniture, fixtures and other articles of personal property located therein and thereon not owned by lessees under Leases (the “Personal Property”) shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property and tenant improvement costs) without the prior written consent of Lender. Borrower shall not, nor shall it permit any Property Owner to, initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Properties or any part thereof without the prior written consent of Lender. If under applicable zoning provisions the use of all or any portion of any Property is or shall become a nonconforming use, Borrower will not, nor will it allow any Property Owner to intentionally or knowingly cause or permit the nonconforming use to be discontinued or abandoned without the express written consent of Lender.

7.7          Waste. Borrower shall not, nor shall it permit any Property Owner to, (a) commit or suffer any waste of the Properties, (b) make or permit to be made any change in the use of the Properties which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Properties, (c) take or cause to be taken any action that might invalidate or give cause for cancellation of any Policy, or (d) do or permit to be done thereon anything that could in any way impair the value of the Properties or Lender’s rights under the Loan Documents.

7.8	Compliance With Laws.

(a)          Borrower shall, and shall cause each Property Owner to, promptly comply with all Applicable Laws. Particularly, Borrower shall, or shall cause each Property Owner to cause the Properties to at all times strictly comply to the extent applicable with the requirements of the ADA, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities, as amended, and to pay all costs associated with such compliance. Each Loan Party shall, from time to time, upon Lender’s request, provide Lender with evidence satisfactory to Lender that the Properties comply in all material respects with all Applicable Law or are exempt from compliance with Applicable Law. Notwithstanding any provisions set forth herein, Borrower shall not, nor shall it permit any Property Owner to, alter any Property in any manner which would materially increase any Loan Party’s or such Property Owner’s responsibilities for compliance with Applicable Law without the prior written approval of Lender, not to be unreasonably withheld. Lender’s approval of the plans, specifications, or working drawings for alterations of the Properties shall create no responsibility or liability on behalf of Lender for their completeness, design, sufficiency or their compliance with Applicable Law. Lender may condition any such approval upon receipt of a certificate of compliance with Applicable Law from an independent architect, engineer, or other person reasonably acceptable to Lender. Borrower shall, or shall cause each Property Owner to, give prompt notice to Lender of the receipt by Borrower or such Property Owner of any notice related to a violation of any Applicable Law and of the commencement of any proceedings or investigations which relate to compliance with Applicable Law.

(b)          After prior written notice to Lender, any Loan Party may, at its sole cost and expense, by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, contest the validity or application in whole or in part of any Applicable Law; provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall suspend the enforcement or prosecution of such Applicable Law against such Loan Party or such Property, as applicable, or such Loan Party or Property Owner shall have complied with such law under protest; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument or agreement affecting such Property to which such Loan Party or such Property Owner is subject (including without limitation, the Senior Loan Documents) and shall not constitute a default thereunder; (iv) neither such Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; and (v) each Loan Party shall have, or shall cause the relevant Property Owner to have, deposited with Lender, if reasonably required by Lender, adequate reserves or other security as Lender may reasonably require for the payment of any potential fines or penalties in connection with the enforcement of such Applicable Law.

7.9	Books and Records.

(a)          Borrower will, and will cause each Loan Party to, keep and maintain, on a Fiscal Year basis, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of such Loan Party and all items of income and expense in connection with the operation of the Properties. Borrower shall cause Lender to have the right from time to time at all times during normal business hours to examine such books, records and accounts at the office of such Loan Party or other Person maintaining such books, records and accounts and to make copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, the

Borrower shall pay any costs and expenses incurred by Lender to examine such accounting records as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest. The Borrower shall, or cause the Property Owners to, furnish or make available to Lender and its agents convenient facilities for the examination and audit of any of the applicable books and records.

(b)          Pursuant to and in accordance with the reporting requirements set forth in Article VI of this Agreement, Borrower shall, or shall cause each Loan Party to, concurrently furnish to Lender all financial statements, operating statements, balance sheets, budgets, rent rolls, notices, consents, requests, reports, and all other financial or written communications related to the Properties delivered to any Senior Lender, issued by any Manager, and/or received by any Loan Party.

7.10       Change in Fiscal Year. Borrower shall, and shall cause each Loan Party to, maintain December 31 as its fiscal year end.

7.11       Payment of Taxes, Charges, Claims and Current Liabilities. Borrower shall, and shall cause each Loan Party to, pay or discharge:

(a)          on or prior to the date on which penalties thereon accrue, all federal, all state and all other material Taxes, assessments and other government charges or levies imposed upon it or any of its properties or income (including such as may arise under Section 4062, Section 4063 or Section 4064 of ERISA, or any similar provision of Law);

(b)          on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen and other like Persons which result in creation of a Lien upon any property of such Loan Party (including the Properties);

(c)          on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any the property of such Loan Party (including the Properties) (other than Permitted Liens) or which, if unpaid, might give rise to a claim entitled to priority over general creditors of such Loan Party in a case under the Bankruptcy Code, or in any insolvency proceeding or dissolution or winding-up involving such Loan Party; and

(d)          all other current liabilities so that none is overdue more than sixty (60) days.

Notwithstanding the foregoing, any Loan Party, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Applicable Law or Governmental Authority or the payment of any asserted Taxes, assessments, charges, levies, claims, liabilities or judgments entered against such Loan Party or any of their assets (including the Properties) (collectively in this Section 7.11, the “requirements”); provided that (1) no Event of Default has occurred, (2) such Loan Party or Property Owner is permitted to do so under the provisions of any mortgage, deed of trust or deed to secure debt affecting such Loan Party (or any of its properties), including those securing any Senior Loan, (3) such proceeding shall suspend the requirements as to such Loan Party and from such Property, or such Loan Party shall have paid or performed all of the requirements under protest, (4) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Loan Party is subject and shall not constitute a default thereunder, (5) neither the applicable Property nor any part thereof or interest therein will in the opinion of Lender be in danger of being sold, forfeited, terminated, cancelled or lost, (6) Borrower shall have deposited with Lender adequate cash reserves for the payment or performance of the requirements, together with all interest and penalties thereon, unless such Loan Party has paid or performed all of the requirements under protest, and (7) such Loan Party or Property Owner shall have furnished such security as may be reasonably required in the proceeding, or as may be requested by Lender to insure the payment or performance of any contested requirements, together with all interest and penalties thereon.

7.12       Performance of Other Agreements. Borrower shall, and shall cause each Loan Party to, observe and perform each and every term to be observed or performed by such Person pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Properties (including, without limitation, the Material Agreements), and any Amendments thereto, or given by any Loan Party to Lender for the purpose of further securing any Obligation.

7.13       Right of Entry. Borrower shall, and shall cause each Loan Party to, provide to Lender and its agents access to their respective executive or other offices or any part thereof or any Property for the purpose of making inspections at all reasonable times, including, without limitation, for the purpose of curing any default that occurs or that is asserted by any Senior Lender under the Senior Loan Documents.

7.14       Existence; Compliance with Legal Requirements. Borrower shall, and shall cause each Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and qualifications, and material rights, licenses, permits and franchises and comply in all material respects with all requirements of Governmental Authorities applicable to it. Borrower shall, and shall cause each Property Owner to, at all times maintain, preserve and protect all franchises and trade names and preserve all of their respective property used or useful in the conduct of its respective business. Borrower shall cause each Property Owner to qualify to do business and remain in good standing under the laws of the state in which the applicable Property is located and in each jurisdiction as and to the extent the same is required for the ownership, maintenance, management and operation of the applicable Property.

7.15       Title to Property. Borrower shall, and shall cause each Property Owner to, (i) warrant and defend (A) the title to the Collateral and every part thereof, and (B) the validity and priority of the liens of the Security Documents against the claims of all persons and entities whatsoever and (ii) warrant and defend the title of the Property Owners to the Properties and every part thereof. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including Professional Fees) incurred by Lender if an interest in any Property or the Collateral, other than as permitted hereunder, is claimed by another Person. Borrower hereby assigns, or agrees to cause each Property Owner to assign to Borrower so that it may assign, to Lender all proceeds payable under any Title Insurance Policy, subject to the rights of any Senior Lender, if any, under its mortgagee title insurance policy, and shall deliver such funds to Lender for deposit into the Deposit Account, to be held and applied in the manner set forth in the Deposit Account Agreement.

7.16	ERISA.
(a)	Compliance with ERISA. The Loan Parties shall not:

(i)           permit the occurrence of any Termination Event which would result in a liability to any Loan Party or any ERISA Affiliate in excess of $100,000;

(ii)          permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities by more than $100,000;

(iii)         permit any accumulated funding deficiency in excess of $100,000 (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived;

(iv)         fail to make any contribution or payment to any Multiemployer Plan which any Loan Party or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which results in or is likely to result in a liability in excess of $100,000;

(v)          engage or permit any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $100,000 is imposed;

(vi)         permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to any Borrower or any ERISA Affiliate or increase the obligation of any Loan Party or any ERISA Affiliate to a Multiemployer Plan which liability or increase, individually or together with all similar liabilities and increases could have a Material Adverse Effect; or

(vii)       fail, or permit any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof.

(b)          No Prohibited Transaction. Borrower covenants and agrees that it shall not, and shall not permit any Loan Party to, engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(c)          No Plan Assets. The Loan Parties shall not at any time during the term of this Agreement become (1) an employee benefit plan defined in Section 3(3) of ERISA which is subject to ERISA, (2) a plan as defined in Section 4975(e)(1) of the Code which is subject to Section 4975 of the Code, (3) a “governmental plan” within the meaning of Section 3(32) of ERISA or (4) an entity any of whose underlying assets constitute “plan assets” of any such employee benefit plan, plan or governmental plan for purposes of Title I or ERISA, Section 4975 of the Code or any state statutes applicable to the Borrowers regulating investments of governmental plans.

(d)          Delivery of Certifications. Borrower further covenants and agrees to deliver to Lender and to cause each Loan Party to deliver to Lender, such certifications or other evidence from time to time throughout the term of this Agreement, as required by Lender in its sole discretion, that the covenant set forth in paragraph (c) of this Section 7.16 is true at such time.

7.17	Environmental Matters.

(a)          Borrower shall and shall cause each Loan Party and their respective Subsidiaries and Affiliates to (i) comply with any Environmental Requirements, including, without limitation, any such laws or regulations relating to contamination from any Hazardous Materials, (ii) notify Lender promptly upon learning of any spill of Hazardous Material upon any premises owned or occupied by such Loan Party and their respective Subsidiaries and Affiliates where such spill or hazardous substance would be reasonably likely to cause contamination, and (iii) promptly forward to Lender a copy of any order, notice, permit, application or any other communication or report in connection with any such spill or any other matter relating to the Environmental Requirements as they may affect such premises.

(b)          Borrower will defend, indemnify, and hold harmless Lender, its employees, agents, officers, and directors, in its capacity as Lender hereunder and also as successor in interest to any Loan Party or any of its Subsidiaries or Affiliates as owner or lessee of any premises by virtue of foreclosure or acceptance in lieu of foreclosure, from and against any and all claims, demands, penalties, causes of action, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, foreseen or unforeseen, contingent or otherwise (including, without limitation, counsel and consultant fees and expenses, investigation and laboratory fees and expenses, court costs, and litigation expenses) arising out of, or in any way related to, (i) any breach by Borrower of any of the provisions of this Section 7.17 or Article XIV hereof, (ii) the presence, disposal, spillage, discharge, emission, leakage, release, or threatened release of any Hazardous Material which is at, in, on, under, about, from or affecting any of the Properties or Improvements, including, without limitation, any damage or injury resulting from any such Hazardous Material to or affecting any of the Properties or Improvements or the soil, water, air, vegetation, buildings, personal property, persons or animals located on such Property or on any other property or otherwise, (iii) any personal injury

(including wrongful death) or property damage (real or personal) or other liability predicated on common law arising out of or related to any such Hazardous Material, (iv) any lawsuit brought or threatened, settlement reached, or order or directive of or by any Governmental Authority relating to such Hazardous Material, (v) any violation of any Environmental Requirement, or (vi) otherwise under or on account of the Environmental Requirements, including the assertion of any Lien against any Property or Improvements; provided, however, that Borrower shall not be obligated to indemnify Lender for any loss, liability, damage or expense suffered or incurred subsequent to Lender’s foreclosure, or acceptance in lieu of foreclosure, of any of the Collateral so long as such loss, liability, damage or expense results solely from circumstances or conditions in effect or occurring subsequent to the date of such foreclosure or acceptance and in no way proximately relate to circumstances or conditions existing prior to such date. The aforesaid indemnification shall, notwithstanding any exculpatory or other provision of any nature whatsoever to the contrary set forth in the Note, this Agreement or any other document or instrument now or hereafter executed and delivered in connection with the Loan, constitute the personal recourse undertakings, obligations and liabilities of Borrower. The Obligations and liabilities of Borrower under this paragraph shall survive and continue in full force and effect and shall not be terminated, discharged or released, in whole or in part, irrespective of whether the Debt has been paid in full and irrespective of any foreclosure of the Pledge Agreement, sale of the Collateral pursuant to the provisions of the Security Documents or acceptance by Lender, its nominee or wholly-owned subsidiary of an assignment in lieu of foreclosure or sale and irrespective of any other fact or circumstance of any nature whatsoever.

(c)          In the event of any spill or Hazardous Material affecting any premises owned or occupied by any Loan Party or any of their respective Subsidiaries or Affiliates, whether or not the same originates or emanates from such premises or any contiguous real estate, and/or if any Loan Party or such Subsidiary or Affiliate shall fail to comply with any of the Environmental Requirements applicable to the spill or Hazardous Material, Lender may, but shall not be obligated to, give such notices or cause such work to be performed or take any and all actions legally required to remedy such spill or hazardous substance or cure such failure to comply and any amounts paid as a result thereof, together with interest thereon at the Default Rate, shall be immediately due and payable by Borrower and, until paid, shall be added to the Obligations.

7.18       Subdivision Maps. Prior to recording any final map, plat, parcel map, condominium plats, lot line adjustment or other subdivision map of any kind covering any portion of any Property (collectively, “Subdivision Map”), Borrower shall, or shall cause the relevant Property Owner to, submit such Subdivision Map to Lender for Lender’s review and approval, which approval shall not be unreasonably withheld.

7.19       Pledge of all Assets. Subject to terms of the Senior Loan Documents, it is the intention of the Loan Parties and Lender that all properties, rights and assets of the Loan Parties (other than Holdings), whether real or personal, tangible or intangible, or otherwise shall at all times be pledged to Lender as “Collateral” and as security for the Loan, except to the extent prohibited by Material Agreements in effect on the Closing Date and which have been disclosed in writing to Lender (the “Effective Material

Agreements”). Accordingly, to the extent any Loan Party (other than Holdings or a Property Owner) acquires any properties, rights or assets at any time after the Closing Date for which a Lien in favor of Lender is not prohibited by the Effective Material Agreements or if the Effective Material Agreements at any time cease to prohibit such Lien, then Borrower shall immediately (i) notify Lender thereof in writing, and (ii) pledge or cause the same to be pledged to Lender as additional “Collateral” and as security for the Debt pursuant to mortgages, deeds of trust, pledge agreements or other documents acceptable to Lender.

7.20       Estoppel Statements. Within ten (10) days after request by Lender to Borrower, Borrower shall furnish to Lender a statement, duly acknowledged and certified and setting forth (A) the original principal amount of the Note, (B) the unpaid principal amount of the Note, (C) the Applicable Interest Rate of the Note, (D) the date on which installments of interest and principal were last paid, (E) the terms of payment, (F) any offsets or defenses to the payment of the Loan, if any, (G) that the Note, this Agreement and the other Loan Documents are valid, legal and binding obligations of the Loan Parties, and have not been Amended or, if Amended, giving particulars of such Amendment (H) that, except as provided in such statement, there are no defaults or events which with the passage of time or the giving of notice or both, would constitute an event of default under the Loan Documents, (I) whether or not, to the best knowledge of the Loan Parties and applicable Property Owner, any of the tenants under the Leases are in default under the Leases, and, if any of the tenants are in default, setting forth the specific nature of all such defaults, and (J) as to any other matters reasonably requested by Lender.

Upon Lender’s request, Borrower shall cause the applicable Property Owner to (to the extent the applicable Property Owner has the right to obtain the same under the Leases) promptly request within five (5) Business Days, and thereafter use commercially reasonable efforts (including, without limitation, the expenditure of any money reasonably required to enforce tenants’ obligations under all Leases) to obtain, estoppel certificates from any one or more tenants identified by Lender attesting to such facts regarding the Lease as required by the applicable Lease or if no form is required by the applicable Lease, attesting to such facts regarding the Lease as may be reasonably requested by Lender.

7.21       Further Assurances. Borrower shall and shall cause each of the Loan Parties to, do and execute all and such further lawful and reasonable acts, conveyances and assurances as are required or desirable, as determined by Lender, to carry out the intents and purposes of this Agreement and the other Loan Documents. Borrower shall cause each of the Loan Parties to execute and deliver on demand one or more financing statements, chattel mortgages or other instruments, to evidence or perfect more effectively the security interest of Lender in the Collateral, and if any of the Loan Parties fails to execute and deliver any of the foregoing within five (5) days after such request by Lender, Borrower on its own behalf and on behalf of each Loan Party hereby grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender pursuant to this Section 7.21, and hereby authorizes Lender to execute in the name of such Loan

Party or without the signature of such Loan Party to the extent Lender may lawfully do so, any such financing statements, chattel mortgages or other instruments.

7.22       Hedging Transactions. Notwithstanding anything contained herein to the contrary, in the event Borrower does not elect a twenty-four (24) month Eurodollar Interest Period for the entire amount of the Loan, the Borrower must purchase an interest rate cap at an equivalent strike price. Such transaction shall be in form and substance satisfactory to Lender.

7.23       Cooperate in Legal Proceedings. Borrower shall, and shall cause the Property Owners to, cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority, which may in any way affect the rights of Lender hereunder, or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

7.24       Contracts. Borrower shall and shall cause each of the Property Owners to, deliver or cause to be delivered to Lender copies of all contracts or other agreements (and all amendments, modifications or supplements thereto), whether now existing or hereafter entered into, affecting any Loan Party or the use, maintenance, management or operation of any of the Properties, and any contracts regarding a sale of any of the Properties or an interest therein. No Loan Party shall, without Lender’s consent, enter into any service, maintenance or other contracts affecting the Properties that (a) involve more than $250,000 in expenditures, or (b) are not terminable on one month’s notice or less without cause and without penalty or premium. All service, maintenance or other contracts affecting the Properties shall be arms-length transactions with Persons who are not Affiliates of any Loan Party, in the ordinary course of the applicable Loan Party’s business and shall provide for the payment of fees in amounts and upon terms not in excess of existing market rates.

7.25       Purchase Options. Borrower shall cause the Property Owners to, deliver to Lender true and correct copies of any purchase agreement, any option agreement and any rights of first offer or rights of first refusal to purchase any of the Properties or any portion thereof, or any other similar agreement for Lender’s approval prior to any Property Owner’s execution thereof.

7.26       Appraisals. Lender shall have the right at any time, and from time to time, to conduct appraisals of any or all of the Properties. Borrower agrees and shall cause the Property Owner to agree to reasonably cooperate with the appraiser. Such appraisals shall be at Lender’s cost and expense unless such appraisal(s): (a) is required by law or regulation; or (b) in connection with an Event of Default in which case it shall be at Borrower’s cost and expense.

7.27       Tenant Estoppels. The Borrower agrees to exercise commercially reasonable efforts to obtain within ninety (90) days following the Closing Date tenant estoppel certificates in form and substance reasonably satisfactory to Lender from tenants representing not less than 65% of the gross rentable square footage for each of

180 N. LaSalle and 77 West Wacker. The tenants at 180 N. LaSalle must include Accenture, Schwartz Cooper, Pugh-Jones and Performics, Inc. The tenants at 77 West Wacker must include McGuire Woods, Jones Day, Greenberg Traurig, R. R. Donnelly and Wachovia Bank.

ARTICLE VIII

NEGATIVE COVENANTS

Borrower covenants and agrees that, from and after the Closing Date and until the Maturity Date:

8.1          Fundamental Changes; No New Subsidiaries. Except as set forth in Schedule 8.1 or as provided in Section 8.5 below, no Loan Party (other than Holdings, except as set forth in Article XI) or any of their respective Subsidiaries shall, directly or indirectly, by operation of law or otherwise, merge into, consolidate with, or sell all or substantially all of their assets or ownership interests or otherwise combine with, any Person or form any Subsidiary. No Loan Party (other than Holdings) shall engage in any business activities or operations other than the ownership and operation of the Properties they currently own. Borrower shall not allow (i) Holdings to own less than one hundred percent (100%) of the membership interests in Borrower or (ii) the Borrower to be controlled by a Person other than Holdings.

8.2          Investments; Loans and Advances. No Loan Party (other than Holdings) or any of their respective Subsidiaries shall commit any funds or resources, undertake any project or venture, make any investment in, or make or accrue loans or advances of money to any Person or make any expenditure, directly or indirectly, other than in accordance with the Approved Operating Budget, without the prior written consent of Lender, which may be withheld in Lender’s sole and absolute discretion.

8.3          Indebtedness. Neither Holdings nor any other Loan Party or any of their respective Subsidiaries shall without the prior written consent of Lender, which may be withheld in Lender’s sole and absolute discretion, create, incur, assume or permit to exist any Indebtedness, whether recourse or nonrecourse, whether superior or junior and whether secured or unsecured, except: the Permitted Debt and Guarantees entered into by Holdings.

8.4          Liens. No Loan Party (other than Holdings) or any of their respective Subsidiaries shall create or permit any Lien on any of its properties or assets except Permitted Liens.

8.5          Sales and Refinancing of Assets. (a) No Loan Party (other than Holdings) or any of their respective Subsidiaries shall sell, transfer, convey or otherwise dispose of any assets or properties without the prior written consent of Lender unless the applicable Loan Party receives Asset Disposition Net Proceeds of not less than the amount (the “Release Price”) set forth beside the assets listed on Schedule 8.5 and such Loan Party or Borrower makes the mandatory prepayment prescribed in Section 2.7(b)(i), in which case Lender will release any interest in the Collateral sold or in the Property sold.

(b)         Any refinancing (other than a refinancing that is effected entirely with Permitted Refinancing Indebtedness) shall be subject to Lender’s prior written approval in its sole discretion. Upon the consummation of any refinancing, (A) the relevant Property Owner shall promptly provide Lender with such information or security documents regarding the relevant Property as Lender shall reasonably request and (B) any holder of equity interests in the relevant Property Owner, direct or indirect, which has not theretofore pledged such equity interests to Lender pursuant to the Pledge Agreements shall execute an Amendment to its relevant Pledge Agreement so that a security interest in the equity interests, direct or indirect, of such Property Owner has been granted to Lender as security for the Obligations. If Lender consents to any such refinancing of a Senior Loan and the applicable Loan Party receives proceeds exceeding the amount of debt refinanced plus required escrows, reserves and normal and customary closing costs (“Refinancing Proceeds”), then all such refinancing proceeds shall be applied as a mandatory prepayment prescribed in Section 2.7(b)(i).

8.6          Acquisition of Assets. No Loan Party (other than Holdings) or any of their respective Subsidiaries shall purchase, lease, sublease, license, sublicense or otherwise acquire any assets or properties without the prior written consent of Lender.

8.7          Distributions. The declaration or payment of any dividends by any Loan Party (other than Holdings) or any of their respective Subsidiaries to any Person other than the Borrower or a Subsidiary of the Borrower, the making of any distribution to any partners, members or shareholders of any of the Loan Parties (other than Holdings) or any of their respective Subsidiaries to any Person other than the Borrower or a Subsidiary of the Borrower or the setting aside of any funds for any such purpose, shall be prohibited (each of the foregoing, collectively, the “Distributions”) if a Default or Event of Default has occurred and is continuing or would occur as a result of such Distribution. No Loan Party (other than Holdings) or any of their respective Subsidiaries shall permit the purchase or redemption of any of their equity interests or the equity interests of any of their Affiliates or Subsidiaries, except for trading in the shares of REIT as permitted by Section 11.1. No Loan Party (other than Holdings) or any of their respective Subsidiaries or Affiliates shall pay, or permit the payment of management fees to any Loan Party or any direct or indirect partners, members, shareholders or Subsidiaries thereof, or request disbursement of funds from any Senior Lender for such purpose without the consent of Lender except for fees and advances provided for in the Approved Operating Budget.

8.8          Transactions with Affiliates. No contracts between or among (i) any Loan Party and (ii) any direct or indirect partner, member or shareholder of any Loan Party (“Affiliate Agreements”) shall be made except on an arm’s-length basis; and the parties to each Affiliate Agreement shall acknowledge and agree that such agreement is terminable upon notice, without penalty, premium or liability for future or accrued liabilities or obligation if an Event of Default shall have occurred under the Loan Documents. Following an Event of Default under the Loan Documents, if requested by Lender in writing, each Loan Party shall, or shall cause its Subsidiaries, to terminate any

Affiliate Agreements specified by Lender within five (5) days after delivery of Lender’s request, if and to the extent that such termination is permitted under the Senior Loan Documents.

8.9          Modifications and Waivers. Unless otherwise consented to in writing by Lender, no Loan Party shall, nor shall it permit any of its Subsidiaries to,

(a)          amend, modify, terminate, renew, or surrender any rights or remedies under any Lease, or enter into any Lease, except in compliance with Section 7.5;

(b)          amend, modify or terminate any of its Organizational Documents, except for non-material amendments;

(c)          amend, modify, surrender or waive any material rights or remedies under, or enter into or terminate, any Material Agreement;

(d)          modify or attempt to modify the terms of the Payment Direction Letter or any Disbursement Direction Letter;

(e)          modify or attempt to modify the Sources and Uses Statement; and cancel or otherwise forgive or release any material claim or material debt owed to any Loan Party by any Person, except for adequate consideration and in the ordinary course of business.

8.10       Limitations on Expenditures. Borrower shall not incur additional liability for nor make any capital expenditures, marketing expenditures, leasing expenditures or other discretionary expenditures (other than expenditures necessary for the continued compliance by Loan Parties with existing Leases and Senior Loan Documents) if and to the extent such discretionary expenditures result in a failure of the Loan Parties’ operating revenues to be sufficient to pay their expenses and principal and interest on the Loan as and when the same become due. In the event Borrower defers any capital expenditures in order to comply with this Section 8.10, Borrower shall so notify Lender in writing of the amount of the deferral and the period for which the deferral is to occur.

8.11       Financial Covenant. Borrower will not permit the “Debt Service Coverage Ratio”, determined as of the end of each of its fiscal quarters for the then most recently ended four fiscal quarters of (i) Net Operating Income to (ii) Consolidated Debt Service during such period, all calculated for Borrower and its Subsidiaries on a consolidated basis, to be less than 1.10 to 1.00 unless Borrower complies with the provisions of Section 2.7(b)(vi). If Borrower purchases an interest rate cap or swap as permitted in Section 7.22, the Consolidated Debt Service for the Debt under this Agreement shall be calculated using the Eurodollar strike price for such hedging agreement plus 4.25% per annum.

8.12       Misapplication of Funds. No Loan Party or their respective Subsidiaries or Affiliates shall permit any distribution of any Revenues or Loss Proceeds in violation of the provisions of this Agreement, any misappropriation of any Security Deposit or portion thereof, or any Distributions in violation of the provisions of this Agreement.

8.13       Change in Jurisdiction of Organization. No Loan Party shall make any change in the scope or nature of its business objectives, purposes or operations, or in the jurisdiction in which it is organized, or undertake or participate in activities other than the continuance of its present business without Lender’s prior written consent, which Lender may condition or withhold in its sole and absolute discretion. If any Loan Party requests Lender’s consent to change the jurisdiction in which it is organized, Borrower shall deliver a written request to Lender at least thirty (30) days in advance, together with UCC-1 financing statements for filing in the jurisdiction(s) in which such Person desires to be organized, together with a legal opinion that the filing of such financing statement(s) in such jurisdiction(s) will maintain the priority of Lender’s perfected security interest in the Collateral.

8.14       Regulation U. Borrower shall not use or permit the use of any of the proceeds of the Loan in a manner which would cause the Loan to be treated as a “Purpose Credit.”

8.15       Negative Pledge. Borrower agrees that throughout the term of this Loan, no “negative pledge” on with respect to any Property of any Loan Party or their respective Subsidiaries or any Unencumbered Assets restricting right of any of the foregoing to sell or encumber such Property or Unencumbered Asset shall be granted or allowed to exist, except as expressly set forth herein.

8.16       Approval of Alterations. No Loan Party shall make any material alterations to any of the Properties which might reasonably be expected to reduce the value to Lender of such Property as collateral or which would materially reduce rent by square footage at any of the Properties without a corresponding increase in the value of the affected Property, as reasonably determined by Lender, unless such Loan Party shall have obtained the Lender’s prior written consent.

8.17       Liquidity Covenant. In addition to amounts held in escrow pursuant to the Senior Loan Documents or otherwise, or earmarked or otherwise allocated to a specific purpose, Borrower shall not permit the aggregate amount of its cash and Cash Equivalents and amounts in the Tenant Improvement and Commission Reserve Fund plus the aggregate amount of the cash and Cash Equivalents of PGRT Equity II LLC and the amounts in the Tenant Improvement and Commission Reserve Fund maintained in accordance with Section 2.14 of the Loan Agreement between Lender and PGRT Equity II LLC of even date herewith to be less than $6,000,000 at any time.

ARTICLE IX

MANAGEMENT

9.1          Management; Termination of Manager. (a) Borrower warrants and covenants that: Unless otherwise consented to by Lender in its sole and absolute discretion or prohibited by the terms of any applicable Senior Loan Documents, each

Property shall at all times during the term of the Loan be leased, managed and marketed by the managers (“Managers”) identified on Exhibit 9.1 pursuant to the management agreements identified on Exhibit 9.1 (as may be amended, the “Management Agreements”). Borrower shall not, and shall not permit any other Loan Party or any of their respective Subsidiaries or Affiliates to, terminate or replace any Manager or its successor or assign, or agree to any Amendment to any of the Management Agreements, without Lender’s prior written consent. Borrower shall cause all Property Owners to (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of the applicable Property Owner to be performed and observed by the applicable Property Owner so that the rights of the applicable Property Owner under the Management Agreement remain unimpaired; and (ii) promptly notify Lender of the giving of any notice by the Manager to a Property Owner of any default by a Property Owner in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of a Property Owner and deliver to Lender a true copy of each such notice. The applicable Property Owner shall promptly enforce the performance and observance of all of the covenants required to be observed and performed by the Manager. Borrower shall cause the applicable Property Owner to cause any such Manager of the Property to agree that such manager’s management agreement is subject and subordinate in all respects to the Security Documents.

(b)         If (i) at any time, an Event of Default occurs and is continuing, (ii) a Manager shall become bankrupt or insolvent or (iii) a material default occurs under any of the Management Agreements beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, terminate the Management Agreement (“Lender Termination Request”) to the extent permitted under the Senior Loan Documents or any intercreditor agreement between Lender and the Senior Lender and replace Manager with a manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

(c)         Notwithstanding anything contained in the Management Agreements, fees under each Management Agreement shall not exceed the sum of the following: (a) one hundred percent of that portion of the management fee actually reimbursed by tenants pursuant to their leases (“Reimbursed Fees”) and (b) one hundred percent of that portion of the management fee not reimbursed by tenants (“Non-Reimbursed Fees”) but in no event may such Non-Reimbursed fees exceed two percent (2%) of gross revenues from the applicable Property. Management Fees payable under the management agreement for 77 West Wacker Drive shall not be subject to the foregoing restriction.

9.2          Brokerage Agreements. Brokerage Agreements made or existing during the term of the Loan shall not be subject to the Lender’s prior written approval provided they are on customary market terms and meet with the following requirements. The Brokerage Agreements shall each provide that the relevant Loan Party, its Subsidiaries or Affiliates (for purposes of this Section 9.2, the “Relevant Signatory”), shall have the right to terminate said Brokerage Agreement with or without cause on no more than thirty

(30) days prior written notice upon the occurrence of an Event of Default. If requested by Lender in writing (a “Lender Termination Request”) at any time, the Relevant Signatory shall issue within five (5) days after delivery of the Lender Termination Request, a notice of termination to terminate the Brokerage Agreement (a “Broker Termination Notice”). Notwithstanding the foregoing, if the broker is an Affiliate of the Relevant Signatory, Lender’s delivery to the Relevant Signatory of a Lender Termination Request shall automatically terminate the Brokerage Agreement effective as of the date specified in the Lender Termination Request. If the broker is not an Affiliate of the Relevant Signatory, the Relevant Signatory shall appoint a replacement broker pursuant to a new Brokerage Agreement within thirty (30) days after delivery of such Lender Termination Request. If the Relevant Signatory fails to issue the Broker Termination Notice within said five (5) day period, then Lender shall have the right, and the Relevant Signatory hereby irrevocably authorizes Lender and irrevocably appoints Lender as the Relevant Signatory’s attorney-in-fact coupled with an interest, at Lender’s sole option, to issue a Broker Termination Notice on behalf of and in the name of the Relevant Signatory, and the Relevant Signatory hereby releases and waives any claims against Lender arising out of Lender’s exercise of such authority. Any replacement Brokerage Agreement shall by its terms commence upon the day the prior agreement terminates (but not later than the thirtieth (30th) day after delivery of the corresponding Lender Termination Request) and shall have as its scheduled expiration date a date not earlier than the Maturity Date.

ARTICLE X

SENIOR LOAN

10.1       Compliance with Senior Loan Documents; Lender Cure. Borrower shall cause each applicable Senior Loan Obligor to (i) pay all principal, interest and other sums required to be paid by it under and pursuant to the provisions of the Senior Loan Documents to which it is a party, (ii) diligently perform and observe all of the terms, covenants and conditions of the Senior Loan Documents on the part of such Senior Loan Party to be performed and observed, unless such performance or observance shall be waived or not required in writing by the relevant Senior Lender, and (iii) promptly notify Lender of the giving of any notice by the applicable Senior Lender to such Senior Loan Party of any default by such Senior Loan Party in the performance or observance of any of the terms, covenants or conditions of the Senior Loan Documents on the part of such Senior Loan Party to be performed or observed and deliver to Lender a true copy of each such notice, together with any other consents, notices, requests or other written correspondence between such Senior Loan Party and Senior Lender. Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing any Loan Party from any of its Obligations hereunder and under the other Loan Documents, if there shall occur any default under the Senior Loan Documents or if any Senior Lender asserts that any Senior Loan Party has defaulted in the performance or observance of any term, covenant or condition of any Senior Loan Documents (whether or not the same shall have continued beyond any applicable notice or grace periods, whether or not such Senior Lender shall have delivered proper notice to the applicable Senior Loan Party and without regard to any other defenses or offset rights such Senior Loan Party may have against Senior Lender), Borrower hereby expressly agrees that

Lender shall have the immediate right, without notice to or demand, but shall be under no obligation, (A) to pay all or any part of the Senior Loan that is then due and payable and any other sums and to perform any act or take any action, on behalf of such Senior Loan Obligor, as may be appropriate to cause all of the terms, covenants and conditions of the Senior Loan Documents on the part of such Senior Loan Obligor to be performed or observed thereunder to be promptly performed or observed, and (B) to pay any other amounts and take any other action as Lender, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section 10.1 (including Professional Fees), with interest at the Protective Advance Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Debt, shall be secured by the Security Documents and shall be due and payable to Lender upon demand therefor. Any sums so paid and costs so incurred by Lender shall bear interest at the Protective Advance Default Rate until paid to Lender by Borrower. Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, Professional Fees whether or not suit is brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender as a result of the foregoing actions. Lender shall have no obligation to any Loan Party, any Senior Loan Party or any other Person to make any such payment or performance. Borrower shall not, nor shall it permit any Senior Loan Party to, impede, interfere with, hinder or delay any effort or action on the part of Lender to cure any default or asserted default under any Senior Loan, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a default or asserted default under any Senior Loan. Any default or breach by any Senior Loan Party under the Senior Loan Documents to which it is a party which is not cured prior to the expiry of any applicable grace, notice or cure period afforded to such Senior Loan Party under such Senior Loan Documents shall constitute an Event of Default under this Agreement, without regard to any subsequent payment or performance of any such obligations by Lender. Each Loan Party hereby grants to Lender and any Person designated by Lender the right to enter upon any Property at any time following the occurrence of any default, or the assertion by any Senior Lender that a default has occurred, under any Senior Loan Documents, for the purpose of taking any such action or to appear in, defend or bring any action or proceeding to protect such Senior Loan Party’s and/or Lender’s interest. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender. If any Senior Lender or any Loan Party shall deliver to Lender a copy of any notice of default under any Senior Loan Documents sent by any Senior Lender to a Senior Loan Party, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section. In the event that Lender makes any payment in respect of any Senior Loan, Lender shall be subrogated to all of the rights of such Senior Lender under such Senior

Loan Documents, in addition to all other rights Lender may have under the Loan Documents.

10.2       Estoppels. Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, Professional Fees whether or not suit is brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to any Senior Loan which was misrepresented in, or which warrants disclosure and was omitted from such estoppel executed by such Loan Party or such Senior Loan Party.

10.3       No Amendment. Borrower shall not, nor shall it permit any Senior Loan Party to, without obtaining the prior written consent of Lender, enter into any Amendment of any of the Senior Loan Documents. Borrower shall provide Lender with a fully executed and complete copy of any Amendment to the Senior Loan Documents within five (5) days after the execution thereof. Without limiting the generality of the foregoing, any increase in the principal amount, interest rate, monthly debt service payments, fees or other amounts payable, or fixing the interest rate on the Senior Loan Agreement for Continental Towers, or to be reserved or escrowed, under or with respect to any Senior Loan Documents, any change in the maturity date of any Senior Loan, cash management procedures, or any change to the provisions of the Senior Loan Documents relating to the release of collateral or security or the release price therefor, without the express prior written consent of Lender, shall be prohibited pursuant to this paragraph.

10.4       Acquisition of the Senior Loan. Borrower shall not and shall cause each Loan Party and their Subsidiaries or Affiliates to not acquire or agree to acquire any Senior Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of any Senior Loan, via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an immediate Event of Default hereunder. If, solely by operation of applicable subrogation law any such Person shall have failed to comply with the foregoing, then Borrower (i) shall immediately notify Lender of such failure, (ii) shall cause any and all such Persons acquiring any interest in the Senior Loan Documents (A) not to enforce such Senior Loan Documents, and (B) upon the request of Lender, to the extent any of such Persons has or have the power or authority to do so, to promptly (1) cancel such Senior Note, (2) reconvey and release any Senior Lien and any other collateral under such Senior Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under such Senior Loan Documents. Borrower hereby expressly covenants and agrees that, in the event that Lender acquires the Senior Loan at any time when an Event of Default shall have occurred, then, at Lender’s option, exercised in Lender’s sole and absolute discretion, Lender may elect (x) to declare that such Senior Loan is in default (which default shall not be subject to any grace, notice or cure periods), and (y) to accelerate such Senior Loan indebtedness.

10.5       Deed-in-Lieu. Borrower shall not, nor shall it permit any Senior Loan Party to, enter into any deed-in-lieu or consensual foreclosure with or for the benefit of any Senior Lender or any of its Affiliates. Without the express prior written consent of Lender, Borrower shall not, nor shall it permit any Senior Loan Party to, enter into any consensual sale or other transaction in connection with any Senior Loan which could diminish, modify, terminate, impair or otherwise adversely affect the interests of Lender or such Senior Loan Party in the Collateral or any portion thereof or any interest therein or of such Senior Loan Party in any Property or any portion thereof or any interest therein.

10.6       Refinancing; Prepayment. Borrower shall be required to obtain the consent of Lender, which may be withheld in Lender’s sole discretion, before any Senior Loan Party is permitted to make any partial or full prepayments of amounts owing under any Senior Loan. Borrower shall not, nor shall it permit any Senior Loan Party to, refinance any Senior Loan (except for a refinancing effected entirely with Permitted Refinancing Indebtedness) prior to the payment to Lender of all amounts owing to Lender evidenced by the Note without the consent of Lender, which may be withheld in Lender’s sole discretion except in accordance with and subject to the provisions of Section 8.5(b).

10.7       Acquisition of Senior Loan. Borrower, on its own behalf and on behalf of each Loan Party hereby acknowledges and agrees that Lender shall have the right to purchase or otherwise acquire any Senior Loan at any time and further hereby expressly covenants and agrees that, in the event that Lender acquires any Senior Loan at any time when an Event of Default shall have occurred, then, at Lender’s option, exercised in Lender’s sole and absolute discretion, Lender may elect (x) to declare that such Senior Loan is in default (which default shall not be subject to any grace, notice or cure periods), and (y) to accelerate such Senior Loan indebtedness.

ARTICLE XI

TRANSFERS OF INTERESTS

11.1       Transfer or Encumbrance. Borrower shall not, nor shall Borrower permit any Loan Party to, whether in one or a series of transactions, (i) issue or agree to issue any direct or indirect interest (including preferred equity or securities convertible into preferred or common equity) of any nature whatsoever, whether partnership, stock, membership, equity, beneficial, profit, loss or otherwise (collectively and in the singular, as the context may require, the “Ownership Interests”) in such Person or (ii) allow or permit the Transfer of any Ownership Interest in any other Loan Party directly or indirectly, by operation of law or otherwise, or (iii) the Transfer of an interest of any Person having a direct or indirect legal or beneficial Ownership Interest in any Loan Party, including any legal or beneficial interest in any constituent member, partner or owner of such Person; or (iv) the change, removal, resignation or addition of a partner, joint venturer or member in any Loan Party, in each case, without the prior written consent of Lender, which consent in any and all circumstances may be conditioned or denied for any reason or no reason in the sole and absolute discretion of Lender; provided, however, notwithstanding anything to the contrary in the foregoing, preferred stock in the REIT may be Transferred without the prior consent of Lender, provided that after such Transfer, no person or group of persons as a result of such Transfer (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), shall beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) more than the Applicable Ownership Limit of any class of securities of the REIT, provided, further, notwithstanding anything contained herein to the contrary, Guarantor may transfer his interests in Prime Office Company LLC to a spouse, one or more lineal descendants, brothers, sisters or ancestors (or a trust for the benefit of, or a partnership or other entity controlled by one or more of the foregoing) provided that such transfer in no way impairs or affects the Collateral for the Loan and provided that David Lichtenstein at all times maintains control (as defined in the definition of Affiliate) of Borrower and Guarantor may transfer in the aggregate up to 15% of the membership interests in Prime Office Company LLC and/or Park Avenue Funding LLC to other third parties. The provisions of the foregoing sentence of this paragraph shall apply to each and every such further Transfer, regardless of whether or not Lender has consented to, or waived its rights hereunder with respect to, any such previous Transfer, and irrespective of whether such further Transfer is voluntary, by reason of operation of law or is otherwise made. If Lender in its sole and absolute discretion consents to a Transfer, the transferee of any Ownership Interest shall pay all of Lender’s out of pocket expenses relating to any Transfer (including, without limitation, Professional Fees) and shall enter into such pledge and security agreements, financing statements and other instruments, to evidence Lender’s continuing security interest in the Collateral as Lender may require, and deliver such opinions of counsel, Rating Agency Confirmations, and other further assurances as Lender may require. Lender may release, regardless of consideration, any part of the security held for the Obligations secured by the Pledge Agreements without, as to the remainder of the security, in any way impairing or affecting the lien of the Pledge Agreements or its priority over any subordinate lien.

11.2       Transfers of the Properties. Except as permitted in Section 8.5(a), Borrower shall not, and shall not permit any Property Owner to, sell, convey, transfer, encumber, pledge, hypothecate or assign all or any material portion of any Property, other than as required by the Senior Loan Documents or the Loan Documents (and aside from immaterial utility easements necessary for the efficient operation of the Properties), without Lender’s prior written consent, which such consent may be conditioned or delayed for any reason or for no reason, in Lender’s sole discretion.

ARTICLE XII

CASH MANAGEMENT

12.1	Establishment of Borrower’s Deposit Account.

(a)          Borrower has established and will maintain a deposit account No. 48786014 with Citibank or such other depository institution as may be acceptable to Lender, as described in Section 12.2, in Lender’s name as secured party to serve as the “Deposit Account” for the purposes described in this Article (said account, and any account replacing the same in accordance with this Agreement and the Deposit Account Agreement, shall be referred to herein as the “Deposit Account”; and Citibank or such other depository institution selected by Lender in which the Deposit Account may hereafter be maintained shall be referred to herein as the “Depository”). In addition, Lender is authorized from time to time to establish such additional deposit accounts as Lender may determine and to deposit therein funds from the original Deposit Account (or funds which otherwise would be held in the Deposit Account), to hold reserves, to facilitate investments, or otherwise for the convenience of Lender in administering such funds (said accounts may be referred to as the “Ancillary Accounts”).

(b)          The Deposit Account and the Ancillary Accounts shall be under the sole dominion and control of Lender; and except as expressly provided in Section 12.7, the Loan Parties shall have no rights to control or direct the investment or payment of funds therein. Lender may elect to change any financial institution in which the Deposit Account or the Ancillary Accounts shall be maintained, and Lender shall give the Borrower written notice of any such change.

(c)          On or before the Closing Date, Borrower or the applicable Property Owner (the “Property Owners”) shall enter into an agreement with LaSalle Bank National Association with respect to the following depository accounts: Continental Towers Checking Account No. 580096413, 280 Shuman Atrium Checking Account No. 5800179292, and 800 Jorie Blvd. LLC Checking Account No. 5800179284 (collectively, the “Property Owners Accounts”) providing LaSalle Bank National Association with irrevocable instructions to transfer to the Deposit Account on a daily basis all funds remaining in the Property Owners Accounts after the transfer into a separate account of an amount equal to the Operating Expenses authorized in the then applicable Approved Operating Budget for the applicable month for the applicable Property as prescribed in the letters of direction (“Letters of Directions”) provided for in Section 12.2.

(d)          On or before the Closing Date, Borrower shall establish an operating account with the Depository (“Operating Account”) which Operating Account shall be pledged to Lender in accordance with the terms of this Agreement.

12.2       Transfers into the Deposit Account. The applicable Property Owners shall on or before the date hereof deliver to LaSalle Bank National Association as the depository for each of them, respectively, irrevocable instructions to: promptly after receipt of any funds that are Revenues from a Property transfer to an account to be designated by the applicable Property Owner the amount set forth below for each month for such Property (“Monthly Operating Expense Payment”) and thereafter during such month transfer on a daily basis the balance in the account until the end of such month directly to the Deposit Account of Lender as prescribed in the applicable Letter of Direction:

	Atrium	Jorie	Continental Towers

Each month in 2006	53,001	97,791	578,741

Each month in 2007	54,984	99,885	599,814

In addition, on or before the date hereof Borrower shall enter into a letter agreement with LaSalle Bank National Association with respect to PGRT Equity LLC Account No. 5800986472 providing LaSalle Bank National Association with irrevocable instructions to transfer all amounts in such account on a daily basis to the Deposit Account.

12.3       Application of Funds in the Deposit Account. Except as otherwise provided herein, and subject to Section 12.4 below, funds in the Deposit Account shall be allocated (or paid, as the case may be) as follows:

(a)          First, to the payment of accrued and unpaid interest then due upon the Loan and any other amounts due under the Loan Documents.

(b)          Second, to fund the Tenant Improvement and Leasing Commission Reserve Account; and

(c)          Third, to Borrower’s Operating Account or any other account designated by Borrower.

On each day that any payment of interest or principal is due under the Loan, or at any time thereafter, Lender may at its option pay such amount from the Deposit Account without any prior written consent or approval of the Borrower, and Borrower hereby irrevocably authorizes Lender to so make any such payment at Lender’s election from time to time.

12.4       Defaults; Cash Restriction Conditions. If any Event of Default or uncured Default shall occur and be continuing, then notwithstanding anything to the contrary in this Section or elsewhere, Lender shall have no obligation to transfer funds pursuant to Section 12.3(c). If any Event of Default shall occur and be continuing, then notwithstanding anything to the contrary in this Section or elsewhere, Lender shall have all rights and remedies available under applicable law and under the Loan Documents and, notwithstanding anything to the contrary contained herein, Lender may apply any and all funds in the Deposit Account and any Ancillary Account against all or any portion of any of the Obligations, in any order.

12.5	Security Interest in Deposit Account Collateral.

(a)          The Borrower hereby assigns and pledges to Lender, and hereby grants to Lender, as additional security for the Obligations, a first priority security interest in and to all right, title and interest of the Borrower in and to all of the following, in each case, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising (collectively, the “Deposit Account Collateral”):

(i)           the Accounts (as defined in the Uniform Commercial Code), all Financial Assets (as defined in the Uniform Commercial Code) from time to time credited to the Deposit Account (including, without limitations, all cash equivalents), all funds held therein and all claims Borrower has with respect to such funds, and all certificates and instruments, if any, from time to time representing or evidencing the Accounts and assets of such accounts;

(ii)          all Permitted Investments from time to time and all certificates and instruments, if any, from time to time representing or evidencing the Permitted Investments;

(iii)         all notes, securities (including any Securities (as defined in the Uniform Commercial Code)), instruments, certificates of deposit, deposit accounts and investments from time to time hereafter delivered to or otherwise possessed by the Depository for the benefit of Lender or LaSalle Bank, National Association for the benefit of the Borrower in substitution for or in addition to any or all of the then existing Deposit Account Collateral;

(iv)         all interests, dividends, cash, Securities, Instruments (each, as defined in the Uniform Commercial Code) and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the then existing Deposit Account Collateral;

(v)          all earnings and investments held in any account for the Borrower in accordance with the Deposit Account Agreement or hereunder or otherwise; and

(vi)         all proceeds (including without limitation, cash proceeds) of any and all of the foregoing, including without limitation proceeds that constitute property of the types described in clause (i) above.

This Agreement and the pledge, assignment and grant of security interest made hereby shall secure payment of all Obligations payable by the Borrower to Lender under the Note, the Guaranty and the other Loan Documents. The Borrower acknowledges that the Depository is acting as the agent of, and at the direction of, Lender in connection with the subject matter of this Agreement.

(b)          The Borrower agrees to promptly execute, acknowledge, deliver, file or do, at its sole cost and expense, all acts, assignments, notices, agreements or other instruments as Lender may reasonably require in order to effectuate, assure, convey, secure, assign, transfer and convey unto Lender any of the rights granted by this Agreement and to more fully perfect and protect any assignment, pledge, lien and security interest confirmed or purported to be created hereby, or to enable Lender to exercise and enforce its rights and remedies hereunder, in respect of the Deposit Account Collateral. If Borrower fails, after the giving of required notices, if any, and the expiration of applicable grace periods, if any, to perform any agreement or obligation contained herein, Lender may perform or cause the performance of such agreement or obligation, and the reasonable expenses of Lender incurred in connection therewith shall be payable to Lender by the Borrower.

(c)          Nothing contained herein shall impair or otherwise limit the Borrower’s obligation to timely make the payments (including, without limitation, interest and principal) required by the Note, the Guaranty and the other Loan Documents, it being understood that such payments shall be so timely made in accordance with the Loan Documents, regardless of the amounts on deposit in the Deposit Account.

(d)          The Borrower irrevocably instructs and authorizes the Depository to take from time to time the actions specified in any instructions received from Lender, and to exercise the obligations imposed on the Depository hereunder without seeking any further consent from Borrower.

12.6	Certain Additional Matters.

(a)          At Lender’s option, the Lender shall have the right to cause the Depository to entitle the Deposit Account and any Ancillary Accounts with any designation Lender may select in its sole discretion. The name of the accounts may be changed in connection with an assignment of the Loan by Lender, to reflect such assignment.

(b)          The Deposit Account and any Ancillary Accounts shall be assigned the federal tax identification numbers of the Borrower. Prior to application in accordance with the terms hereof, all amounts in the Deposit Account and any Ancillary Accounts shall remain assets of the Borrower, subject to the pledge, lien and security interest granted to Lender hereunder, and subject to all of the terms and conditions of this Agreement and the other Loan Documents.

(c)          In order to further secure the performance by the Borrower of the Obligations and full performance by the Borrower of all of its obligations, covenants and agreements under this Agreement and the other Loan Documents, and as a material inducement for Lender to make the Loan in accordance with the terms of the Loan Documents, the Borrower hereby (i) requests that the Deposit Account and any Ancillary Accounts be established on their behalf at the Depository and (ii) acknowledges and agrees that (x) the Deposit Account and any Ancillary Accounts will be subject to the sole dominion, control and discretion of Lender, subject to the terms, covenants and conditions of this Agreement, (y) Lender shall have the sole right to make withdrawals or transfers of funds from the Deposit Account and any Ancillary Accounts subject to the terms of this Agreement, and (z) neither the Borrower nor any other Person claiming on behalf of or through the Borrower shall have any right or authority, whether express or implied, to withdraw any funds, investments or other properties from, the Deposit Account or any Ancillary Accounts, or to give any instructions with respect to the Deposit Account or any Ancillary Accounts.

(d)          The Borrower agrees to pay the fees of the Depository in accordance with the customary fees charged by the Depository for the services described herein, as such fees are established from time to time. Lender shall cause the Depository to include its fees in an account analysis statement.

(e)          Lender may replace the Depository with a new bank upon five days’ notice to the Borrower. Borrower hereby agrees to take all action necessary to facilitate the transfer of the respective obligations, duties and rights of any such Depository to the successor thereof selected by Lender in its sole discretion.

(f)           Lender shall terminate this Agreement upon payment in full of the Obligations and shall return to the Borrower all monies then held in the Deposit Account and any Ancillary Accounts after liquidating all Permitted Investments.

(g)          Lender may exercise in respect of the Deposit Account Collateral all rights and remedies available to Lender hereunder or under the other Loan Documents, or otherwise available at law or in equity. Upon the occurrence of an Event of Default, Lender may exercise in respect of the Deposit Account Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the Uniform Commercial Code then in effect in the applicable jurisdiction.

(h)          Without limiting the generality of the foregoing or any other provisions of this Agreement, the Borrower acknowledges and agrees that, upon the occurrence and during the continuance of an Event of Default, it will have no further right to request or otherwise require Lender to disburse funds from the Deposit Account and any Ancillary Accounts in accordance with the terms of this Agreement, it being agreed that Lender may, at its option, do any one or more of the following (i) direct the Depository to continue to hold the funds in the Deposit Account and any Ancillary Accounts, or (ii) direct the Depository to disburse all or any portion of the funds held in the Deposit Account and any Ancillary Accounts then or thereafter held by the Depository to Lender, in which event Lender may apply said funds to the Obligations, in any order and in such manner as Lender may determine in its sole discretion.

(i)           Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time:

(i)           collect, appropriate, redeem, realize upon or otherwise enforce its rights with respect to the Deposit Account Collateral, or any part thereof, without notice to the Borrower and without the need to institute any legal action, make demand to or upon the Borrower or any other Person, exhaust any other remedies or otherwise proceed to enforce its rights;

(ii)          execute (in the name, place and stead of the Borrower) any endorsements, assignments or other instruments of conveyance which may be required for the withdrawal and negotiation of the Deposit Account Collateral; and/or

(iii)         exercise all other rights and remedies available to Lender under applicable law, hereunder, or under any of the other Loan Documents.

Lender shall provide to the Borrower, in writing, an accounting of all monies so applied promptly following written request after any such application.

(j)	Notwithstanding anything to the contrary contained herein:

(i)           The Borrower shall remain liable under the Loan Documents to the extent set forth therein to perform all of its obligations thereunder;

(ii)          The exercise by Lender of any of its rights hereunder shall not release the Borrower from its obligations under any of the Loan Documents, nor shall it constitute an election of remedies by Lender or a waiver by Lender of any of its rights and remedies under the Loan Documents;

(iii)        Except as expressly set forth in this Agreement or in any of the other Loan Documents, Lender shall not have any obligation or liability by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of the Borrower hereunder or to take any action, in each case, to collect or enforce any claim for payment assigned hereunder; and

(iv)         Lender shall not have to resort to using the Deposit Account Collateral before making demand upon or bringing an action against Borrower under any Loan Document or against any guarantor under any guaranty given in connection with the Loan.

(k)          No failure on the part of Lender to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Agreement or the other Loan Documents. The remedies provided in this Agreement, the Note and the other Loan Documents are cumulative and not exclusive of any remedies provided at law or in equity.

12.7	Investment of Funds in Deposit Account and Ancillary Accounts.

(a)          Lender is authorized to invest all or any part of the funds in or from the Deposit Account and any Ancillary Accounts in one or more Permitted Investments. Lender may invest all of such funds held by Lender in or from the Deposit Account and any Ancillary Accounts in Permitted Investments, except that Lender shall have no obligation to invest or pay any interest or other return on (i) account balances of $25,000 or less, (ii) funds held or to be held for 45 days or less, or (iii) any funds after an Event of Default. Unless otherwise specified by the Borrower in written notice delivered to Lender, funds may be held in short-term money market investments or in so-called money market or market rate accounts. Any instructions from the Borrower to invest otherwise shall be subject to reasonable approval by Lender.

(b)          All funds from the Deposit Account or any Ancillary Accounts that are invested in a Permitted Investment are deemed to be held in the Deposit Account and Ancillary Accounts for all purposes of this Agreement and the other Loan Documents. All earnings on Permitted Investments in the Deposit Account and Ancillary Accounts shall be for the benefit of the Borrower and shall be credited to the Deposit Account and Ancillary Accounts. The Borrower shall provide Lender or the applicable bank, at any time upon request of Lender, with a Form W-8 or W-9 to evidence that the Borrower is not subject to any back-up withholding under the IRC.

(c)          Notwithstanding Paragraph (a) above, Lender shall have no liability for the failure to invest any funds (unless such failure results from gross negligence or willful misconduct) or for any loss in investments of funds that are invested in Permitted Investments, and no such loss shall affect Borrower’s obligations to make all payments and deposits required to be made by Borrower under the Loan Documents. Lender shall not be responsible for obtaining any specific level of earnings on any Permitted Investment.

12.8       Representations and Warranties. In addition to any representations or warranties contained in this Agreement, Borrower represents and warrants as follows:

(a)          Borrower is and at all times shall be the legal and beneficial owner of the Deposit Account Collateral, free and clear of any lien, security interest, option or other charge or encumbrance, except for the liens and security interests in favor of Lender created by this Agreement and the other Loan Documents.

(b)          Upon execution by the Borrower of this Agreement, the pledge and assignment of the Deposit Account Collateral pursuant to this Agreement will create a valid, first priority pledge and assignment of the Deposit Account Collateral, securing the payment and performance of the Obligations.

12.9       Covenants. Except as otherwise permitted in this Agreement or any of the other Loan Documents, Borrower covenants with Lender that, from and after the Closing Date, it will comply with, or shall cause to be complied with, the covenants set forth below:

(a)          It will not, without the prior consent of Lender, (i) sell, assign (by operation of law or otherwise), or otherwise dispose of, or grant any option with respect to, any of the Revenues or any interest in the Deposit Account Collateral or (ii) create or permit to exist any assignment, lien, security interest, option or other charge or encumbrance upon or with respect to any of the Revenues or any Deposit Account Collateral, except for the liens and security interests in favor of Lender under this Agreement and the other Loan Documents.

(b)          It will give Lender not less than 30 days prior written notice of any change in its jurisdiction of organization.

(c)          All records of Borrower with respect to the Deposit Account Collateral will be kept at the principal offices of Borrower and will not be removed from such addresses without the prior written consent of Lender.

(d)          It shall not, without the prior written consent of Lender, which may be withheld in Lender’s sole discretion, make or consent to any amendment or other modification or waiver with respect to any Deposit Account Collateral, or enter into any agreement, or permit to exist any restriction, with respect to any Deposit Account Collateral, other than as required by any applicable governmental authority.

(e)          It will, at its expense, defend Lender’s right, title and security interest in and to the Deposit Account Collateral against the claims of any Person.

(f)           It shall not take, or fail to take, any action which would in any manner impair the enforceability of this Agreement or the security interests created hereby.

(g)          At the request of Lender, such Borrower shall execute and deliver from time to time, such documents as may be necessary or appropriate, in Lender’s sole judgment, to assure Lender that they have a first priority pledge of, and perfected security interest in and lien on, all Deposit Account Collateral.

12.10	Attorney-In-Fact.

(a)          Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, with full authority in the place and stead of such Borrower, and in the name of Borrower or otherwise, from time to time after the occurrence of and during the continuation of an Event of Default in the discretion of Lender to take any action and to execute any instrument which Lender may deem necessary or advisable to accomplish the purpose of this Agreement or any other Loan Document, including, without limitation, the following: (i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for monies due and to become due under or in respect of the Deposit Account and/or any of the Deposit Account Collateral; (ii) to receive, endorse, and collect (A) any Revenues, (B) any instruments made payable to Borrower representing any dividend, payment of principal, interest, redemption price, purchase price or other distribution or payment in respect of any Deposit Account Collateral, or (C) any other instruments, documents and chattel paper received in connection with this Agreement or any other Loan Document; (iii) to file any claims, or take any action or institute any proceedings which Lender shall deem necessary or desirable for the collection of any Revenues in the event that Borrower shall fail to do so, or otherwise to enforce the rights of Lender with respect to this Agreement; (iv) to execute and/or file, without the signature of Borrower, any Uniform Commercial Code financing statements, continuation statements, or other filing, and any amendment thereof, relating to the Deposit Account Collateral; (v) to give notice to any third parties which may be required to perfect Lender’s security interest in the Deposit Account Collateral; (vi) to register, purchase, sell, assign, transfer, pledge or take any other action with respect to any Deposit Account Collateral in accordance with this Agreement; and

(vii) to register, purchase, sell, assign, transfer, pledge, or take any other action with respect to, any Deposit Account Collateral in accordance with this Agreement or, to the extent applicable, any other Loan Document.

(b)          Lender may, from time to time, at its sole option, perform any act which the Borrower agrees hereunder to perform and which the Borrower shall fail to perform, and Lender may from time to time take any other action which Lender deems reasonably necessary for the maintenance, preservation or protection of any of the rights granted to Lender hereunder.

(c)          The powers conferred on Lender hereunder, other than accounting for monies actually received by Lender hereunder, and other than the obligations expressly set forth in this Agreement, shall not impose upon Lender any duty as to the Deposit Account, the Ancillary Accounts or the Deposit Account Collateral, or any responsibility for (i) ascertaining or taking action with respect to any matters relative to the Deposit Account, the Ancillary Accounts or the Deposit Account Collateral, whether or not Lender has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to the Deposit Account, the Ancillary Accounts or the Deposit Account Collateral.

12.11	Indemnity and Expenses.

(a)          The Borrower shall indemnify, defend and hold harmless Lender and its successors and assigns and participants from and against any and all claim, loss or liability (including reasonable attorneys’ fees and costs) arising out of or resulting from any of the Deposit Account, the Ancillary Accounts, the Deposit Account Collateral and/or this Agreement, including, without limitation, enforcement of any right under and in accordance with this Agreement, except to the extent arising from the Lender’s gross negligence or willful misconduct. In addition, the Borrower shall indemnify Lender in accordance with the provisions of this Agreement.

(b)          The Borrower agrees to pay upon demand to Lender the amount of any and all out-of-pocket expenses, including reasonable attorneys’ fees and expenses, which Lender actually incurs in connection with (i) the administration of this Agreement or any of the other Loan Documents, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Deposit Account Collateral in accordance herewith, (iii) the exercise or enforcement of any of the rights of Lender hereunder or under the other Loan Documents, or (iv) the failure by Borrower to perform or observe any of the provisions hereof or of the other Loan Documents.

(c)          The indemnities contained in this Section shall survive the expiration or earlier termination of this Agreement.

12.12	Limitation on Liability.

(a)          Lender shall not be liable for any acts, omissions, errors in judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Deposit Account, the Ancillary Accounts or the Deposit

Account Collateral, except for those arising as a result of Lender’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, except as otherwise expressly provided for herein or as required by applicable law, Lender shall have no duty (i) as to any Deposit Account Collateral, (ii) as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Deposit Account Collateral, whether or not Lender has or is deemed to have knowledge of such matters, or (iii) as to the taking of any necessary steps to preserve rights against any parties or any other right pertaining to any Deposit Account Collateral. Lender is hereby authorized by the Borrower to act on any written instruction believed by Lender in good faith to have been given or sent by Borrower.

(b)          The Borrower agrees that, except as otherwise expressly set forth in this Agreement or any other Loan Document, under no circumstances shall Lender be responsible to Borrower for any loss or damage resulting from Lender’s failure to enforce any rights of Borrower with respect to the Deposit Accounts and/or any of the Deposit Account Collateral, or to collect all or any part of the monies or other proceeds due thereunder or resulting from any other action herein authorized and taken or not taken by Lender, nor shall Lender have any duty to act with respect to any of the foregoing. The Borrower hereby agrees to hold Lender harmless from any penalty, loss or damage, including attorneys’ fees, which Lender may sustain as a result of the conversion of the Deposit Account in accordance with this Agreement, except for those arising as a result of Lender’s gross negligence or willful misconduct. The Borrower agrees that Lender may deduct from the proceeds available to Lender after sale or conversion of any of the Deposit Account Collateral any reasonable expense, fees or charges resulting from such sale or conversion. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

ARTICLE XIII

DEFAULTS; REMEDIES

13.1       Events of Default. The term “Event of Default” as used in this Agreement shall mean the occurrence of any one or more of the following events:

(a)          If Borrower shall fail to make any principal or interest or fee payment when due under the Note and this Agreement;

(b)          If any of the Real Property Taxes or Other Property Charges is not paid when within fifteen (15) days after the date the same is due and payable except to the extent the provisions of Section 7.4(b) with respect to contesting such payments have been complied with in all respects.

(c)          The sequestration or attachment of, or any levy or execution upon any Collateral provided by any Loan Party under any of the Loan Documents, any Account Collateral, or any substantial portion of the other assets of any Loan Party, which sequestration, attachment, levy or execution is not released, expunged or dismissed prior to the earlier of thirty (30) days or the sale of the assets affected thereby;

(d)          The failure of the Pledge Agreements at any time to be valid perfected first priority Liens upon all of the Collateral described therein;

(e)          The failure of the Mortgages at any time to be valid Liens upon all of the Collateral described therein;

(f)           If any representation or warranty of any Loan Party or any Person guaranteeing payment of the Debt or any portion thereof or performance by any Loan Party of any of the terms of the Loan Documents or any owner, principal or beneficial owner of any of the foregoing, made herein or in any Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material respect when made;

(g)          If (i) any Loan Party or any Person guaranteeing the payment of the Obligations shall commence any case, proceeding or other action (A) under any Bankruptcy Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Person guaranteeing the payment of the Obligations shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Person guaranteeing the payment of the Obligations any case, proceeding or other action of a nature referred to in clause (i) above which (y) results in the entry of an order for relief or any such adjudication or appointment, or (z) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against any Loan Party or any Person guaranteeing the payment of the Obligations any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) any Loan Party or any Person guaranteeing the payment of the Obligations shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Person guaranteeing the payment of the Obligations shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(h)          If any Loan Party fails to cure promptly (and in any event within thirty (30) days of receiving notice from any Governmental Authority of, or otherwise becoming aware of) any material violation of Applicable Law, or if any Loan Party shall be in default beyond the applicable grace or cure period, if any, afforded to any Property Owner under any Major Lease with respect to any part of the Property or if any Loan Party shall agree to any Amendment of any Major Lease without obtaining the prior consent of Lender except as otherwise permitted herein;

(i)           If any Loan Party grants or suffers to exist any Lien on any of its assets without the prior written consent of the Lender, except for Liens under the Loan Documents and the Senior Loan Documents or Permitted Liens;

(j)           If any Senior Loan Obligor shall default under the Senior Loan Documents beyond any applicable grace or cure period (without regard to whether Lender subsequently effectuates a cure of such default), or if any Senior Loan Obligor shall agree to any Amendment of the Senior Loan Documents or shall enter into or agree to be bound by any Senior Loan Documents without obtaining the prior consent of Lender to the extent required herein, or if there shall be any other breach of the provisions set forth in Article XI hereof by Borrower, any other Loan Party or any of their respective Affiliates or Subsidiaries (including the Senior Loan Obligors);

(k)          If any Loan Party shall fail to obtain and maintain all necessary and material Permits, certificates, licenses and other approvals required for the operation of the Improvements and such failure is not cured within thirty (30) days;

(l)           If, at any time at which any portion of the Debt remains outstanding, any Loan Party shall pay any Distributions in contravention of the terms of this Agreement;

(m)         If the Guarantor fails to comply with any of the covenants in the Guaranty, or if David Lichtenstein ceases to control operations and management of Borrower and each of the Subsidiary Pledgors and Property Owners, or if David Lichtenstein and members of his family and trusts for members of his family cease to own, directly or indirectly, in the aggregate not less than an 85% interest in the profits and losses of Borrower and each of the Subsidiary Pledgors;

(n)          If any Loan Party voluntarily or involuntarily transfers, assigns, conveys, sells, pledges, hypothecates or encumbers all or any portion of any Property in contravention of the terms of this Agreement, or if any Loan Party purports to make any Transfer of any Ownership Interests in violation of the provisions and procedures set forth in Article XI of this Agreement;

(o)          If Lender provides a Lender Termination Request pursuant to Article IX hereof and the Management Agreement is not terminated within thirty (30) days of the date specified in the Lender Termination Notice;

(p)          If there shall be an attempt on the part of 280 Shuman Blvd., L.L.C. to modify the terms of the Payment Direction Letter or any Disbursement Direction Letter with respect to Atrium without the express prior written consent of Lender;

(q)          If any Loan Party or any Subsidiary of any of the foregoing shall interfere with any right to cure granted to Lender in any of the Loan Documents (including, without limitation, the rights granted to Lender in Article XI of this Agreement);

(r)           If Borrower shall fail to reimburse Lender within three (3) Business Days of written demand from Lender for any payments made by Lender under the provisions of Article X (without regard to any cure or grace periods granted to any Senior Loan Obligor in the Senior Loan Documents);

(s)           If any default shall exist, beyond applicable notice and cure periods, pursuant to the terms of the Deposit Account Agreement;

(t)           If any Loan Party or Subsidiary of any of the foregoing shall incur any Indebtedness, other than Permitted Debt and any other unsecured indebtedness approved by Lender in writing in its sole discretion;

(u)          If a Material Adverse Change occurs with respect to the Borrower or any other Loan Party or the Guarantor;

(v)          If one or more final judgments or decrees shall be entered against any Loan Party or Subsidiary of any of the foregoing, and shall not be satisfied in full by application of proceeds from the Policies, and shall not have been vacated, discharged, paid, stayed or bonded pending appeal within the time permitted to appeal therefrom and the applicable judgment creditor commences enforcement of its judgment lien against a Loan Party or Subsidiary or one of the Properties;

(w)         If any Loan Party or Subsidiary of any of the foregoing retains, misappropriates, misapplies or converts (i) any Loss Proceeds (ii) any Revenues, or (iii) any deposits, sale proceeds or other funds or income arising with respect to any of its Property or any part thereof;

(x)          If an event occurs which, under the terms of any Loan Document, constitutes an “Event of Default” under such Loan Document;

(y)	If Holdings shall no longer be the sole owner of Borrower;

(z)          Any monetary default occurs (after giving effect to any applicable notice and cure periods) under any other Indebtedness of Borrower or any other Loan Party, singly or in the aggregate, in excess of $100,000;

(aa)        If Borrower or any other Loan Party becomes (1) an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, (2) a plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, (3) a governmental plan (within the meaning of Section 3(32) of ERISA) or (4) an entity any of whose assets constitute “plan assets” of any employee benefit plan, plan or governmental plan for purposes of Title I of ERISA, Section 4975 of the Code or any state statutes applicable to the Borrower or any Loan Party regulating investment of governmental plans;

(bb)        A Termination Event shall have occurred that, in the opinion of the Lender, when taken together with all other Termination Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $250,000 in any year or (ii) $250,000 for all periods;

(cc)        If any Loan Party or any Subsidiary or Affiliate thereof shall violate any provision of Article VI and such violation remains uncured for thirty (30) days or shall violate any provision of Article VIII hereof;

(dd)        If any Loan Party or Subsidiary thereof shall be in default under or breach any of the provisions of any of the Loan Documents (other than those specifically set forth above in this Section 13.1) and shall fail to fully cure such default or breach within the applicable grace, notice or cure period provided for in the Loan Documents, or, if the Loan Documents do not provide for a grace, notice or cure period, then within five (5) Business Days after notice from Lender in the case of any default or breach which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default or breach, provided that if such default or breach cannot reasonably be cured within such thirty (30) day period and such Person shall have commenced to cure such default or breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require such Person in the exercise of due diligence to cure such default or breach, it being agreed, however, that no such extension shall result in or provide for a total cure period in excess of ninety (90) days in the aggregate, or if such default or breach also constitutes a default under the Senior Loan Documents, such lesser period of time as is afforded to any Senior Loan Obligor to cure such default under the Senior Loan Documents.

(ee)        If an “Event of Default” (as defined therein) shall occur under the Loan Agreement of even date with this Agreement between Lender and PGRT Equity II LLC.

13.2	Remedies.

(a)          The occurrence of an Event of Default under this Agreement shall constitute an Event of Default under all of the Loan Documents. Upon the occurrence of any Event of Default, each Loan Party agrees that Lender may (but without any obligation to do so) take such action, without notice or demand, as it deems advisable to protect and enforce its rights against such Loan Party and in and to the Collateral, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Lender may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Lender:

(i)           declare the entire unpaid Debt to be immediately due and payable;

(ii)          institute proceedings, judicial or otherwise, for the enforcement of its rights under the Loan Documents or under any applicable provision of law, including, without limitation, to dispose of all or any part of the Collateral in satisfaction of the Debt;

(iii)         exercise any of the rights or remedies specified in the Security Documents;

(iv)         institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained in the Loan Documents;

(v)          recover judgment on the Note either before, during or after any proceedings for the enforcement of the Loan Documents;

(vi)         exercise any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code;

(vii)       exercise all or any one or more of the rights, powers and other remedies available to Lender against any of the Loan Parties under the Loan Documents, at law or in equity, at any time and from time to time, whether or not all or any portion of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceedings or other action for the enforcement of its rights and remedies under any of the Security Documents with respect to the Collateral;

(viii)      subject to the requirements of the Senior Loan Documents, apply any sums then deposited in the Collateral Account and any other sums held in escrow or otherwise by Lender in accordance with the terms the Loan Documents to the payment of the Debt in such order of payment as Lender shall in its sole and absolute discretion elect;

(ix)         perform, or cause the performance of (provided Lender shall have no obligation to do so) such covenant or obligation, and the expenses of Lender incurred in connection therewith (including Professional Fees) shall be payable by Borrower to Lender upon demand; and

(x)          pursue such other remedies as Lender may have under Applicable Law or at equity.

(b)          Notwithstanding the provisions of this Section to the contrary, if any Event of Default as described in Section 13.l(g) above shall occur, the entire unpaid Debt shall be automatically due and payable, without any further notice, demand or other action by Lender.

(c)          The proceeds of any disposition of the Collateral, or any part thereof, or any other sums collected by Lender pursuant to the Loan Documents, may be applied by Lender to the payment of the Debt in such priority and proportions as Lender in its sole discretion shall deem proper.

(d)          Upon the occurrence of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower or any other Loan Party and without releasing Borrower or any other Loan Party from any obligation hereunder, make or do the same in such manner and to such extent as Lender may deem necessary to protect the security hereof and/or take any action to cure any Event of Default. Each Loan Party, for itself and on behalf of each of the Property Owners, agrees that Lender is authorized to enter upon any Property for such purposes, or appear in, defend, or bring an action or proceeding to protect its beneficial interest in such Property or to collect the Debt, and the cost and expense thereof (including Professional Fees to the extent permitted by law), with interest as provided in this Section 13.2, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any such action or proceeding shall bear interest at the Protective Advance Default Rate, for the period after notice from Lender that such cost or expense was incurred to the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Protective Advance Default Rate shall be deemed to constitute a portion of the Debt and be secured by the Loan Documents and shall be immediately due and payable upon demand by Lender therefor. Lender’s exercise of any right or remedy which has the effect of remedying an Event of Default shall not constitute a cure of such Event of Default unless all sums then due and payable to Lender under the Loan Documents are repaid and Borrower has cured all other Events of Default. Lender’s remedies under this Section 13.2 shall be in addition to Lender’s rights relating to the Senior Loan Documents set forth in Article XI of this Agreement.

(e)          The failure of Lender to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Agreement. No Loan Party shall be relieved of its Obligations hereunder or under any of the other Loan Documents by reason of (i) the failure of Lender to comply with any request of any Loan Party to take any action to enforce any of the provisions hereof or of the Note or the Loan Documents, (ii) the release, regardless of consideration, of the whole or any part of the Collateral, or of any person liable for the Debt or any portion thereof, or (iii) any agreement or stipulation by Lender extending the time of payment or otherwise modifying or supplementing the terms of the Loan Documents. Lender may resort for the payment of the Debt to any security held by Lender in such order and manner as Lender, in its discretion, may elect. Lender may take action to recover the Debt, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Lender thereafter to recover against the Collateral under the Loan Documents. The rights of Lender under this Agreement shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Lender shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. Lender shall not be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.

ARTICLE XIV

ENVIRONMENTAL PROVISIONS

14.1       Environmental Provisions. Each Loan Party shall comply in all respects with all Environmental Requirements, and will not generate, store, handle, process, dispose of or otherwise use, and no Loan Party will generate, store, handle, process, dispose of or otherwise use, Hazardous Materials at, in, on, under or about any Property or Improvements in a manner that could lead or potentially lead to the imposition on any Loan Party or Lender of any liability or lien of any nature whatsoever under any Environmental Requirement. Borrower shall notify Lender promptly in the event of any spill or other release of any Hazardous Material at, in, on, under or about any Property or Improvements which is required to be reported to a Governmental Authority under any Environmental Requirement, will promptly forward to Lender copies of any notices received by any Loan Party relating to alleged violations of any Environmental Requirement and will promptly pay when due any fine or assessment against Lender or any Loan Party relating to any Environmental Requirement. If at any time it is determined that the operation or use of any Property violates any applicable Environmental Requirement or that there are Hazardous Materials located at, in, on or under any Property or Improvements which, under any Environmental Requirement, require special handling in collection, storage, treatment or disposal, or any other form of cleanup or corrective action, Borrower shall, or shall cause any Loan Party to take, within thirty (30) days after receipt of notice thereof from any Governmental Authority or from Lender, at its sole cost and expense, such actions as may be necessary to fully comply with all Environmental Requirements, provided, however, that if such compliance cannot reasonably be completed within such thirty (30) day period, then such Person shall commence such necessary action within such thirty (30) day period and shall thereafter diligently and expeditiously proceed to fully comply in a timely fashion with all Environmental Requirements. If such Person fails to timely take, or to diligently and expeditiously proceed to complete in a timely fashion, any such action, Lender, may, in its sole and absolute discretion, make advances or payments towards the performance or satisfaction of the same, but shall in no event be under any obligation to do so. All sums so advanced or paid by Lender (including, without limitation, counsel and consultant fees and expenses, investigation and laboratory fees and expenses, and fines or other penalty payments) and all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, will immediately, upon demand, become due and payable from Borrower and shall bear interest at the Protective Advance Default Rate from the date any such sums are so advanced or paid by Lender until the date any such sums are repaid by Borrower to Lender. Borrower will execute and deliver, promptly upon request, such instruments as Lender may reasonably deem useful or necessary to permit Lender to take any such action, and Borrower shall execute and deliver such additional notes and security instruments, as Lender may reasonably require to secure all sums so advanced or paid by Lender. If a Lien is filed against any Property by any Governmental Authority related to Environmental Requirements and resulting from the need to expend or the actual expending of monies arising from an action or omission, whether intentional or unintentional, of Borrower or for which Borrower is responsible, then Borrower will, within thirty (30) days from the date that Borrower is first given notice that such Lien has been placed against any Property (or within such shorter period of time as may be specified by Lender if such Governmental Authority has commenced steps to cause the Property to be sold pursuant to such Lien)

either (a) pay the claim and remove the Lien, or (b) furnish a cash deposit, bond, or such other security with respect thereto as is satisfactory in all respects to Lender and is sufficient to effect a complete discharge of such Lien on such Property. Lender may, at its option, at intervals of not less than one year, or more frequently if Lender reasonably suspects that a Hazardous Material or other environmental condition may violate or threaten to violate any Environmental Requirement, and also upon the occurrence of an Event of Default, cause an environmental audit of the relevant Property or Improvements or portions thereof to be conducted to confirm Borrower’s compliance with the provisions of this paragraph, and Borrower shall cooperate in all reasonable ways with Lender in connection with any such audit, and Borrower shall provide to Lender and its representatives access to such Property to permit and facilitate the conduct of such audit. If such audit discloses that a violation of an Environmental Requirement exists, or if such audit is conducted upon the occurrence of an Event of Default, then Borrower shall pay all costs and expenses incurred in connection with such audit, otherwise, the costs and expenses of such audit shall, notwithstanding anything to the contrary set forth in this paragraph, be paid by Lender. If Lender acquires the Collateral pursuant to an exercise of Lender’s remedies under one of the Pledge Agreements, or if the Collateral is sold pursuant to the provisions of one of the Pledge Agreements, or if Borrower tenders an assignment in lieu of foreclosure or sale, Borrower shall deliver the foreclosed, sold or assigned Ownership Interests free and clear of any liabilities to the purchaser at foreclosure or sale or to Lender, its nominee, or wholly-owned subsidiary, as the case may be, arising from any failure to comply with all Environmental Requirements.

ARTICLE XV

MISCELLANEOUS

15.1	Further Assurances.

(a)          Borrower shall and shall cause each Loan Party to forthwith upon the execution and delivery of this Agreement and the other Loan Documents and thereafter, from time to time, at Lender’s request, cause any of the Security Documents (including without limitation any additional financing statements or continuation statements) to be filed, registered or recorded in such manner and in such places as may be required by any Applicable Law in order to publish notice of and fully to protect, perfect or continue the perfection of any lien or security interest in favor of Lender, and the interest of Lender in, the Collateral. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Loan Documents, any note or other agreements supplemental thereto, any security instrument with respect to the Collateral and any instrument of further assurance, and any Amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, any security instrument with respect to the Collateral or any instrument of further assurance, and Amendment of the foregoing documents, except where prohibited by law so to do.

(b)          Borrower will, and will cause each Loan Party to, at the cost of Borrower, and without expense to Lender, (i) do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all and every such further acts, deeds, conveyances, mortgages, assignments, financing statements, continuation statements, notices of assignments, transfers and assurances as Lender shall, from time to time, require, for the better assuring, carrying out, conveying, assigning, transferring, pledging, hypothecating, perfecting, preserving and confirming unto Lender the security interests, liens, property and rights granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be under the Loan Documents, or which any Loan Party may be or may hereafter become bound to convey, assign, transfer, pledge, or hypothecate to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement and the other Loan Documents and (ii) furnish or cause to be furnished to Lender all instruments, documents, surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by (y) each Loan Party pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith, or (z) any Senior Loan Obligor pursuant to the terms of the Senior Loan Documents. Borrower, on demand, will execute and deliver or cause to be executed and delivered and hereby authorizes Lender to execute and deliver in the name of Borrower or any Loan Party or without the signature of Borrower or any Loan Party to the extent Lender may lawfully do so, one or more financing statements, or other instruments, to evidence more effectively the security interest of Lender in the Collateral. Borrower and the Guarantor hereby grant to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting, after an Event of Default hereunder, any and all rights and remedies available to Lender at law and in equity, including without limitation such rights and remedies available to Lender pursuant to this Section 15.1.

15.2       Bankruptcy. Borrower, Guarantor and Lender hereby acknowledge and agree that upon the filing of a bankruptcy petition by or against any Loan Party under any Bankruptcy Law, the Account Collateral and the Revenues (whether then already in the Collateral Accounts, or then due or becoming due thereafter) shall be deemed not to be property of the bankrupt Person’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. In the event, however, that a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Account Collateral and the Account Collateral and Revenues by each such Person and Lender, the Account Collateral and/or the Revenues do constitute property of such Person’s bankruptcy estate, then each such Person and Lender hereby further acknowledges and agrees that all such Revenues, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Each such Person acknowledges that Lender does not consent to such Person’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, no such Person shall have the right to use or apply or require the use or application of such cash collateral unless (i) such Person shall have received a court order authorizing the use of the same, and (ii) such Person shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

15.3       Releases. Borrower does hereby, and shall cause each of the other Loan Parties, on their own behalf and on behalf of their Affiliates and Subsidiaries, and their respective predecessors, successors and assigns, and their respective partners, managers, members, directors, officers, shareholders and employees (collectively, the “Releasing Parties”), to, fully release, remise, forever discharge and covenant not to sue each of Lender, its Affiliates, its present and former managers, officers, directors, successors and assigns and each and all of their respective officers, agents, representatives, employees, attorneys, officers, directors, partners, members and shareholders, past and present (collectively, the “Released Parties”) of and from any and all claims, demands, debts, liabilities, obligations, judgments, damages, costs, expenses (including, without limitation, claims for litigation costs and attorneys’ fees, expenses and disbursements), actions and causes of action of whatsoever kind or nature, whether known or unknown, suspected or unsuspected, in contract or in tort, without limitation of any sort whatsoever, based on or in any way related to all claims, demands, and causes of action of any nature, in law or in equity whether known or unknown, that have been asserted, could have been asserted or could in the future be asserted by any of the Releasing Parties by reason of events occurring prior to the Closing Date, including but not limited to those claims that relate to or in any way arise out of the Released Parties role as financial advisor to the Releasing Parties.

15.4       Lost Documents. Upon receipt of a loss of document affidavit of Lender and Lender’s indemnity of Borrower (or, as applicable, another Loan Party) with respect to all claims and losses arising from the loss, theft, destruction or mutilation of any of the Loan Documents which are not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such mutilated Loan Document, Borrower will issue, or cause to be issued (in the case of documents issued by other Loan Parties), in lieu thereof, a replacement Loan Document, dated the date of such lost, stolen, destroyed or mutilated Loan Document in the same principal amount thereof and otherwise of like tenor.

15.5       Section Headings. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of such paragraphs and shall not be given any consideration in the construction of this Agreement.

15.6       Parties Bound Etc. The provisions of this Agreement shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns (except as otherwise prohibited by this Agreement). Without the prior written consent of Lender, Borrower shall not assign Borrower’s interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void. In this regard, Borrower acknowledges that Lender would not make this Loan except in reliance on Borrower’s expertise, reputation, prior experience in managing, developing and constructing commercial real property, Lender’s knowledge of Borrower and Lender’s understanding that this Agreement is more in the nature of an agreement involving personal services than a standard loan where Lender would rely on security which already exists.

15.7       Waivers. Lender may at any time and from time to time waive any one or more of the conditions, requirements or obligations contained herein, but any such waiver shall be deemed to be made in pursuance hereof and not in modification thereof, and any such waiver in any instance or under any particular circumstance shall not be effective unless in writing and shall not be considered a waiver of such condition in any other instance or any other circumstance.

15.8	Governing Law.

(a)          IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (EXCLUDING APPLICATION OF ANY PRINCIPLE OF CONFLICT OF LAWS WHICH WOULD DIRECT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH LOAN PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE, AND THE SECURITY DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE SECURITY DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS OTHERWISE EXPRESSLY STATED THEREIN.

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER SECURITY DOCUMENTS SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK OR CHICAGO, ILLINOIS. BORROWER HEREBY (i) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (ii) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER HEREBY AGREES THAT SERVICE OF PROCESS MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED IN SECTION 15.10 SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.

15.9       Severability. If any term, covenant or provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the remainder of this

Agreement shall remain in full force and effect and shall be construed without such term, covenant or provision.

15.10     Notices. Any notice, request, demand, statement, authorization, approval, consent or acceptance made hereunder shall be in writing and shall be hand delivered or sent by Federal Express or other reputable courier service, or by registered or certified mail, postage prepaid with return receipt requested, and shall be deemed given (i) upon delivery, if delivered in person, (ii) one (1) Business Day after being deposited with Federal Express or any other reputable overnight courier service, or (ii) three (3) Business Days after being postmarked and addressed as follows if sent by registered or certified mail, return receipt requested, addressed as follows:

If to Lender:

Citicorp USA, Inc.

666 Fifth Avenue

Fifth Floor

New York, New York 10103

Attention: Diana Yusun

With a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Virginia Aronson

If to Borrower or any Loan Party:

PGRT Equity LLC

c/o Prime Office Company LLC

77 West Wacker Drive

Suite 3900

Chicago, Illinois 60601

Attention: Jeffrey Patterson

With a copy to:

PGRT Equity LLC

c/o Prime Office Company LLC

Suite 3900

Chicago, Illinois 60601

Attention: James Hoffman

With a copy to:

The Lightstone Group

326 Third Street

Lakewood, New Jersey 08701

Attention: David Lichtenstein

With a copy to:

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

Attention: Sheldon Chanales

Each party may designate a change of address by notice to the other party, given at least fifteen (15) days before such change of address is to become effective.

15.11     Modification. This Agreement may not be Amended except by an agreement in writing executed by the parties hereto. Borrower acknowledges that the Loan Documents set forth the entire agreement and understanding of the parties with respect to the Loan and that no oral or other agreements, understandings, representations or warranties exist with respect to the Loan other than those set forth in the Loan Documents. All prior agreements among or between such parties, whether oral or written, are superceded by the terms of the Loan Documents.

15.12     Usury Laws. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance due under the Note at a rate which could subject the holder of the Note to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay. If by the terms of this Agreement or the Note, Borrower is at any time required or obligated to pay interest on the principal balance due under the Note at a rate in excess of such maximum rate, the rate of interest under the Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of the Note.

15.13     Sole Discretion of Lender. Whenever pursuant to this Agreement or any of the Loan Documents, Lender may approve or disapprove any act (or any action) or any document, delivery or other item, or where Lender’s consent or approval is required in any respect or where any document or other item must be satisfactory to Lender, except in those specific instances where Lender has specifically agreed not to unreasonably withhold Lender’s consent pursuant to the terms of this Agreement or any of the Loan Documents, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory or to grant or withhold consent shall be in the sole and absolute discretion of Lender and shall be final and conclusive. Borrower acknowledges and agrees that in no circumstance shall Borrower have any claim or cause of action, in contract or in tort, against Lender as a result of the granting or withholding of any such consent or approval. The inclusion of references to Lender’s sole or absolute discretion in any particular provisions of this Agreement or any of the Loan Documents shall not limit or affect the applicability of this Section to all provisions of this Agreement or any of the Loan Documents, including those provisions wherein a specific reference to Lender’s sole and absolute discretion is not made. Without limiting the preceding provisions of this Section, in the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or in bad faith or unreasonably delayed acting in any case where, by Applicable Law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or in good faith or promptly, Borrower agrees that neither Lender nor their agents or employees shall be liable for any monetary damages (including any special, consequential or punitive damages whatsoever), whether in contract, tort (including negligence and strict liability) or any other legal or equitable principles, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably or in good faith shall be determined by an action seeking declaratory judgment.

15.14     Reasonableness. If at any time Borrower believes that Lender has not acted reasonably in granting or withholding any approval or consent under the Loan Documents or any other document or instrument now or hereafter executed and delivered in connection therewith or otherwise with respect to the Loan, as to which approval or consent either Lender has expressly agreed to act reasonably, or absent such agreement, a court of law having jurisdiction over the subject matter would require Lender to act reasonably, then Borrower’s sole remedy shall be to seek injunctive relief or specific performance and no action for monetary damages or punitive damages shall in any event or under any circumstance be maintained by Borrower or any other Loan Party against Lender.

15.15     Absolute and Unconditional Obligation. Borrower acknowledges that Borrower’s obligation to pay the Debt in accordance with the provisions of the Note and this Agreement is and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to the Note or this Agreement or the obligation of Borrower thereunder to pay the Debt or the obligations of any other Person relating to the Loan Documents or the Obligations of Borrower under the Loan Documents or otherwise with respect to the Loan, and Borrower absolutely, unconditionally and irrevocably waives any and all right to assert any defense, setoff, counterclaim or cross-claim of any nature whatsoever with respect to the obligation of Borrower to pay the Debt in accordance with the provisions of the Note and this Agreement or the obligations of any other Person relating to the Loan Documents or Obligations of Borrower under the Loan Documents or otherwise with respect to the Loan in any action or proceeding brought by Lender to collect the Debt, or any portion thereof, or to enforce, foreclose and realize upon the lien and security interest created by this Agreement or any other document or instrument securing repayment of the Debt, in whole or in part.

15.16     Waiver of Right to Trial By Jury. BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY FOR ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE EXERCISE OF ANY CURE RIGHTS AND ANY AMENDMENT THERETO OR (b) IN ANY WAY RELATING TO THE LOAN DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER TO THE WAIVER OF ANY RIGHT IT MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

15.17     Waiver of Statutory Rights. Borrower shall not, nor shall Borrower permit any Loan Party to, avail itself of any appraisement, valuation, stay, extension or exemption laws, or any similar laws now existing or hereafter enacted, in order to prevent or hinder the enforcement of the Loan Documents or foreclosure of the Security Documents, but hereby waives the benefit of such laws to the full extent that such Person may do so under Applicable Law. Borrower for itself and all who may claim through or under it (including, but not limited to, the Loan Parties) waives any and all right to have the property and estates comprising the Collateral marshaled upon any realization of the lien of any Security Document and agrees that any court having jurisdiction over any exercise of Lender’s remedies may order the Collateral sold as an entirety or in separate parts. Borrower hereby waives for itself and all who may claim through or under it (including, but not limited to, the Loan Parties and the Senior Loan Obligors), and to the full extent Borrower may do so under Applicable Law, any and all rights of redemption from sale under any order or decree of foreclosure of any Security Document or granted under any statute now existing or hereafter enacted.

15.18     Relationship. The relationship of Lender to Borrower hereunder is strictly and solely that of lender and borrower and nothing contained in the Loan Documents or any other document or instrument now or hereafter executed and delivered in connection therewith or otherwise in connection with the Loan is intended to create, or shall in any event or under any circumstance be construed as creating, a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between Lender and Borrower other than as lender and borrower. Lender neither undertakes nor assumes any responsibility or duty to Borrower, to any other Loan Party or to any third party with respect to any of the Properties, except as expressly provided in this Agreement and the Loan Documents.

15.19     Securitization. Borrower acknowledges and agrees that Lender shall have the absolute and unconditional right at any time after the date hereof and at any time during the term of the Loan without requiring any consent or approval from Borrower, any Loan Party or any other person guaranteeing the payment of the Debt or any other

Person associated with or connected with the Loan or the Collateral to sell, assign, pledge, hypothecate or otherwise transfer Lender’s interest in the Loan in whole or in part, or to place one or more participation interests therein in one or more separate transactions, or to effect a syndication or securitization of the Loan in one or more transactions (a “Securitization”), in each case to or with such Persons (including, without limitation, domestic or foreign banks, insurance companies, pension funds, trusts, other institutional lenders or investors, natural persons, grantor trusts, owner trusts, special purpose corporations, REMICs, FASITs, real estate investment trusts or other similar or comparable investment vehicles) (collectively or individually, “Investor”) and on such terms and conditions as Lender shall deem to be appropriate in the exercise of its sole and absolute discretion. In connection with any such sale, assignment, participation, syndication or securitization, Lender shall have the absolute and unconditional right without obtaining the prior consent or approval of any Loan Party or any other Person guaranteeing the payment of the Debt or any other Person associated or connected with the Loan or the Collateral (including the Property Owners) to disclose, deliver and to share with any prospective purchaser of the Loan or of any securities or of any participation or other interest therein (including any such interest to be acquired in connection with a syndication or securitization of the Loan), or with any prospective Rating Agency, or their respective counsel or representatives, such information (financial or otherwise), documents and instruments pertaining to the Loan or any other person, party or entity associated or connected with the Loan or the Collateral (collectively, the “Disclosure Material and Information”) as Lender shall deem to be appropriate in the exercise of its sole and absolute discretion. Borrower shall cooperate, and shall cause each Loan Party and each other Person, associated or connected with the Loan or the Collateral to cooperate, in all reasonable respects with Lender in connection with any sale, assignment, participation, syndication or securitization of the Loan or any interest therein by Lender pursuant to the provisions of this paragraph but at no out-of-pocket cost to Borrower. Without in any manner implying the necessity therefor, Borrower grants to Lender, and shall cause each Loan Party and each other Person associated or connected with the Loan or the Collateral to specifically grant to Lender, the right to distribute any and all of the Disclosure Material and Information in connection with any sale, assignment, participation, syndication or securitization of the Loan or of any interest therein by Lender pursuant to the provisions of this paragraph. Borrower shall execute and deliver, and shall cause each Loan Party and each other Person associated or connected with the Loan or the Collateral to execute and deliver, such documents and instruments as may be reasonably necessary to (a) split the Loan into two or more loans evidenced by and pursuant to separate sets of notes and other related loan documents, or (b) to modify the terms and provisions of the Loan Documents, in each case to the full extent required by Lender to facilitate any sale, assignment, pledging, hypothecation, participation, syndication or securitization of the Loan or any interest therein by Lender pursuant to the provisions of this paragraph, it being agreed that (i) any such splitting or modification of the Loan will not materially adversely affect or diminish the rights of any Loan Party as presently set forth in the Loan Documents and will not increase the monetary obligations and liabilities or materially increase the non-monetary obligations of Loan Party under the Loan Documents, and (ii) if the Loan is split, the retained interest of Lender, if any, in the Loan shall be allocated to or among one or more of such separate loans in a manner specified by Lender in its sole and absolute discretion. If Borrower shall default in the performance of its obligation as set forth in this paragraph, and if such default shall not be remedied by Borrower within fifteen (15) days after notice by Lender, Lender shall have the absolute and unconditional right in its sole and absolute discretion to declare such default an Event of Default under this Agreement. Lender shall endeavor to provide notice to Borrower of any such assignment, sale, participation, syndication or securitization of the Loan in a reasonably timely manner, but any failure by Lender to provide notice to Borrower shall not give rise to any claim or defense on the part of any of the Loan Parties, or limit the rights of Lender under this Section 15.19 or the Loan Documents. Until otherwise directed in writing by Lender following the occurrence of any such assignment, sale, participation, syndication or securitization, Borrower shall continue to deliver all payments and deposits as required prior to such occurrence.

15.20     Syndications; Participations. (a) Without in any way limiting the provisions of Section 15.19, Lender shall have the right, without the consent of Borrower, to syndicate the Loan and/or assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder, to or with any other Person (an “Assignee”). Borrower hereby agrees that all of the rights and remedies of Lender in connection with the interest so assigned or syndicated shall be enforceable against Borrower by an Assignee with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment or syndication. After the effective date of any such assignment or syndication: (i) the Assignee shall be a party hereto and, to the extent that the rights and obligations under this Agreement and the other Loan Documents have been assigned to it, shall have the rights and obligations of a Lender hereunder and thereunder, and (ii) Lender shall, to the extent that its rights and obligations hereunder have been assigned by it, be released from its obligations hereunder and under the Loan Documents. The liabilities of Lender and each Assignee shall be several and not joint and the Lender’s obligation to the Borrower hereunder shall be reduced by the amount of each portion of the Loan assigned to or syndicated with an Assignee.

(b)          Each Assignee shall be entitled, at its option, to a separate Note to evidence the interest in the Loan held by it, and Borrower shall execute and deliver to Lender and each Assignee a separate Note evidencing the respective interests in the Loan of each upon the request of Lender or such Assignee at any time during the term of the Loan; provided, however, that the non-issuance of a separate Note shall in no way affect such Assignee’s respective interest in the Loan.

(c)          Lender and any Assignees may enter into one or more co-lender or similar agreements in their discretion. Borrower acknowledges and agrees that such agreements, as the same may from time to time be amended, modified or restated, may govern the exercise of the powers and discretionary authority of the Lender hereunder and under the other Loan Documents, but Borrower shall be entitled to rely upon any actions taken by Lender or the designated agent for Lender and each Assignee, whether or not within the scope of its power and authority under such other agreements.

(d)          The Lender may at any time sell to one or more Persons (“Participants”) participating interests in the Loan. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s rights under the Loan Documents shall remain unchanged.

15.21     Brokers and Financial Advisors. Except as set forth in Schedule 15.21, Borrower hereby represents to Lender that no Loan Party has dealt with financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, or with respect to any Senior Loan in a manner that resulted in an obligation to pay a commission, fee or other amount which remains outstanding. The commissions and fees of any Persons set forth in Schedule 15.21 shall be paid by Borrower pursuant to one or more separate agreements. Borrower agrees to indemnify and hold the Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of any Loan Party in connection with the transactions contemplated herein. The provisions of this Section 15.21 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

15.22     Offsets, Counterclaims and Defenses. Borrower hereby waives, and shall cause each Loan Party and Property Owner to waive, the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Loan Documents, the Senior Loan Documents, or the Debt. Without limiting in any manner the rights of any assignee of Lender’s interest at law or in equity, any assignee of Lender’s interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan.

15.23     Payment of Expenses. Borrower covenants and agrees to immediately pay Lender on demand all costs and expenses including, without limitation, Professional Fees, incurred by Lender (i) in connection with (A) the Loan Parties’ ongoing performance of and compliance with their respective agreements and covenants contained in the Loan Documents on their part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to the Intercreditor Agreement, the Loan Documents and any other documents or matters requested by any Loan Party, by Lender, or by any Senior Lender; (C) filing and recording fees and expenses, title insurance and reasonable fees and disbursements of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to the Loan Documents; (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Property, any Loan Party, the Loan Documents or any other security given for the Loan or any Property; and (E) the collection of the Debt, enforcement of rights and remedies under the Loan Documents, the enforcement of liens and security interests under the Loan Documents, and/or in curing any defaults under the Loan Documents or the Senior Loan Documents with interest thereon at the Default Rate or the Protective Advance Default Rate, as applicable or (ii) as a consequence of any Default or Event of Default under the Loan Documents. The foregoing shall be payable by Borrower to Lender with or without the filing of any legal action or proceeding, and shall include, without limitation, any fees and expenses (including, without limitation, Professional Fees) incurred in any bankruptcy proceeding of any Loan Party. In addition, Borrower shall pay to the Depository on a monthly basis the fees and expenses of the Depository.

15.24     Intercreditor Agreement. Borrower hereby acknowledges and agrees that any Intercreditor Agreement between Lender and Senior Lenders is intended solely for the benefit of Lender and such Senior Lenders, that Borrower is not an intended third party beneficiary of any of the provisions therein, and shall not be entitled to rely on any of the provisions contained therein, and Lender and any Senior Lender shall have no obligation to disclose to Borrower the contents of any Intercreditor Agreement. The Obligations of the Loan Parties to Lender shall remain unmodified by the terms and provisions of the Intercreditor Agreement.

15.25     Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights upon the occurrence of an Event of Default, Lender may from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived by each of the Loan Parties that is a party to this Agreement), set-off and appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender (including, without limitation, branches, agencies or Affiliates of Lender wherever located) to or for the credit or the account of Borrower against the Obligations of Borrower under the Loan Documents or otherwise, irrespective of whether Lender shall have made any demand hereunder and although such Obligations, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender subsequent thereto.

15.26     Rescission of Payments. If at any time all or any part of any payment made by Borrower under this Agreement is rescinded or returned for any reason whatsoever (including, but not limited to, the insolvency, bankruptcy or reorganization of Borrower), then the Obligations of Borrower shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous payment, and the obligations of Borrower hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, all as though such previous payment had never been made.

15.27     No Third Parties Actions. No person other than Lender and Borrower and their permitted successors and assigns shall have any right of action under any of the Loan Documents.

15.28     Attorney-In-Fact. Borrower hereby irrevocably appoints and authorizes Lender, as such Person’s attorney-in-fact, which agency is coupled with an interest, to execute and/or record in Lender’s or such Person’s name any notices, instruments or documents that Lender deems appropriate to protect Lender’s interest under any of the Loan Documents.

15.29     Counterparts. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

15.30     Time. Time is of the essence of each and every term of this Agreement and the Loan Documents, except and only to the extent specifically waived by Lender in writing.

15.31     Indemnity. BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LENDER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, PROFESSIONAL FEES) WHICH LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (A) THE PURPOSE TO WHICH BORROWER APPLIES THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWER TO PERFORM, OR TO CAUSE ANY LOAN PARTY OR PROPERTY OWNER TO PERFORM, ANY OBLIGATIONS AS AND WHEN REQUIRED BY ANY OF THE LOAN DOCUMENTS; (C) ANY FAILURE AT ANY TIME OF ANY OF ANY LOAN PARTY’S REPRESENTATIONS OR WARRANTIES TO BE TRUE AND CORRECT; OR (D) ANY ACT OR OMISSION BY ANY LOAN PARTY OR OTHER PERSON WITH RESPECT TO ANY OF THE PROPERTY. BORROWER SHALL IMMEDIATELY PAY TO LENDER UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE NOTE. BORROWER’S DUTY AND OBLIGATION TO DEFEND, INDEMNIFY AND HOLD HARMLESS LENDER SHALL SURVIVE CANCELLATION OF THE NOTE AND THE RELEASE, OR REASSIGNMENT OF ANY COLLATERAL OR OF THE PLEDGE AGREEMENTS.

15.32     USA PATRIOT Act. Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, Lender and each Loan Party have duly executed this Agreement the day and year first above written.

LENDER:

CITICORP USA, INC.

By: /s/ Laura S. Trop
Name:Laura S. Trop
Title: Authorized Signatory

BORROWER:

PGRT EQUITY LLC, a Delaware limited liability company

By:	PRIME GROUP REALTY, L.P., a Delaware limited partnership, its Manager
By:	PRIME GROUP REALTY TRUST, a Maryland real estate investment trust, its general partner

By:/s/ David Lichtenstein
Name: David Lichtenstein
Title: Chairman

Signature Page for Amended and Restated Loan Agreement for PGRT Equity LLC

EXHIBIT A

(Description of the Properties)

[INTENTIONALLY OMITTED]

EXHIBIT B

(Definition of Certain Terms)

“Account Collateral” means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon and all proceeds thereof (including, without limitation, proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

“ADA” means the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq. as now or hereafter amended or modified.

“Affiliate” means as to any specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (ii) any Person owning or controlling 10% or more of the outstanding voting securities of or other ownership interests in such Person, (iii) if the such Person is an individual, any entity for which such Person directly or indirectly acts as an officer, director, partner, employee or member, or (iv) any entity in which such Person (together with the members of his family if the Person in question is an individual) owns, directly or indirectly through one or more intermediaries an interest in any class of stock (or other beneficial interest in such entity) of 10% or more. Any reference in this Agreement to a “Person and an Affiliate” shall be deemed to refer to such Person and an Affiliate of such Person and any references in this Agreement to a “Person or an Affiliate” shall be deemed to refer to such Person or an Affiliate of such Person. As used in this Agreement, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policy and/or policies of a Person, whether through ownership of voting securities or other ownership interests, by contract or otherwise.

“Affiliate Agreements” shall have the meaning provided in Section 8.8 hereof.

“Agreement” shall have the meaning provided in the introductory paragraph to this Agreement.

“Amendments” means any and all amendments, modifications, extensions, waivers, replacements, terminations, renewals, substitutions, consolidations, restatements, or supplements made from time to time. “Amended” shall have a correlative meaning.

“Ancillary Accounts” shall have the meaning provided in Section 12.1(a) hereof.

“Applicable Law” means all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations or court orders.

“Applicable Interest Rate” means (i) the Eurodollar Rate plus four and one-quarter of one percent (4.25%) per annum and which shall be adjusted on each Eurodollar Adjustment Date or (ii) the Base Rate plus one and one-half of one percent (1.50%) per

Exhibit B - 1

annum, changing as and when the Base Rate changes, as selected by Borrower in accordance with Section 2.5.

“Applicable Ownership Limit” means, as to any class of capital stock of Holdings, the ownership limits specified in REIT’s Organizational Documents for such class of capital stock.

“Approved Operating Budget” shall have the meaning set forth in Section 6.5 of this Agreement.

“Asset Disposition Net Proceeds” means with respect to any Property, the proceeds of sale, transfer or other disposition of such Property or interest, consisting of total sales price thereof and any other receipts, compensation or other consideration paid or arising from such sale, transfer or disposition, including any post-closing funds paid under post-closing adjustments, less reasonable bona fide third party costs of closing paid by the applicable Loan Party and excluding amounts deducted from the purchase price to pay for contingent liabilities or otherwise escrowed or held back from the purchase price paid.

“Assignee” shall have the meaning set forth in Section 15.20.

“Available Cash Flow” for any period shall mean all gross revenues of any kind generated from or by the Properties during such period less the sum of (i) the amount paid in cash during such period for operating expenses for such Properties, to the extent but only to the extent, such expenses are permitted to be paid pursuant to this Agreement and are within the Approved Operating Budget, plus (ii) actual cash payments to fund reserves with respect to the Properties required to be funded during such period under this Agreement, plus (iii) actual cash payments to fund reserves with respect to the Properties (and no other assets) required to be funded during such period under those of the Senior Loan Documents which directly and primarily relate to the Properties, all adjusted to reflect the Borrower’s direct or indirect ownership interest in the Properties.

“Bankruptcy Claims” means all of Borrower’s claims and rights to the payment of damages arising from any rejection by a lessee of any Lease under the Bankruptcy code, 11 U.S.C. § 101 et seq., as amended from time to time.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978 (11 U.S.C. § 101-1330) as now or hereafter amended or recodified.

“Bankruptcy Law” means the Bankruptcy Code or any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or similar law, rule or regulation for the relief of debtors.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

Exhibit B - 2

(i) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(ii) the sum (adjusted to the nearest one-quarter of one percent (1/4 of 1%) or, if there is no nearest one-quarter of one percent (1/4 of 1%), to the next higher one-quarter of one percent (1/4 of 1%)) of (A) one-half of one percent (1/2 of 1%) per annum plus (B) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 365 days) being determined weekly by Citibank on the basis of such rates reported by certificate of deposit dealers to, and published by, the Federal Reserve Bank of New York, or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank; and

(iii) the sum of (A) one-half of one percent (0.50%) per annum plus (B) the Federal Funds Rate in effect from time to time during such period.

“Base Rate Loans” means all Loans outstanding which bear interest at a rate determined by reference to the Base Rate as provided in Section 2.5.

“Borrower” shall have the meaning provided in the introductory paragraph to this Agreement.

“Borrowing Base Certificate” shall have the meaning set forth in Section 6.4(b).

“Breakage Costs” shall have the meaning set forth in Section 2.7 hereof.

“Brokerage Agreement” means any agreement or contract with third parties for the sale or lease of any portion of the Improvements.

“Brokerage Termination Notice” shall have the meaning set forth in Section 9.2.

“Business Day” means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the States of New York and the state in which the offices of Lender are located (as notified to Borrower from time to time in writing) are authorized or obligated by law, governmental decree or executive order to be closed.

“Business Plan” shall have the meaning set forth in Section 6.5 of this Agreement, and shall include an annual management and marketing plan for each Fiscal Year, in a form approved by Lender, which will serve as a basis for the management and administration of the Properties for the upcoming Fiscal Year, and which will include (i) the operating strategy for the Properties, (ii) a leasing and rental growth plan, including Leasing Guidelines and (iii) a Capital Expenditure budget for the Properties.

Exhibit B - 3

“Capital Expenditure” means, with respect to any Person, all expenditures by such Person which should be shown as capital expenditures in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s Investors Services, Inc., Duff and Phelps, or Fitch Investors (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be reasonably acceptable to Lender) and not listed for possible down-grade in Credit Watch published by S&P; (c) commercial paper, other than commercial paper issued by Borrower or any of its Affiliates, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A 1 or P 1 from either S&P or Moody’s Investor’s Service, Inc. (or, if at any time neither S&P nor Moody’s Investor’s Service, Inc. shall be rating such obligations, then the highest rating from such other nationally recognized rating services as may be reasonably acceptable to Lender); (d) domestic and Eurodollar certificates of deposit or time deposits or bankers’ acceptances maturing within ninety (90) days after the date of acquisition thereof, overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments issued, in each case, by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than Two Hundred Fifty Million Dollars ($250,000,000) (a “Bank”); and (e) any money market or other interest bearing deposit account maintained at a Bank, or mutual fund or other investment issued by a Bank, provided that such mutual fund or other investment invests exclusively in the classes of assets described in clauses (a)-(d) of this definition.

“Citibank” means Citibank, N.A., a national banking association.

“Closing Date” means the date upon which Lender funds the Loan.

“Code” means the Internal Revenue Code of 1986, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

Exhibit B - 4

“Collateral” shall have the meaning provided in Section 3.1 hereof.

“Collateral Accounts” means, collectively and in the singular, as the context may require, each of the accounts established under the Deposit Account Agreement.

“Compliance Audit” shall have the meaning provided in Section 7.2(g) hereof.

“Consolidated” when used with respect to any Person, shall mean such Person and any other Subsidiaries or Persons which are required under GAAP to be consolidated with such Person for financial reporting purposes.

“Consolidated Debt Service” means with respect to any Person for any period the sum of (i) Consolidated Interest Expense and (ii) principal payments paid or payable by such Person and its Subsidiaries as determined on a consolidated basis on Indebtedness.

“Consolidated Interest Expense” means with respect to any Person for any Period the Interest Expense for such Person and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Sections 414(b) or 414(c) of the Code.

“Current Rent Roll” shall have the meaning provided in Section 5.38(b) hereof.

“Debt” means all loans, advances, debts, liabilities and obligations for the performance of covenants or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to the Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in each case arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of, any Loan Party, whether or not allowed in such proceeding), fees, expenses, attorneys’ fees and any other sum chargeable to any Loan Party under this Agreement or any of the other Loan Documents.

“Default” means an event, condition or circumstance, the occurrence or existence of which shall, upon the giving of notice or the passage of time, or both, constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(e) hereof.

“Deposit Account” shall have the meaning provided in Section 12.1(a) hereof.

Exhibit B - 5

“Deposit Account Agreement” means that certain, Deposit Account Agreement dated as of the Closing Date by and among the Loan Parties and Lender, together with any Amendments thereto.

“Deposit Account Collateral” shall have the meaning provided in Section 12.5(a) hereof.

“Depository” shall have the meaning provided in the Deposit Account Agreement.

“Disclosure Material and Information” shall have the meaning provided in Section 15.19 hereof.

“Distribution Direction Letter” shall have the meaning provided in Section 4.2(i) hereof.

“Distributions” shall have the meaning provided in Section 8.7 hereof.

“Dollars” means lawful currency of the United States of America.

“Easement Area” shall have the meaning ascribed to it in Section 5.44(e).

“Effective Material Agreements” shall have the meaning set forth in Section 7.19.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Multiemployer Plan) (i) which is maintained for employees of any Loan Party or any ERISA Affiliate, (ii) which has at any time within the preceding six (6) years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate or (iii) for which any Loan Party or any ERISA Affiliate has any liability, including contingent liability.

“Environmental Laws” has the meaning set forth in the Environmental Indemnity.

“Environmental Report” means a “Phase I Environmental Site Assessment” as referred to in the ASTM Standards on Environmental Site Assessment for Commercial Real Estate, E 1527-94 (and, if recommended in such Phase I environmental report, or required by Lender a “Phase II Environmental Assessment”), prepared by an environmental auditor reasonably approved by Lender and delivered to Lender and any amendments or supplements thereto delivered to Lender and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity, and accompanied by a reliance letter, in form and substance acceptable to Lender, permitting Lender to rely on the report.

“Environmental Requirement” collectively means all applicable present and future laws, statutes, ordinances, rules, regulations, orders, codes, licenses, permits,

Exhibit B - 6

decrees, judgments, directives or the equivalent of or by any Governmental Authority and relating to or addressing the protection of the environment or human health.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with Holdings or any Subsidiary thereof, would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) and (o) of the Code.

“Escrow Fund” shall have the meaning provided in Section 7.4(c) hereof.

“Eurodollar Business Day” means any day on which commercial banks in the City of London, England are open for interbank or foreign exchange transactions.

“Eurodollar Interest Period” shall have the meaning ascribed to it in Section 2.8(a).

“Eurodollar Interest Rate Determination Date” means the date on which the Administrative Agent determines the Eurodollar Rate applicable to a borrowing, continuation or conversion of Eurodollar Rate Loans. The Eurodollar Interest Rate Determination Date shall be the second Business Day prior to the first day of the Eurodollar Interest Period applicable to such Borrowing, continuation or conversion.

“Eurodollar Rate” means, with respect to any Eurodollar Interest Period applicable to a borrowing of Eurodollar Rate Loans, an interest rate per annum obtained by dividing (i) the rate of interest per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum if such average is not such a multiple) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London Time) two Business Days prior to the first day of such Eurodollar Interest Period for a term comparable to such Eurodollar Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered by Citibank in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before on the first day of such Eurodollar Interest Period in an amount substantially equal to the amount that would be such Eurodollar Rate Loan if such Eurodollar Rate Loan were to be outstanding during such Eurodollar Interest Period and for a period equal to such Eurodollar Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage for such Eurodollar Interest Period. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loans” means those Loans outstanding which bear interest at a rate determined by reference to the Eurodollar Rate as provided in Section 2.8.

Exhibit B - 7

“Eurodollar Reserve Percentage” means for any date that percentage (expressed as a decimal) which is in effect on such date, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of “Eurocurrency liabilities” having a term equal to the applicable Eurodollar Interest Period (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

“Event of Default” shall have the meaning provided in Section 13.1 hereof.

“Exit Fee” shall have the meaning provided in Section 2.4 hereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Citibank from three Federal Funds brokers of recognized standing selected by Citibank.

“Financing Statements” shall have the meaning provided in Section 3.1(m) hereof.

“First Payment Date” shall have the meaning provided in Section 2.5(a) hereof.

“Fiscal Quarter” means the three-month period ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means the 12-month period ending on December 31 of each year.

“GAAP” means generally accepted accounting principles consistently applied in the United States of America as of the date of the applicable financial report.

“Governmental Authority” means the Federal government, or any state or other political subdivision thereof, or any agency, court or body of the Federal government, any state or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to

Exhibit B - 8

advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means David Lichtenstein.

“Guaranty” means that certain Repayment, Environmental and Non-Recourse Carve-Out Guaranty dated as of the Closing Date made by the Guarantor in favor of Lender, together with any Amendments thereto.

“Hazardous Materials” means any material or substance that, whether by its nature or use, is now or hereafter defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Requirement, or which is toxic, explosive, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental Requirement, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product.

“Holdings” shall have the meaning provided in the recitals to this Agreement.

“Holdings Pledge Agreement” shall have the meaning provided in Section 3.1(a) hereof.

“Improvements” as to any Property, means all buildings, structures, fixtures, Tenant Improvements and other improvements and appurtenances now or hereafter located on such Property, including all parking areas, water, sanitary and storm sewers, elevators, escalators, heating, ventilating and air conditioning system and components, septic system components, signage, drainage, electrical equipment, plumbing, sprinkler and other fire safety equipment, satellite dishes or other telecommunication equipment, and all additions to, modifications of and replacements thereof.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capitalized Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of

Exhibit B - 9

guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Intellectual Property” shall have the meaning set forth in Section 5.28 hereof.

“Intercreditor Agreement” shall have the meaning provided in Section 7.26 hereof.

“Interest Expense” means for any Person, for the most recently ended period, all interest expense of such Person and its Subsidiaries, if any, plus (without duplication) (i) the pro-rata share of interest expense in unconsolidated Subsidiaries, (ii) capitalized interest and (iii) all accrued, or paid interest incurred on any obligation for which such Person and any of its Subsidiaries is wholly or partially liable under repayment, interest carry, or performance guarantees, or other relevant liabilities.

“Investor” shall have the meaning set forth in Section 15.19 hereof.

“Involuntary Bankruptcy Event” means the commencement of a case, proceeding or other action under any Bankruptcy Law (not brought by Lender) against any Loan Party or Property Owner which is not dismissed within sixty (60) days of filing.

“IRS” means the United States Internal Revenue Service.

“Lease” means any lease, license, letting, concession, occupancy agreement or other agreement (whether written or oral and whether now or hereafter in effect), existing as of the date hereof or hereafter entered into by any Loan Party, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property, and every Amendment or other agreement relating to such lease or other agreement entered into, in accordance with the terms of the Loan Documents, in connection with such lease or other agreement and all agreements related thereto, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. The term “Lease” shall also include any sublease under a Lease if any Loan Party has the right to approve the sublease or if such Loan Party or any Affiliate of such Loan Party is the sublessor thereunder.

“Lease Guaranty” means all of Borrower’s right, title and interest in and claims under any and all lease guaranties, letters of credit and any other credit support given to any Loan Party by any guarantor in connection with any Lease as set forth in Section 7.5(b).

“Legal Requirements” means

Exhibit B - 10

(i)           all existing and future governmental statutes, laws, rules, orders, regulations, ordinances, judgment decrees and injunctions of Governmental Authorities (including, without limitation, Environmental Requirements) affecting any Loan Party, its Subsidiaries or Affiliates or any part thereof, or the construction, ownership, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force); and

(ii)	all permits, licenses and authorizations and regulations relating thereto.

“Lender” shall have the meaning provided in the introductory paragraph to this Agreement.

“Lender’s Expenses” means all out-of-pocket fees, costs and expenses and disbursements of Lender including, without limitation, all Professional Fees incurred by Lender, in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and any Intercreditor Agreement and the documents and instruments referred to therein (ii) the Amendment of any Loan Document and (iii) the creation, perfection or protection of Lender’s Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches and filing and recording fees, intangible taxes, personal property taxes, due diligence expenses, travel expenses, costs of appraisals, Environmental Reports, surveys and engineering reports).

“Lender Termination Request” shall have the meaning provided in Section 9.1(b).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall have the meaning provided in the recitals to this Agreement, together with any Amendments thereto.

“Loan Account” shall have the meaning provided in Section 2.11 of this Agreement.

“Loan Amount” shall have the meaning provided in Section 2.1 of this Agreement.

“Loan Documents” means this Agreement, the Note, the Guaranty, the Security Documents and any and all other documents, instruments and agreements now existing or hereafter entered into, evidencing, securing or otherwise relating to the Loan, together with any Amendments thereto.

Exhibit B - 11

“Loan Parties” means, collectively, Holdings, the Borrower, the Subsidiary Pledgors, each subsidiary of a Subsidiary Pledgor and the Property Owners, including Continental Towers, L.L.C.

“Loss Proceeds” shall have the meaning provided in Section 7.3(d) hereof.

“Major Lease” means any lease of more than 10% of the gross rentable square footage of the applicable Property.

“Management Agreement” has the meaning provided in Section 9.1(a) hereof.

“Manager” shall have the meaning provided in Section 9.1(a) hereof.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse effect upon (i) the business operations, assets or condition (financial or otherwise) or prospects of any Loan Party, (ii) the ability of any Loan Party to perform, or of Lender to enforce, any material provision of the Loan Documents or (iii) the validity, priority or enforceability of this Agreement or any other Loan Document, the ability of Lender to enforce its legal remedies pursuant to this Agreement or any other Loan Documents, or the Loan.

“Material Agreements” means, with respect to any Loan Party, (x) each contract and agreement entered into by such Person or a predecessor in interest to such Person relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of any Property, or otherwise imposing obligations on such Person, under which such Person would have the obligation to pay more than $500,000 per annum or which cannot be terminated by such Person without cause upon thirty (30) days’ notice or less, (y) each contract and agreement which is not included in (i) but which, to such Person’s knowledge, is reasonably likely to materially and adversely affect such Person or any Property and (z) the Senior Loan Documents.

“Maturity Date” means January 10, 2008, as the same may be accelerated pursuant to the provisions of the Note, Section 13.2 of this Agreement, or applicable law.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the mortgage which is the subject of the Continental Towers Assignment and the Atrium Mortgage.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA to which a Loan Party or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years, or for which a Loan Party or any ERISA Affiliate has any liability, including contingent liability.

“Net Operating Income” means, for the period in question, an amount equal to the Operating Income for such period, less the amount of all Operating Expenses for such period.

Exhibit B - 12

“Note” means a certain Amended and Restated Note dated as of the date of this Agreement in the principal sum of $47,000,000 given by Borrower to Lender, together with any Amendments thereto.

“Notice of Conversion/Continuation” means a notice in the form of Exhibit J attached hereto.

“Obligations” shall have the meaning provided in Section 3.2 hereof.

“Officer’s Certificate” means written certification with respect to a particular matter made by an individual authorized to act on behalf of any Person delivering the certificate and, to the extent applicable, any constituent Person with respect to such Person. Without limiting the foregoing, if the individual signing the certificate is doing so on behalf of a corporation, then such individual shall hold the office of President, Executive Vice President, Senior Vice President, Vice President, Chief Financial Officer or Chief Accounting Officer (or the equivalent) with respect to such corporation. Any such certificate may be based, insofar as it relates to legal accounting, architectural or engineering matters or matters customarily dealt with by experts, upon the written advice of counsel, an accountant, architect, engineer or such expert, as applicable, provided the individual signing the certificate believes in good faith that such reliance is justified.

“Operating Account” shall have the meaning provided in Section 12.1(c) hereof.

“Operating Budget” shall have the meaning set forth in Section 6.5 hereof.

“Operating Expenses” means with respect to any Property, for any period, all expenditures by Manager, any Property Owner or any Loan Party as and to the extent required to be expensed under GAAP during such period in connection with the ownership, operation, maintenance, repair or leasing of such Property and Improvements, including, without limitation or duplication:

(i)           expenses in connection with cleaning, repair, replacement, painting and maintenance;

(ii)          wages, benefits, payroll taxes, uniforms, insurance costs and all other related expenses for employees of Manager, any Property Owner or any Loan Party engaged in repair, operation, maintenance of the Property, or service to tenants, patrons or guests thereof;

(iii)	any management fees and expenses;

(iv)         the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and overtime services;

(v)	the cost of cleaning supplies;

Exhibit B - 13

(vi)         Real Property Taxes and Other Property Charges that are actually paid (from a source other than reserved funds) or reserved for or by or on behalf of any Loan Party;

(vii)       business interruption, liability, casualty and fidelity insurance premiums, provided, however, if any insurance is maintained as part of a blanket policy covering such Property and other properties, the insurance premium included in this subparagraph shall be the premium fairly allocable to such Property;

(viii)      Professional Fees incurred in connection with the ownership, leasing or operation of the Property, including, without limitation, collection costs and expenses;

(ix)	costs and expenses of security and security systems;

(x)	trash removal and exterminating costs and expenses;

(xi)	advertising and marketing costs;

(xii)       costs of environmental audits and monitoring, environmental investigation, remediation or other response actions or any other expenses incurred with respect to compliance with Environmental Laws; and

(xiii)      all other ongoing expenses which in accordance with GAAP are required to be or are included in the relevant Person’s annual financial statements as operating expenses of such Property.

Notwithstanding the foregoing, Operating Expenses shall not include (x) any taxes imposed on such Person’s net income, (y) depreciation or amortization or (z) payments in connection with the Loan or the Senior Notes.

“Operating Income” means with respect to any Property, for any period, all regular ongoing income of any Loan Party during such period from the operation of such Property, including, without limitation:

(i)           all amounts payable as rents (other than Security Deposits) and all other amounts payable under Leases or other third party agreements relating to the ownership and operation of such Property (including, without limitation, all reimbursements by tenants, lessees, licensees and other users of such Property), discounts or credits to such Loan Party, income, interest and other monies directly or indirectly received by or on behalf of or credited to such Loan Party from any Person with respect to such Loan Party’s ownership, use, development, operation, leasing, franchising, marketing or licensing of the Property, and interest income;

(ii)	business interruption insurance proceeds; and

Exhibit B - 14

(iii)         all other amounts which in accordance with GAAP are required to be or are included in such Loan Party’s annual financial statements as operating income of such Property.

“Operating Member” shall have the meaning provided in the Recitals.

“Organizational Documents” means shall mean (i) with respect to a corporation, such Person’s certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock, (ii) with respect to a partnership, such Person’s certificate of limited partnership, partnership agreement, voting trusts or similar arrangements applicable to any of its partnership interests, (iii) with respect to a limited liability company, such Person’s certificate of formation, limited liability company agreement or other document affecting the rights of holders of limited liability company interests, and (iv) any and all agreements between any constituent member, partner or shareholder of any Person, including any contribution agreement or indemnification agreements. In each case, “Organizational Documents” shall include any indemnity, contribution, shareholders or other agreement among any of the owners of the entity in question.

“Other Obligations” shall have the meaning provided in Section 3.2 hereof.

“Other Property Charges” shall have the meaning provided in Section 7.4(a) hereof.

“Ownership Interests” shall have the meaning provided in Section 11.1 hereof.

“Participants” shall have the meaning provided in Section 15.20 hereof.

“Payment Date” shall have the meaning provided in Section 2.5(a) hereof.

“Payment Direction Letter” shall have the meaning provided in Section 4.2(i) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any ERISA Affiliate has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Permits” means all licenses, permits and certificates used or useful in connection with the design and construction, ownership, operation, use or occupancy of the Improvements and/or any Property, including without limitation, building permits, business licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Government Authority.

Exhibit B - 15

“Permitted Debt” means the Debt, and:

(i)	the Senior Loans;

(ii)          Trade Payables, (i) in the case of Holdings and its Subsidiaries, in an aggregate amount not to exceed $6,000,000 at any one time outstanding and (ii) in the case of Borrower and its Subsidiaries, in an aggregate amount not to exceed $1,000,000 at any one time outstanding, in each case which are customarily paid by the obligor thereunder within 60 days of incurrence and in fact not more than 60 days outstanding (unless obligor is properly and in good faith contesting such Trade Payable by appropriate proceedings promptly instituted and diligently conducted in accordance with the provisions of this Agreement), which are incurred in the ordinary course of such Person’s ownership and operation of the Property, in amounts reasonable and customary for similar properties; and

(iii)	real estate taxes; and

(iv)         if required by Lender, Indebtedness pursuant to interest rate hedging agreements which have been approved by Lender.

“Permitted Investments” has the meaning given such term in the Deposit Account Agreement.

“Permitted Liens” means, collectively: (a) the Liens created by the Loan Documents and the Senior Loan Documents or otherwise disclosed on Exhibit F, (b) all Liens, encumbrances and other matters disclosed in the title insurance commitments delivered to Lender prior to Closing and listed in Schedule III attached hereto and which do not in any event have a Material Adverse Effect, (c) Liens, if any, for taxes imposed by any Governmental Authority not yet due or delinquent, and (d) statutory Liens for labor or materials securing sums not yet due and payable.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, subordination, event of default and remedies) that are materially less favorable to the relevant obligor than those applicable to the Indebtedness being replaced, renewed, refinanced or extended and (v) is governed by an intercreditor agreement acceptable to Lender.

“Person” means any individual, sole proprietorship, corporation general partnership, limited partnership, limited liability company or partnership, joint venture,

Exhibit B - 16

association, joint- stock company, bank, trust, estate, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

“Personal Property” shall have the meaning provided in Section 7.6 hereof.

“Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, whether or not terminated, as to which the Borrower or any member of the Controlled Group may have any liability (other than a Multiemployer Plan).

“Pledge Agreements” means the collective reference to the Holdings Pledge Agreement, the 77 West Wacker Pledge Agreement, the Jorie Pledge Agreement, the Deposit Account Agreement, and any other pledge agreement entered into by any Loan Party after the Closing Date, together with any Amendments to any of the foregoing.

“Policies” shall have the meaning provided in Section 4.2(a) hereof.

“Professional Fees” means all fees, costs and expenses of attorneys (including fees billed for law clerks, paralegals and others not admitted to the bar but performing services under the supervision of an attorney and customarily billed to clients and for witness fees and court costs), accountants, appraisers, advisors and consultants and, in each case, including document reproduction expenses, cost of exhibit preparation, courier charges and postal and communication expenses and their other out-of-pocket expenses. The term includes fees and expenses incurred after the filing of a voluntary or involuntary petition in bankruptcy.

“Projections” shall have the meaning provided in Section 6.5 hereof.

“Property” and “Properties” have the meaning set forth in the recitals to this Agreement, and, as the context requires, includes any Improvements or Personal Property located thereon.

“Property Owner” means each of the entities set forth on Exhibit D attached hereto.

“Protective Advance Default Rate” shall have the meaning provided in Section 2.10(b) hereof.

“Rating Agency” means S&P, Moody’s, Duff & Phelps Credit Rating Co. and Fitch Investors Service, L.P. or any successor thereto, and any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Lender or its designers in connection with or in anticipation of a securitization.

“Rating Agency Confirmation” means written confirmation from a Rating Agency that has rated the securities relating to the Loan that a proposed action will not

Exhibit B - 17

result in a withdrawal, qualification, or downgrade of the rating of such securities by such Rating Agency.

“Real Property Taxes” shall have the meaning provided in Section 7.4(a) hereof.

“Refinancing Proceeds” shall have the meaning provided in Section 8.5(b) hereof.

“REIT” shall have the meaning set forth in the Recitals.

“Release Price” shall have the meaning provided in Section 8.5(a).

“Releasing Parties” shall have the meaning provided in Section 15.3.

“Relevant Signatory” shall have the meaning given to such term in Section 9.2 hereof.

“REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Consents” shall have the meaning provided in Section 5.4 hereof.

“Required Items” shall have the meaning provided in Section 4.3 hereof.

“Reserves” means those amounts on deposit or required to be deposited in the Collateral Accounts.

“Restoration” shall have the meaning provided in Section 7.3(a) hereof.

“Revenues” means all income, rents, issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits and other benefits from any Property including, without limitation, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the possession, use or occupancy of all or any portion of any Property or Improvements or Personal Property located thereon, or the rendering of services by any Loan Party or any Subsidiary or Affiliate thereof (including any Property Owner) or an operator or manager of any Property or acquired from others including, without limitation, from the rental of any retail space, commercial space, or other space, stores or offices, including any

Exhibit B - 18

deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, subleases and concession fees and rentals, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance relating to the use, enjoyment or occupancy of such Property, all Bankruptcy Claims, Lease Guaranties, and all proceeds from the sale or other disposition of the Leases, the rents, the Lease Guaranties and the Bankruptcy Claims.

“Securitization” shall have the meaning set forth in Section 15.19 hereof.

“Security Deposits” shall have the meaning provided in Section 7.5(e) hereof.

“Security Documents” shall have the meaning provided in Section 3.1 hereof.

“Senior Lenders” means, collectively, the Persons described in Schedule II to this Agreement, and shall also include the successors and assigns of such Persons.

“Senior Lien” means the liens created by the Senior Loan Documents, securing payment of the Senior Notes, together with any Amendments thereto which have been approved by Lender.

“Senior Loans” means, collectively, each loan by and between a Senior Loan Obligor and a Senior Lender under which the Senior Lender has made advances to such Senior Loan Obligor, pursuant to the terms and conditions of the Senior Loan Documents.

“Senior Loan Agreement” means each agreement between a Senior Loan Obligor and a Senior Lender described on Schedule II hereto, together with Amendments thereto which have been approved in writing by Lender.

“Senior Loan Documents” means the Senior Notes, the Senior Loan Agreements, and all documents, instruments and agreements now existing or hereafter arising which evidence or secure any Senior Loan, together with any Amendments thereto which have been approved in writing by Lender.

“Senior Loan Obligor” means the Borrower or any Subsidiary that is the primary obligor under a Senior Loan Agreement including Continental Towers, L.L.C.

“Senior Note” means that certain promissory note executed by a Senior Loan Obligor in favor of a Senior Lender and described on Schedule II hereto.

“77 West Wacker Pledge Agreement” shall have the meaning set forth in Section 3.1(b) hereof.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

Exhibit B - 19

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Sources and Uses Statement” means a complete description of Borrower’s sources and uses of the proceeds of the Loan, in form and substance satisfactory to Lender and expressly approved by Lender in writing, containing no line items or provisions for payment of any acquisition fees, financing fees, development fees, other fees of any type, brokers’ commissions or related or similar expenses to any Loan Party, Property Owner or any Affiliate of any of the foregoing and which is attached hereto as Exhibit I.

“Subdivision Map” shall have the meaning provided in Section 7.18 hereof.

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Pledgors” shall have the meaning provided in the recitals to this Agreement.

“Taxes” means any taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including interest, penalties or additions thereto), excluding taxes imposed on or measured by the net income of the Lender (including franchise tax, alternative minimum tax, or other tax to the extent such taxes are principally measured on net income) by or within the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Borrower (except for such net income or other taxes which would not be imposed but for the nexus of the Lender arising as a result of the transactions contemplated by this Agreement) or under the laws of which the Lender is organized or from which it makes the Advances or any political subdivision of any thereof.

Exhibit B - 20

“Tenant Improvements” means with respect to any Property, collectively, (i) tenant improvements to be undertaken for any tenant required to be completed by any Loan Party pursuant to the terms of such tenant’s Lease and (ii) allowances to be paid to a tenant pursuant to such tenant’s Lease in connection with such tenant’s construction of its tenant improvements at such Property, but specifically excluding any rent concessions granted to a tenant by any Loan Party or Property Owner.

“Tenant Improvement and Leasing Commission Reserve Account” shall have the meaning provided in Section 2.17(a).

“Tenant Improvement and Leasing Commission Reserve Fund” shall have the meaning provided in Section 2.17(a).

“Tenant Improvement and Leasing Commission Reserve Monthly Deposit” shall have the meaning provided in Section 2.17(a).

“Termination Event” means: (A) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan, except such an event with respect to which notice has been waived by regulation; (B) the withdrawal of a Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) or 4068(f) of ERISA; (C) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; (D) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; (E) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (F) the partial or complete withdrawal of a Loan Party or any ERISA Affiliate from a Multiemployer Plan; (G) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA; (H) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (I) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Title Insurance Policy” means, with respect to any Property, a title insurance policy issued by a title insurance company to any Person.

“Trade Payables” means unsecured amounts payable by or on behalf of any Person for or in respect of the operation of the Properties in the ordinary course, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Properties or such Person.

“Transfer” means any sale, assignment, conveyance, alienation, mortgage, encumbrance, pledge, hypothecation or other transfer, including any swap, derivative or other transaction shifting the risks and rewards of ownership, whether voluntary or involuntary.

Exhibit B - 21

“TRIA” means the Terrorism Risk Insurance Act of 2002, as amended from time to time.

“Unencumbered Asset” means any asset which as of any date of determination, (a) is not subject to any Liens, (b) is not subject to any agreement (including any Material Agreement) which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any assets of such Loan Party, and (c) is not subject to any agreement (including any Material Agreement) which entitles any Person to the benefit of any Lien.

“Uniform Commercial Code” means the collective reference to the Uniform Commercial Code as enacted in the State of New York and the state in which any Property is located.

“Voluntary Bankruptcy Event” means the taking of any of the following actions by any Loan Party with respect to any Bankruptcy Law: (A) commencing or joining in the commencement of a voluntary case, (B) commencing or joining in the commencement of an involuntary case against any other Loan Party, (C) consenting to the entry of an order for relief against it in an involuntary case, (D) seeking or consenting to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, examiner, magistrate, arbitrator, sequestrator (or other similar official) of such Loan Party or of any substantial part of its property, (E) making a general assignment for the benefit of its creditors, (F) colluding directly or indirectly with one or more creditors of it or any other Loan Party to cause any third party to commence an involuntary case against any Loan Party, or to seek the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, examiner, magistrate, conservator, arbitrator, sequestrator (or other similar official) of any Loan Party, Property Owner or any substantial part of its property, (G) admitting in writing its inability to pay its debts as they become due, or (H) the filing of, joinder in, or filing or filing a motion in support of, a motion for the substantive consolidation of any Loan Party or Property Owner with the estate of any other Loan Party, Property Owner or any other Person.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Exhibit B - 22

Exhibit C

Subsidiary Pledgors

- 1

Schedule I

Required Items

Pursuant to Section 4.3, Lender shall have received or waived in writing each of the following Required Items on or before the Closing Date:

(a)   Environmental Reports. An existing environmental questionnaire and Environmental Report and asbestos inspection in respect of each of the Properties and Improvements, with an effective date less than six months before the Closing Date, accompanied by a reliance letter, if necessary, in form and substance satisfactory to Lender permitting Lender to rely on such report and, if applicable, all reports pertaining to storage tank removal and related site clean-up (including closure letter).

(b)   Engineering Report. A current engineering report and engineering certificate with respect of each of the Properties and Improvements, with an effective date less than six months before the Closing Date, a soils report and current seismic reports with respect to the Property and Improvements, with an effective date less than six months before the Closing Date, accompanied by reliance letters in form and substance satisfactory to Lender permitting Lender to rely on such reports.

(c)   Insurance. Valid certificates of insurance for the policies of insurance required under Section 7.2 hereof, and evidence that the premiums in respect of such insurance policies are fully paid. Such certificates shall indicate that the Lender is named as an additional insured on each policy, and that each casualty policy and rental interruption policy contain a payee endorsement in favor of Lender.

(d)   Zoning. With respect to each of the Properties and Improvements (including the construction thereof), at Lender’s option, (i) a zoning opinion in form and substance satisfactory to Lender, or (ii) a zoning letter from the appropriate Governmental Authority evidencing compliance of such Property and Improvements with applicable zoning requirements, (iii) copies of all required zoning, subdivision and environmental permits.

(e)   Permits; Certificates of Occupancy. Copies of all permits necessary for the use and operation of each Property and the certificate(s) of occupancy for each of the Properties and Improvements.

(f)    Leases; Material Agreements. True, complete and correct copies of all Leases, subleases under Leases, current Rent Rolls and all Material Agreements including a certified copy of all Management Agreements which are consistent with Lenders underwriting assumptions as of the date of this Agreement.

(g)   Sources and Uses Statement. A Sources and Uses Statement which evidences that none of the proceeds of the Loan are used to pay acquisition fees, brokers’ commissions or related or similar expenses to any Loan Party, Property Owner or Affiliate of any of the foregoing.

Schedule I - 1

(h)   Disbursement Instructions. Lender (or escrow agent) shall have received a disbursement instruction or escrow letter, signed by an authorized representative of Borrower, irrevocably instructing Lender to fund the proceeds of the Loan being advanced on the Closing Date, to pay (x) costs incurred by Borrower reflected in the Sources and Uses Statement, and (y) all of Lender’s Expenses, incurred and unpaid as of the Closing Date, together with Professional Fees reasonably estimated by Lender’s counsel to be incurred following the Closing Date in the preparation of the closing binders, follow up for any items required to be delivered in connection with the closing and preparation of Disclosure Material and Information specifically relating to the Loan and the Properties.

(i)    Consents, Licenses and Approvals. Copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by any Loan Party, and the validity and enforceability, of the Loan Documents, and which consents, licenses and approvals are in full force and effect.

(j)    Financial Information. Such financial information relating to the Properties, any Property Owner and the Loan Parties as Lender may reasonably request.

(k)   Certified Ownership Structure Chart. A chart detailing the ownership structure of each of the Loan Parties and the Property Owners, accompanied by an Officer’s Certificate by an authorized officer of Holdings.

(l)    Tax Lot. Evidence satisfactory to Lender that each Property constitutes a separate tax lot or lots for conveyance and real estate tax assessment purposes.

(m) Evidence of Payment. Evidence of payment of all taxes, assessments and impact fees applicable to each Property in form satisfactory to the Lender, in Lender’s sole discretion.

(n)   Appraisals. FIRREA compliant appraisals certified to Lender and dated within six (6) months of the Closing Date. Such appraisals must show a ratio of not greater than eighty percent (80%) loan to value when the sum of the Loan Amount and the aggregate amount of all mortgage debt on the Properties is divided by the total appraised as is values of the Properties.

(o)          Operating Statements. Operating Statements for 2002, 2003 and 2004 for each of the Properties.

(p)          Guarantor Financial Statements. Guarantor financial statements for 2005 which include related real estate and flow disclosure reflecting the acquisition of REIT and Holdings.

(q)	Argus Software Files. If available.

(r)           Additional Matters. Such other certificates, reports on the condition of each Property, policies, forms of evidence or other materials, opinions, documents and instruments relating to the Loan or the Loan Parties and the Property

Schedule I - 2

Owners as may have been requested by Lender. All corporate and other documents and all legal matters in connection with the Loan shall be reasonably satisfactory, in form and substance, to Lender.

Schedule I - 3

Schedule 8.5(a)

Property	Release Price
Continental Towers	$39,222,000
Atrium Building	$ 5,027,400
77 West Wacker Drive	$37,278,000
Jorie Plaza	$13,006,164

Schedule I - 4